                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                           CNB FINANCIAL CORPORATION
                          -------------------------------
             (Exact name of registrant as specified in its charter)

        Pennsylvania                       6022                  25-1450605
------------------------------- ---------------------------- ------------------
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)


         1 South Second Street, Clearfield, PA 16830   (814) 765-9621
-------------------------------------------------------------------------------
  (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)

  James P. Moore, 1 South Second Street, Clearfield, PA 16830   (814) 765-9621
------------------------------------------------------------------------------
 (Name, address, including ZIP Code, and telephone number, including area code, of agent for service)

                        _______________________________

                                   Copies to:

          Michael M. Lyons, Esq.               Michael L. Hund, Esq.
          Klett Lieber Rooney & Schorling,     Reed Smith Shaw & McClay, LLP
              A Professional Corporation       213 Market Street
          40/th/ Floor, One Oxford Centre      Harrisburg, Pennsylvania 17108
          Pittsburgh, Pennsylvania 15219

                        _______________________________

  Approximate date of commencement of proposed sale of the securities to the public: as soon as practicable after the effective date of this Registration Statement.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                   -----------------

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                            -----------------

                        CALCULATION OF REGISTRATION FEE


=================================================================================================
Title of each class                           Proposed        Proposed maximum
of securities to be          Amount to be  maximum offering  aggregate offering     Amount of
    registered                registered   price per share*        price*        registration fee
-------------------------------------------------------------------------------------------------
Common Stock,
$1.00 par value per share    237,500 shs.     $19.51158          $4,634,000            $1,405
=================================================================================================

*Estimated in accordance with Rule 457(f)(2) solely for the purpose of computing the registration fee, based on the book value at March 31, 1999 of the securities to be canceled in the transaction.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                           CNB FINANCIAL CORPORATION

              CROSS REFERENCE SHEET TO PROSPECTUS/PROXY STATEMENT

                                                 Location in
               Form S-4 Item                     Prospectus/Proxy Statement
               -------------                     ---------------------------

1.   Forepart of Registration Statement and
       Outside Front Cover Page of Prospectus..  Outside front cover page

2.   Inside Front and Outside Back Cover
       Pages of Prospectus.....................  Table of Contents

3.   Risk Factors, Ratio of Earnings to Fixed
       Charges and Other Information...........  Summary

4.   Terms of the Transaction..................  The Merger; Federal Income
                                                 Tax Consequences of the Merger;
                                                 Description of CNB Common
                                                 Stock; Comparison of Rights of
                                                 Spangler Stockholders and CNB
                                                 Stockholders

5.   Pro Forma Financial Information...........  *

6.   Material Contacts with the Company Being
       Acquired................................  The Merger

7.   Additional Information Required for
       Reoffering by Persons and Parties Deemed
       to Be Underwriters......................  *

8.   Interests of Named Experts and Counsel....  *

9.   Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities.............................  *

10.  Information with Respect to S-3
       Registrants.............................  Summary; CNB Financial
                                                 Corporation

11.  Incorporation of Certain Information by
       Reference...............................  Incorporation of Certain
                                                 Documents by Reference

12.  Information with Respect to S-2 or S-3
       Registrants.............................  *

13.  Incorporation of Certain Information by
       Reference...............................  *

14.  Information with Respect to Registrants
       Other Than S-3 or S-2 Registrants.......  *

15.  Information with Respect to S-3
       Companies...............................  *

16.  Information with Respect to S-2 or S-3
       Companies...............................  *

17.  Information with Respect to Companies
       Other Than S-3 or S-2 Companies.........  Summary; Stock Prices and
                                                 Dividends; Index to Spangler
                                                 Financial Information

18.  Information if Proxies, Consents or
       Authorizations are to be Solicited......  The Spangler Stockholders
                                                 Meeting; The Merger;
                                                 Dissenters' Appraisal Rights

19.  Information if Proxies, Consents or
       Authorizations are not to be Solicited
       or in an Exchange Offer.................  *

________________________
*Not applicable

                      THE FIRST NATIONAL BANK OF SPANGLER
                       1808 Bigler Avenue, P. O. Box 579
                          Spangler, Pennsylvania 15775

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                             To Be Held _____, 1999

       Notice is hereby given that a Special Meeting of the Shareholders of The First National Bank of Spangler ("Spangler") will be held at the office of Spangler, 1808 Bigler Avenue, Spangler, Pennsylvania on ______, 1999 at 11:00 a.m. local time, for the following purposes:

          (1) To consider and vote upon an Agreement and Plan of Merger dated as of April 27, 1999 providing for the merger of Spangler with and into County National Bank, a wholly-owned subsidiary of CNB Financial Corporation, and for the exchange of 95 shares of CNB Financial Corporation common stock for each outstanding share of Spangler common stock. A copy of the Agreement and Plan of Merger is attached to the accompanying Prospectus/Proxy Statement; and

          (2) To transact such other business as may properly come before the meeting.

       The Board of Directors has established the close of business on _______, 1999 as the record date for the determination of shareholders entitled to notice of and to vote at the Special Meeting or any adjournments or postponements thereof.

       IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THIS MEETING REGARDLESS OF THE NUMBER OF SHARES THAT YOU HOLD. PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE,
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING.   YOUR PROXY CAN BE WITHDRAWN BY
YOU AT ANY TIME BEFORE IT IS VOTED BY NOTICE TO THE SECRETARY OF SPANGLER, OR BY APPEARING AT THE MEETING AND VOTING IN PERSON.

                         By Order of the Board of Directors,


                         ALLAN J. KIRSCH
                         Cashier

__________, 1999

       YOUR ATTENTION IS DIRECTED TO THE PROSPECTUS/PROXY STATEMENT ACCOMPANYING THIS NOTICE OF SPECIAL MEETING OF SHAREHOLDERS.

       SPANGLER'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS OF SPANGLER VOTE TO APPROVE THE MERGER AGREEMENT. FAILURE TO VOTE IS EQUIVALENT TO VOTING AGAINST THE MERGER AGREEMENT.

                                   PROSPECTUS
                         237,500 Shares of Common Stock
                           CNB Financial Corporation
                          ____________________________
                                PROXY STATEMENT
                   for Special Meeting of The First National
                         Bank of Spangler Stockholders
                        to be held _____________ , 1999

  This Prospectus/Proxy Statement relates to the consideration of the Agreement and Plan of Merger dated as of April 27, 1999 (the "Merger Agreement") between CNB Financial Corporation, a Pennsylvania corporation ("CNB"), and County National Bank, a national banking association and a wholly-owned subsidiary of CNB ("County"), and The First National Bank of Spangler, a national banking association ("Spangler"), which is attached to this Prospectus/Proxy Statement as Appendix A. The Merger Agreement provides for the merger of Spangler into County (the "Merger") and the issuance of shares of CNB common stock, $1.00 par value per share ("CNB Common Stock"), to the stockholders of Spangler upon the consummation of the Merger. This Prospectus/Proxy Statement is first being mailed to the stockholders of Spangler on or about ____________ , 1999.

  This Prospectus/Proxy Statement is a prospectus of CNB relating to its offering of shares of CNB Common Stock to the Spangler stockholders. If the Merger Agreement is approved by the requisite vote of Spangler stockholders, and if, following the satisfaction of certain other conditions, the Merger is consummated, each issued and outstanding share of Spangler common stock, $20.00 par value per share ("Spangler Common Stock"), other than shares held by Spangler stockholders who exercise their rights as dissenters, will be converted into the right to receive 95 shares of CNB Common Stock, on the terms and subject to the limitations described herein and in the Merger Agreement. See "THE MERGER."

  This Prospectus/Proxy Statement is being furnished to the stockholders of Spangler in connection with the solicitation of proxies by the Board of Directors of Spangler for use at a special meeting of stockholders of Spangler to be held at ___ __ a.m., local time, on ________________ , 1999, at
________ , and at any adjournment or postponement thereof.

  Based on (i) 2,500 shares of Spangler Common Stock outstanding on
__________ , 1999, (ii) an exchange ratio of 95 shares of CNB Common Stock for each share of Spangler Common Stock, and (iii) the existence of no dissenting Spangler stockholders, a maximum of 237,500 shares of CNB Common Stock will be issued as a result of the Merger, which represent approximately 6.48% percent of the maximum number of shares of CNB Common Stock that would be outstanding immediately after the Merger.
                          ____________________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS/PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          ____________________________

  The date of this Prospectus/Proxy Statement is ________ , 1999.

  This Prospectus/Proxy Statement incorporates important business and financial information about CNB and County that is not included in or delivered with this Prospectus/Proxy Statement. Such information is available without charge to the Spangler stockholders upon written or oral request directed to CNB Financial Corporation, 1 South Second Street, Clearfield, PA 16830 (telephone (814) 765-
9621), attention: Treasurer. To obtain timely delivery of such information in advance of the meeting of the Spangler stockholders, any such request should be made prior to _____________, 1999.

                         ______________________________


                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
AVAILABLE INFORMATION.....................................................   4
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...........................   5
SUMMARY...................................................................   6
 The Parties..............................................................   6
 Recent Developments......................................................   6
 CNB Selected Financial Data..............................................   7
 The Spangler Stockholders Meeting........................................   8
 Vote Required............................................................   8
 The Merger...............................................................   9
 Management and Operations After the Merger...............................  14
 Stock Prices and Dividends...............................................  14
 Federal Income Tax Consequences..........................................  15
 Resale of CNB Common Stock...............................................  15
 Dissenters' Appraisal Rights.............................................  15
 Comparison of Stockholder Rights.........................................  16
THE SPANGLER STOCKHOLDERS MEETING.........................................  16
 Purpose of Meeting.......................................................  16
 Date and Time of Meeting.................................................  16
 Voting...................................................................  16
 Certain Stockholders of Spangler.........................................  17
CNB FINANCIAL CORPORATION.................................................  18
 Business.................................................................  18
 Competition..............................................................  19
 Supervision and Regulation...............................................  19
 Monetary Policies........................................................  23
 Property.................................................................  23
 Employees................................................................  23
 Legal Proceedings........................................................  23
THE MERGER................................................................  23
 General..................................................................  23
 Merger Consideration.....................................................  24
 Background of the Merger.................................................  24
 Spangler Board's Reasons for the Merger..................................  25

 Opinion of Spangler Financial Advisor....................................  26
 CNB Board's Reasons for the Merger.......................................  28
 Recommendation of the Spangler Board.....................................  29
 Effective Time; Closing Date.............................................  29
 Exchange of Certificates by Spangler Stockholders........................  29
 Dividends................................................................  30
 Conduct of Spangler Business.............................................  30
 Regulatory Approval......................................................  31
 Conditions to Effecting the Merger.......................................  32
 Termination..............................................................  33
 Waiver and Amendment.....................................................  33
 Expenses.................................................................  34
 Accounting Treatment.....................................................  34
 Interest of Certain Persons in the Merger................................  34
MANAGEMENT AND OPERATIONS OF CNB AFTER THE MERGER.........................  35
 Directors and Executive Officers.........................................  35
 Operations After the Merger..............................................  35
STOCK PRICES AND DIVIDENDS................................................  35
FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.............................  36
RESALE OF CNB COMMON STOCK................................................  37
DISSENTERS' APPRAISAL RIGHTS..............................................  37
 Valuation of Shares......................................................  38
DESCRIPTION OF CNB COMMON STOCK...........................................  39
COMPARISON OF RIGHTS OF SPANGLER STOCKHOLDERS
 AND CNB STOCKHOLDERS.....................................................  39
 General..................................................................  40
 Preemptive Rights........................................................  40
 Election of Directors....................................................  40
 Amendment of Charter.....................................................  40
 Amendment of Bylaws......................................................  41
 Mergers and Other Fundamental Transactions...............................  41
 Dividends................................................................  41
 Dissenters' Appraisal Rights.............................................  41
 Stockholder Action Without a Meeting.....................................  42
 Meetings of Stockholders.................................................  42
 Derivative Suits.........................................................  42
 Fiduciary Duty, Liability and Indemnification of Directors and Officers..  42
 Statutory Antitakeover Provisions........................................  44
EXPERTS...................................................................  45
LEGAL MATTERS.............................................................  45
INDEX TO SPANGLER FINANCIAL INFORMATION...................................  46
APPENDIX A - Agreement and Plan of Merger.................................  A-1
APPENDIX B - Opinion of Danielson Associates Inc..........................  B-1
APPENDIX C - Statutory Dissenters' Appraisal Rights.......................  C-1

                             AVAILABLE INFORMATION

  CNB is subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by CNB can be inspected and copied at Room 1024 of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's Regional Offices in New York (7 World Trade Center, 13/th/ Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661), and the public may read and copy such materials at the Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the Commission. The address of that site is http://www.sec.gov.

  CNB has filed with the Commission a Registration Statement on Form S-4 (together with any amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the CNB Common Stock issuable in connection with the Merger. This Prospectus/Proxy Statement does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information about CNB and the CNB Common Stock, reference is made to the Registration Statement. The Registration Statement, including the exhibits filed or incorporated by reference as a part thereof, may be inspected without charge at the public reference facilities of the Commission at 450 Fifth Street,
N. W., Washington, D.C. 20549, and copies may be obtained from the Commission at prescribed rates. Although CNB and Spangler believe the statements or summaries contained in this Prospectus/Proxy Statement or in any document incorporated by reference herein as to the contents of any contract or other document referred to herein or therein contain a description of the material provisions of such contract or other document, these statements or summaries are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement or such other document, each such statement being qualified in all respects by such reference.

  NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS/PROXY STATEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS/PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED BY THIS PROSPECTUS/PROXY STATEMENT, NOR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO ANY PERSON TO WHOM IT WOULD BE UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION OF AN OFFER OR PROXY SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS/PROXY STATEMENT NOR THE DISTRIBUTION OF ANY OF THE SECURITIES COVERED HEREBY AT ANY TIME SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF CNB OR SPANGLER SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS/PROXY STATEMENT.

  All information contained in this Prospectus/Proxy Statement with respect to CNB and County and their respective directors and officers has been supplied by CNB, and all information with respect to Spangler and its directors and officers has been supplied by Spangler.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, filed by CNB with the Commission, are incorporated in this Prospectus/Proxy Statement by reference: (i) Annual Report on Form 10-K for the year ended December 31, 1998; (ii) Quarterly Report on Form 10-Q for the quarter ended March 31, 1999; (iii) two Current Reports on Form 8-K, both dated May 10, 1999.

  All reports and definitive proxy or information statements filed by CNB pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus/Proxy Statement and prior to the date of the special meeting of Spangler stockholders shall be deemed to be incorporated by reference into this Prospectus/Proxy Statement from the dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated in this Prospectus/Proxy Statement shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement.

  Copies of CNB's documents incorporated by reference (excluding exhibits unless such exhibits are specifically incorporated by reference into the information incorporated herein) that are not presented herein or delivered herewith will be provided by first class mail without charge to each person, including any beneficial owner, to whom a Prospectus/Proxy Statement is delivered, upon oral or written request. Requests for such documents should be directed to CNB Financial Corporation, 1 South Second Street, Clearfield, PA 16830 (telephone (814) 765-9621), attention: Treasurer. In order to ensure timely delivery of the documents in advance of the Spangler stockholders' meeting, any such request should be made prior to ______________, 1999.

                                    SUMMARY

  The following is a summary of certain information contained elsewhere in this Prospectus/Proxy Statement. This summary does not purport to be complete and is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus/Proxy Statement. Stockholders are urged to read carefully the entire Prospectus/Proxy Statement including the Appendices.

  Certain information and statements contained in this Prospectus/Proxy Statement are "forward looking statements," such as statements relating to future financial results, plans for future business development activities, capital spending or financing services, capital structure and the effects of regulation and competition, and are thus prospective. Potential risks and uncertainties include, but are not limited to, the interest rate environment, the effect of federal and state banking and tax regulations, the effect of economic conditions, the impact of competitive products and pricing, and other risks described herein and as detailed from time to time in CNB's filings with the Commission.


The Parties

  CNB.  CNB is a bank holding company registered under the federal Bank
Holding Company Act of 1956, as amended (the "BHCA"). It was incorporated in the Commonwealth of Pennsylvania on September 12, 1983. CNB's principal executive offices are located at 1 South Second Street, Clearfield, Pennsylvania 16830, and its telephone number is (814) 765-9621.

  CNB owns all of the issued and outstanding capital stock of County, a national banking association formed in 1934 under the national banking act ("NBA") with its main office located in Clearfield, Pennsylvania. County is engaged in commercial and retail banking and offers a broad range of lending, leasing, depository and related financial services including accepting deposits; commercial and industrial, consumer and real estate lending; trust services; safe deposit box operations; and other banking services tailored for individual, commercial and industrial, and governmental customers. At May 31, 1999, County had approximately 193 full time equivalent employees operating in 16 offices located in western Pennsylvania.

  As of March 31, 1999, CNB had total consolidated assets of approximately $458 million and its ratio of total risk-based capital to risk-weighted assets was 12.53%. CNB's fiscal year ends December 31.

  See "CNB FINANCIAL CORPORATION."

  Spangler. Spangler is a national banking association which was formed in 1904 under the NBA. Spangler's executive offices and banking activities are located at 1808 Bigler Avenue, Spangler, Pennsylvania 15775, and its telephone number is
(814) 948-6410.  Spangler has no branch offices.

  Spangler has nine full time equivalent employees. Spangler offers a full range of banking services including checking accounts, savings accounts, time deposit accounts, commercial, mortgage and installment loans, money order services, safe deposit boxes and other incidental banking services normally offered by commercial banks.

Recent Developments

  On May 4, 1999, County and PNC Bank, N.A. entered into a definitive agreement for County to purchase four PNC Bank branch banks located in Northwest Pennsylvania for a purchase price of $9.6 million. Through this acquisition, County will acquire approximately $113 million in deposits, approximately $27 million in consumer and small business loans, and related fixed assets, leases and safe deposit business. PNC Bank will retain the large corporate, brokerage, trust, merchant services and mortgage customers of those branches. The transaction is subject to regulatory approval and is expected to close by September 30, 1999.

  The selected consolidated financial data below should be read in conjunction with CNB's Consolidated Financial Statements and notes thereto. The selected consolidated financial data of CNB for the five years ended December 31, 1998 have been derived from the audited Consolidated Financial Statements of CNB which are included in its Annual Report on Form 10-K and incorporated herein by reference.

                           CNB Financial Corporation
                            Selected Financial Data
                 (dollars in thousands, except per share data)


                                                                                         Year Ended December 31,
                                                         Three Months Ended  ------------------------------------------------
                                                            March 31, 1999   1998       1997       1996       1995       1994
                                                            --------------   ----       ----       ----       ----       ----
                                                              (unaudited)
  Interest income
   Loans including fees                                         $  6,186   $ 23,466   $ 21,512   $ 18,231   $ 16,849   $ 14,813
   Deposits with banks                                                 3         12          1          -          1         91
   Federal funds sold                                                121        262        209         87         81         43
   Investment securities:
     U.S. treasury securities                                        138        755        886        854        747        729
     Securities of U.S. government agencies and corporations         536      2,502      1,662      1,755      1,480      1,060
     Obligations of states and political subdivisions                473      1,410      1,302      1,294      1,222      1,238
     Other securities                                                258        693        633        837      1,038      1,194
                                                                --------   --------   --------   --------   --------   --------
   Total interest income                                        $  7,715     29,100     26,205     23,058     21,418     19,168

  Interest expense
     Deposits                                                      3,425     12,562     11,392      9,421      8,946      6,986
     Other borrowings                                                271        934        430        376        277        239
                                                                --------   --------   --------   --------   --------   --------
     Total interest expense                                        3,696     13,496     11,822      9,797      9,223      7,225

  Net interest income                                              4,019     15,604     14,383     13,261     12,195     11,943
  Provision for loan losses                                          150        675        900        600        380        525
                                                                --------   --------   --------   --------   --------   --------
  Net interest income after provision
     for loan losses                                               3,869     14,929     13,483     12,661     11,815     11,418

  Other income                                                       685      3,027      2,686      1,875      1,943      1,510
  Other expenses                                                   3,335     11,527     10,422      8,960      8,768      8,082
                                                                --------   --------   --------   --------   --------   --------
  Income before taxes and cumulative effect adjustment             1,219      6,429      5,747      5,576      4,990      4,846

  Applicable income taxes                                            230      1,682      1,445      1,450      1,173      1,137
                                                                --------   --------   --------   --------   --------   --------
  Income before cumulative effect adjustment                         989      4,747      4,302      4,126      3,817      3,709
  Cumulative effect adjustment                                         -          -          -        156          -          -
                                                                --------   --------   --------   --------   --------   --------
     Net income                                                 $    989   $  4,747   $  4,302   $  4,282   $  3,817   $  3,709
                                                                ========   ========   ========   ========   ========   ========

  Per share data
     Income before cumulative effect adjustment                 $   0.29   $   1.38   $   1.25   $   1.20   $   1.11   $   1.08
     Cumulative effect adjustment                               $      -   $      -   $      -   $   0.05   $      -   $      -
     Net income                                                 $   0.29   $   1.38   $   1.25   $   1.25   $   1.11   $   1.08
     Dividends declared                                         $   0.20   $   0.72   $   0.68   $   0.62   $   0.58   $   0.54
     Book value per share at year end                              12.90   $  13.00   $  12.25   $  11.53   $  10.90   $  10.02

  At end of period
     Total assets                                               $458,104   $436,852   $372,867   $327,008   $297,523   $269,698
     Investment securities                                       116,131    107,803     77,032     78,696     75,928     71,314


     Loans, net of unearned discount                             299,132    288,389    263,902    223,103    200,038    181,789
     Allowance for loan losses                                     3,268      3,100      2,849      2,473      2,145      2,033
     Deposits                                                    386,829    370,814    319,473    270,056    255,787    230,641
     Shareholders' equity                                         44,199     44,781     42,208     39,716     37,543     34,515

  Key ratios
     Return on average assets                                       0.89%      1.20%      1.23%      1.40%      1.36%      1.39%
     Return on average equity                                       9.15%     10.87%     10.57%     11.73%     10.58%     11.07%
     Loan to deposit ratio                                         77.33%     77.77%     82.02%     81.70%     77.36%     77.94%
     Dividend payout ratio                                         68.97%     52.26%     54.46%     49.88%     52.36%     50.18%
     Average equity to average assets ratio                         9.62%     11.08%     11.64%     12.59%     12.86%     12.43%

The Spangler Stockholders Meeting

  A special meeting of the stockholders of Spangler will be held on ______________, 1999 at ____ a.m., eastern time, at ____________________ for the purpose of voting on a proposal that the Merger Agreement be ratified and confirmed (the "Meeting"). The stockholders will also be asked to approve a proposal to adjourn the Meeting if necessary to permit further solicitation of proxies if there are not sufficient votes at the time of the Meeting to ratify and confirm the Merger Agreement. Only holders of record of Spangler Common Stock at the close of business on ______________, 1999 (the "Record Date") are entitled to notice of and to vote at the meeting. See "THE SPANGLER STOCKHOLDERS MEETING."

Vote Required

  Ratification and confirmation of the Merger Agreement will require the affirmative vote of the stockholders of Spangler owning at least two-thirds of the outstanding shares of Spangler Common Stock. As of the Record Date, there were 2,500 shares of Spangler Common Stock outstanding, of which 34.2% was beneficially owned by the directors and officers of Spangler. Neither CNB or County nor any of their directors or officers beneficially own any shares of Spangler Common Stock.

  Stockholders who submit a proxy may revoke it at any time before it is voted by filing with the Secretary of Spangler an instrument revoking the proxy or by submitting a new, duly executed proxy, or by attending the meeting and voting in person. Attendance at the meeting will not by itself revoke the proxy.

  The directors and officers of Spangler beneficially own a total of 936 shares of Spangler Common Stock and have agreed to vote in favor of the Merger Agreement the 298 shares as to which they have sole voting power and have also agreed to use their best efforts to have voted in favor of the Merger Agreement the remaining 638 shares beneficially owned by them.

  The Board of Directors of Spangler has approved the Merger Agreement and recommends that the stockholders of Spangler ratify and confirm the Merger Agreement. The respective Boards of Directors of CNB and County have approved the Merger Agreement. The Merger Agreement need not and will not be submitted to the stockholders of CNB for their approval.

The Merger

  The following includes a brief summary of certain provisions of the Merger Agreement, which is appended hereto as Appendix A and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

  General. Pursuant to the Merger Agreement, Spangler will be merged with and into County, with County being the surviving entity. Unless the Merger Agreement has been terminated as provided below, the Merger will become effective upon the close of business on the day selected by CNB and Spangler and approved by the Office of the Comptroller of the Currency (the "OCC") or, in the absence of such agreement, on the first business day after the last to occur of:
(i) the receipt of all approvals and consents of government regulatory authorities as legally required to consummate the Merger and the expiration of all statutory waiting periods and (ii) the ratification and confirmation of the Merger Agreement by the Spangler stockholders (the "Effective Time"). It is presently contemplated that the Effective Time will be as soon as practicable following the fulfillment or waiver of each of the conditions to the Merger.

  Merger Consideration. Subject to the terms and conditions set forth in the Merger Agreement, each share of Spangler Common Stock issued and outstanding immediately prior to the Merger (except shares held by Spangler stockholders who have perfected their dissenters' appraisal rights) will be converted into the right to receive 95 shares of CNB Common Stock, subject to appropriate adjustment in the event of any split, combination, stock dividend or similar event with respect to shares of CNB Common Stock effected by CNB prior to the Effective Time (the "Conversion Ratio").

  No fractional shares will be issued by CNB, and CNB will pay cash for any fractional shares resulting from the Merger in an amount equal to the product of the fraction of one share of CNB Common Stock multiplied by the "Measurement Price," which is defined as the trading price of one share of CNB Common Stock as measured by the average of the bid and asked prices for the 20 trading days (i.e., days on which such stock is actually traded) ended on the date that is ten business days prior to the Merger.

  Based solely on the closing price of the CNB Common Stock on the Nasdaq National Market on _________, 1999 of $_________, the market value of the merger consideration to be received by Spangler stockholders would be $_____ per share of Spangler Common Stock.

  Spangler Board's Reasons for the Merger. In its deliberations with respect to the proposed Merger, the Spangler Board, with the assistance of Danielson Associates Inc. ("Danielson"), its financial advisory, considered a variety of factors, including the following: (i) The financial terms of the Merger, including the value of the consideration offered, its relationship to book value, the prices paid in comparable transactions, relative earnings per share, historical dividend payments and stockholders' equity of CNB and Spangler, and the ability to continue to pay semi-annual dividends to Spangler's stockholders pending the consummation of the Merger. The Spangler Board also considered the fact that CNB Common Stock is more widely held than the Spangler Common Stock and more actively traded than the Spangler Common Stock because of the larger number of shares, lower per share trading price and listing on the Nasdaq National Market; (ii) The future prospects of Spangler and possible alternatives to the proposed Merger, including the prospects of continuing as an independent institution. The Spangler Board considered the timing of the offer and the prospects for receiving a better financial offer from another institution. The Spangler Board was concerned that Spangler's market area was not likely to engender a great deal of interest by financial institutions trying to enter the market area as evidenced by certain attempted sales of bank branches by institutions desiring to withdraw from Spangler's market area; (iii) The opinion of Danielson that the terms of the Merger as provided in the Merger Agreement are fair, from a financial point of view, to Spangler's stockholders;
(iv) Information with respect to the financial condition, results of operations, business and prospects of Spangler and the current industry, economic, and market conditions, as well as the risks associated with achieving those prospects; (v) The fact that the Merger is intended to qualify as a tax-free reorganization to Spangler's stockholders; (vi) The business and financial condition and earnings prospects of CNB, the potential growth in CNB Common Stock, the competence, experience, and integrity of CNB and its management; and (vii) The likelihood of the proposed Merger being approved by appropriate regulatory authorities.

  Each of the above factors support, directly or indirectly, the determination of the Spangler Board to approve and recommend the proposed Merger. The Spangler Board did not quantify or attempt to assign relative weights to the specific factors considered in reaching its determination. The Spangler Board placed special emphasis, however, on the consideration payable in the proposed Merger and the receipt of a favorable fairness opinion from Danielson.

  Opinion of Spangler's Financial Advisor. Spangler retained Danielson to advise the Spangler Board as to its "fair" sale value and the fairness to its stockholders of the financial terms of the offer to acquire Spangler. Danielson was selected by Spangler because of its knowledge of, expertise with, and reputation in the financial services industry. In such capacity, Danielson reviewed the Merger Agreement with respect to the pricing and other terms and conditions of the Merger, but the decision as to accepting the offer was ultimately made by the Spangler Board.

  Danielson rendered its oral opinion to the Spangler Board, which it subsequently confirmed in writing, that as of the date of such opinion, the financial terms of the CNB offer were "fair" to Spangler and its stockholders.

  In arriving at its opinion, Danielson (i) reviewed certain business and financial information relating to Spangler and CNB, including annual reports for the fiscal year ended December 31, 1998 and call report data from 1990 to 1998 and quarterly reports for 1998; (ii) discussed the past and current operations, financial condition and prospects of Spangler with its senior executives; (iii) analyzed the pro forma impact of the Merger on CNB's earnings per share, capitalization, and financial ratios; (iv) reviewed the reported prices and trading activity for the CNB Common Stock and compared it to similar bank holding companies; (v) reviewed and compared the financial terms, to the extent publicly available, with comparable transactions; (vi) reviewed the Merger Agreement and certain related documents; and (vii) considered such other factors as were deemed appropriate.

  In arriving at its opinion, Danielson performed a variety of financial analyses, including pro forma merger analysis, comparable companies, and comparable transaction analysis. See "THE MERGER - Opinion of Spangler's Financial Advisor."

  In its analyses, Danielson made certain assumptions with respect to industry performance, business and economic conditions, and other matters, many of which were beyond Spangler's or CNB's control. Any estimates contained in Danielson's analyses are not necessarily indicative of the future results of value, which may be significantly more or less favorable than such estimates. Estimates of the value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

  The full text of the opinion of Danielson dated as of April 20, 1999, which sets forth assumptions made and matters considered, is attached to this Prospectus/Proxy Statement as Appendix B. Spangler's stockholders are urged to read this opinion in its entirety. Danielson's opinion is directed only to the consideration to be received by Spangler's stockholders in the Merger and does not constitute a recommendation to any Spangler stockholder as to how such stockholder should vote at the Meeting.

  CNB Board's Reasons for the Merger. CNB's strategy for increasing long-term value for CNB stockholders has been to build a banking organization primarily focused on the western Pennsylvania banking market composed of Clearfield, Cambria, Centre, Elk, Jefferson and McKean counties that continuously gains efficiency, spreads costs over a growing asset base and provides innovative products and services over a growing customer base. By acquiring Spangler, CNB will expand its operations into Cambria County. Following the Merger, CNB will operate 17 offices in western Pennsylvania. The acquisition of Spangler is consistent with CNB's strategy of focusing its growth primarily on this area of Pennsylvania.

  Recommendation of the Spangler Board. The Spangler Board has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and has determined that the Merger is fair to, and in the best interests of, Spangler and its stockholders.

  THE SPANGLER BOARD UNANIMOUSLY RECOMMENDS THAT SPANGLER STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY AND CONFIRM THE MERGER AGREEMENT.

  Exchange of Certificates by Spangler Stockholders. After the mailing to Spangler stockholders of this Prospectus/Proxy Statement, CNB will mail or cause to be mailed to the Spangler stockholders transmittal materials for use in surrendering the stock certificates representing the shares of Spangler Common Stock held by them (the "Spangler Certificates") and provide instructions for the transmittal of the Spangler Certificates.

  SPANGLER STOCKHOLDERS SHOULD NOT SEND IN THEIR SPANGLER CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL MATERIALS FROM CNB.

  Following the Merger, upon the delivery by a Spangler stockholder of all necessary transmittal materials and the Spangler Certificate and satisfactory proof of ownership of shares not represented by certificates, there will be mailed to such stockholder a stock certificate or certificates representing shares of CNB Common Stock (the "CNB Certificates") and a check for the amount representing any fractional shares of CNB Common Stock. No dividends or other distributions declared after the Effective Time with respect to CNB Common Stock payable to the holders of record thereof after the Effective Time will be paid to the holder of any unsurrendered Spangler Certificate until the holder of record shall deliver such Spangler Certificate, along with the transmittal materials, to CNB.

  Dividends. The Merger Agreement provides that the parties intend and expect the stockholders of Spangler to continue to receive dividends in the ordinary course; consequently, if in view of the scheduled Effective Time in relation to the record dates of the dividends declared by Spangler and by CNB, the stockholders of Spangler would otherwise be deprived of a quarterly dividend from either Spangler or CNB, then upon the approval by CNB, which approval shall not be unreasonably withheld, Spangler shall be entitled to declare and pay a dividend to its stockholders in an amount based on its most recent prior dividend paid and the amount of the CNB dividend that its stockholders were foreclosed from receiving purely as a result of the timing of the Effective Time.

  Conduct of Spangler Business. Spangler has agreed in the Merger Agreement that until the Effective Time it will conduct its business only in the usual and ordinary course and in substantially the same manner as previously conducted and will not engage in certain types of transactions. See "THE MERGER - Conduct of Spangler Business."

  In addition, Spangler has agreed that until the Effective Time it will not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other agent or representative of Spangler, directly or indirectly, to (i) initiate contact with any person or entity in an effort to solicit, initiate or encourage any "Takeover Proposal" (defined as any proposal for a merger or other business combination involving Spangler or for the acquisition of a substantial equity interest in Spangler, or for the acquisition of a substantial portion of the assets of Spangler), (ii) cooperate with, or furnish or cause to be furnished any non-public information concerning the assets, operations, business, properties, prospects, or condition (financial or otherwise) of Spangler to any person or entity in connection with any Takeover Proposal, (iii) negotiate or discuss any Takeover Proposal with any person or entity, or (iv) enter into any agreement or agreement in principle as to any Takeover Proposal.

  Regulatory Approval. The Merger is subject to the prior approval of the OCC. CNB filed an application for approval of the Merger with the OCC on May 27, 1999 and anticipates obtaining approval during the third quarter of 1999. There can be no assurance as to the timing of such approval or that the OCC will approve the Merger.

  The OCC, when considering a transaction such as the Merger, must take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal stockholders), and the future prospects of the existing and proposed institutions and the convenience to and the needs of the communities to be served. In considering financial resources and future prospects, the OCC will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction and of the resulting institutions. In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the OCC must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

  The OCC will furnish notice and a copy of the application for approval of the Merger to the Federal Deposit Insurance Corporation (the "FDIC"), the United States Department of Justice (the "DOJ") and the appropriate Federal Reserve Bank. These agencies have thirty days to submit their views and recommendations to the OCC. Furthermore, applicable federal law provides for the publication of notice and public comment on applications filed with the OCC and authorizes such agency to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger. In addition, under federal law, a period of 30 days (or, with the consent of the OCC and the DOJ, 15 days) must expire following approval by the OCC before the Merger may be consummated, within which period the DOJ may file objections to the Merger under the federal antitrust laws. The DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger. While CNB believes that the likelihood of such action by the DOJ is remote in this case, there can be no assurance that the DOJ will not initiate such a proceeding.

  Conditions to Effecting the Merger.   The obligations of CNB and Spangler to
consummate the Merger are subject to the usual and customary conditions. See "THE MERGER - Conditions to Effecting the Merger." In addition, the obligation of CNB and County to effect the Merger is conditioned upon each of the following: (i) receipt of a comfort letter, dated within five business days prior to the closing date, from Spangler's independent certified public accountants, in customary form, as to Spangler's financial statement matters;
(ii) the other parties to Spangler's contracts give their consent to the Merger, to the extent that the contracts may require such consent; (iii) Spangler has not more than 2,500 shares of common stock, and no other equity securities or rights to acquire equity securities, outstanding at the Effective Time; (iv) the directors and officers of Spangler shall have submitted their resignations, effective as of the Effective Time; (v) the Measurement Price does not exceed $39.00, as appropriately adjusted for any CNB stock splits, reverse stock splits, stock dividends, recapitalizations or similar events; and (vi) the number of shares of Spangler Common Stock that are voted against the Merger Agreement, plus the number of shares of Spangler Common Stock as to which the record holders serve notice of their dissent from the Merger Agreement, (without double-counting such shares) does not exceed 10% of the Spangler Common Stock outstanding immediately prior to the Merger.

  In addition, the obligation of Spangler to effect the Merger is conditioned upon (i) receipt of an opinion of its counsel, dated the closing date, that the Merger will be treated for federal income tax purposes as a tax-free reorganization with respect to the Spangler stockholders and (ii) the Measurement Price not being less than $28.00, as appropriately adjusted for any CNB stock splits, reverse stock splits, stock dividends, recapitalizations or similar events.

  Termination. The Merger Agreement may be terminated by any of the parties at any time prior to the Effective Time, whether before or after approval by the stockholders of Spangler, if (i) the stockholders of Spangler shall not have approved the Merger Agreement by September 30, 1999, (ii) final regulatory approvals have not been obtained by September 30, 1999, or (iii) the Merger shall not have occurred by October 31, 1999, unless otherwise agreed in writing by the parties.

  In addition, the Merger may be terminated at any time prior to the Effective
Time: (i) by the mutual consent in writing of CNB and Spangler duly authorized by Board action of each of them; (ii) by CNB if (A) one or more of the conditions to its obligation to effect the Merger have not been satisfied (through no fault of CNB or County) by September 15, 1999 and such conditions are not waived by CNB or (B) there has been a material breach on the part of Spangler of any representation, warranty or agreement contained in the Merger Agreement which cannot be or has not been cured within 30 days after written notice by CNB to Spangler of such breach (provided that CNB or County is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement); (iii) by Spangler if (A) one or more of the conditions to its obligation to effect the Merger have not been satisfied (through no fault of Spangler) by September 15, 1999, and such conditions are not waived by Spangler or (B) there has been a material breach on the part of CNB or County of any representation, warranty or agreement contained in the Merger Agreement which cannot be or has not been cured within 30 days after written notice by Spangler to CNB of such breach (provided that Spangler is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement); or (iv) by Spangler in the event that CNB or County enters into an agreement to sell all or substantially all of its assets or stock or to merge with a third party.

  Waiver and Amendment. The Merger Agreement provides that CNB, County or Spangler may, in writing, waive any condition to its obligation to consummate the transactions contemplated by the Merger Agreement, except those conditions that are required by applicable law, such as governmental approvals and approval of the Merger Agreement by the requisite vote of the Spangler stockholders.

  The Merger Agreement may be amended at any time by written agreement signed by the party against whom enforcement of the amendment is sought; provided, however, that after the Spangler stockholders have approved the Merger Agreement, there can be no amendment which, in the judgment of CNB, County or Spangler, would have a materially adverse effect on the rights of the Spangler stockholders.

  Expenses. The Merger Agreement provides that each party will bear and pay all costs and expenses incurred by it or on its behalf in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including the fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel; provided, however, that (i) if the Merger Agreement is terminated by Spangler because of a material breach by CNB or

County of any of their representations, warranties or agreements in the Merger Agreement, or by CNB because of a material breach by Spangler of any of its representations, warranties or agreements in the Merger Agreement, the party terminating the Merger Agreement will be entitled to reimbursement from the other party for the costs and expenses actually and reasonably incurred by it, but not to exceed $40,000, and (ii) in the event the Merger Agreement is not approved by the stockholders of Spangler by the requisite vote, CNB and County will be entitled to such reimbursement from Spangler, but not to exceed $75,000.

  Accounting Treatment. CNB and Spangler undertake and agree in the Merger Agreement to use their best efforts to cause the Merger to qualify for "pooling of interests" accounting treatment. CNB and Spangler believe that the Merger will qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, CNB will restate at the Effective Time its consolidated financial statements to include the assets, liabilities, stockholders' equity and results of operations of Spangler. It is anticipated that following the Merger the fiscal year of CNB will remain the calendar year.

Management and Operations after the Merger

  The directors and executive officers of CNB immediately prior to the Merger will continue as the directors and executive officers of CNB after the Merger. In addition, no change is anticipated in the business and operations of CNB or County as a result of the Merger.

Stock Prices and Dividends

  The Spangler Common Stock is not publicly traded. The CNB Common Stock is traded on the Nasdaq National Market (Symbol: CCNE). The book value per share of Spangler Common Stock at March 31, 1999 was $1,853.70.

  The following table sets forth the last reported sale price per share of CNB Common Stock on the Nasdaq National Market on February 22, 1999, the date immediately prior to the public announcement of the Merger, and on _____________, 1999, the latest practicable trading day before the mailing of this Prospectus/Proxy Statement, and the equivalent per share prices for Spangler Common Stock. The equivalent per share price of Spangler Common Stock on any date equals the last reported sale price of CNB Common Stock on such date multiplied by the Conversion Ratio.


                                                            Spangler Common
                                  CNB Common Stock          Stock Equivalent
                                  ----------------          ----------------
 February 22, 1999..............       $34.25                   $3,253.75

 _________ , 1999...............


  The Conversion Ratio is fixed in the Merger Agreement. Consequently, the market value of CNB Common Stock that holders of Spangler Common Stock will receive upon consummation of the Merger may vary significantly from the market value of the CNB Common Stock that holders of Spangler Common Stock would receive if the Merger were consummated and holders of Spangler Common Stock received their CNB Common Stock on _______________, 1999.

  The following table sets forth the dividends paid per share of CNB Common Stock and Spangler Common Stock in the year 1998 and in the first quarter of 1999 and the equivalent per share dividends that would have been paid on the Spangler Common Stock in those periods. The Spangler Common Stock Equivalent column reflects the dividends paid per share of CNB Common Stock multiplied by the Conversion Ratio, and is based on the assumption that the Merger was effected on January 1, 1998.



                       CNB Common    Spangler    Spangler Common
                         Stock     Common Stock  Stock Equivalent
                       ----------  ------------  ----------------

 Year 1998...........     $0.72        $43.00         $68.40
 First Quarter 1999..      0.20             -          19.00

  Dividends are paid on the CNB Common Stock at the discretion of the Board of Directors. In addition, the amount of dividends that may be paid to the stockholders of CNB and County is subject to regulatory restrictions. Consequently, there is no assurance that after the Merger dividends will continue to be paid on the CNB Common Stock at the current rate. It is not anticipated, however, that the Merger itself will result in any change in the dividend rate.

  See "CNB FINANCIAL CORPORATION - Supervision and Regulation" and "STOCK PRICES AND DIVIDENDS."

Federal Income Tax Consequences

  The Merger is intended to qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code. Assuming the Merger so qualifies, Spangler stockholders will recognize no gain or loss as a result of the exchange of their Spangler Common Stock for CNB Common Stock, and the tax basis of the CNB Common Stock will equal the tax basis of the Spangler Common Stock that they surrender. Spangler stockholders who exercise their dissenters' appraisal rights and thus receive cash in exchange for their Spangler Common Stock will be treated as if they had sold their stock to Spangler in a taxable transaction. See "FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER."

Resale of CNB Common Stock

  The CNB Common Stock issued to Spangler stockholders in connection with the Merger will be freely transferable except for those shares issued to persons who may be deemed to be "affililates" of Spangler. See "RESALE OF CNB COMMON STOCK."

Dissenters' Appraisal Rights

  Spangler stockholders who vote against the Merger Agreement, or who give written notice at or prior to the Meeting to the President of Spangler that they dissent from the Merger Agreement, will be entitled to receive, in cash, the value of their shares of Spangler Common Stock upon written request made to CNB at any time before 30 days after the date of the Merger, accompanied by the surrender of their Spangler stock certificates. A Spangler stockholder who votes in favor of the Merger Agreement will not be entitled to receive the value of his or her shares; and a stockholder who votes against the Merger Agreement, or who at or prior to the Meeting gives written notice of dissent from the Merger Agreement, nonetheless will not be entitled to receive the value of his or her shares unless he or she makes the requisite request for payment within 29 days after the date of the Merger.

  The value of the Spangler shares held by stockholders who perfect their dissenters' rights will be determined by an appraisal made by a committee of three persons, composed of (i) one selected by majority vote of those who have perfected their dissenters' rights, (ii) one selected by the directors of County and (iii) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers will govern and will be promptly paid to the dissenting stockholders by CNB. See "DISSENTERS' APPRAISAL RIGHTS" for a further discussion of such rights.

Comparison of Stockholder Rights

  The rights of Spangler stockholders are governed by the National Bank Act and Spangler's Articles of Association and bylaws. Following the Merger, the rights of Spangler stockholders who become CNB stockholders will be governed by the Pennsylvania Business Corporation Law and the Articles of Incorporation and bylaws of CNB. There are important differences between the rights of Spangler stockholders and CNB stockholders with respect to such matters as preemptive rights, the election of directors, the procedures for amending the articles and bylaws, the vote required for mergers or other fundamental transactions, and the fiduciary duty of directors. See "COMPARISON OF RIGHTS OF SPANGLER STOCKHOLDERS AND CNB STOCKHOLDERS" for a discussion of these differences.


                       THE SPANGLER STOCKHOLDERS MEETING

Purpose of Meeting

  At the Meeting, Spangler's stockholders will be asked to approve the Merger Agreement. It is not anticipated that any other matters will come before the Meeting.

Date and Time of Meeting

  The Meeting will be held on ______, 1999 at 11:00 a.m. local time at Spangler's banking office, 1808 Bigler Avenue, Spangler, Pennsylvania. The approximate date of the mailing of this Prospectus/Proxy Statement will be on or about ______, 1999.

Voting

  Shares of Spangler Common Stock may be voted by stockholders in person or by proxy. Holders of Spangler Common Stock are entitled to one vote per share.

  When the Proxy enclosed herewith is properly executed and returned, the shares represented by it will be voted in accordance with the directions thereon or, if no directions are indicated, the Proxy will be voted "FOR" ratification and confirmation of the Merger Agreement and the transactions contemplated thereby. If any other matters should be presented at the Meeting upon which a vote may properly be taken, it is intended that the shares represented by Proxies at such meeting will be voted on such matters in accordance with the sole discretion of the Proxy holder.

  If the enclosed Proxy is executed and returned, it nevertheless may be revoked at any time prior to its exercise, either by giving written notice of revocation to the Secretary of the Bank (at The First National Bank of Spangler, Attention:
Secretary, 1808 Bigler Avenue, P. O. Box 579, Spangler, Pennsylvania 15775), or by appearing at the Meeting and voting in person.

  The close of business on _______, 1999 has been fixed as the record date for determination of stockholders entitled to notice of and to vote at the Meeting (the "Record Date"). As of the Record

Date Spangler had outstanding 2,500 shares of Common Stock, held of record by approximately 90 persons.

Certain Stockholders of Spangler

  The following table sets forth information as of the Record Date regarding the amount and nature of ownership of Spangler Common Stock and of CNB Common Stock to be received in the Merger by (i) each of the directors and executive officers of Spangler, (ii) all of the directors and executive officers of Spangler as a group and (iii) each person known to Spangler to own of record and beneficially more than 5% of the outstanding Spangler Common Stock. Approval of the Merger Agreement requires the affirmative vote of two-thirds of the outstanding shares of Spangler Common Stock.

                                   Amount and    Percentage of       Shares of CNB
                                    Nature of     Outstanding         Common Stock
                                   Beneficial   Spangler Common      to be Received
Name of Beneficial Owner            Ownership       Stock         in the Merger (a)(b)
------------------------            ---------       -----         -------------------
Andrew J. Kuzneski, Jr. (c)           482(d)        19.28                45,790
George P. Elias (c)                    81            3.24                 7,695
John G. Emerick (c)                   125            5.00                11,875
Dale E. Hill (c)                       42            1.68                 3,990
Allan J. Kirsch (c)                    70            2.80                 6,650
Bernard J. Kortz                       81            3.24                 7,695
John Paul Lantzy                       55            2.20                 5,225
All directors and executive
 officers as a group (7 persons)      936           34.20                88,920
Berkshire Securities Corp.            400           16.00                38,000
Claire Ann Scally                     290           11.60                27,550
Helen K. Senita and Mary
 Frances Zadzilko                     186            7.44                17,670


_____________________________________

(a) Based on the exchange ratio of 95 shares of CNB Common Stock for each share of Spangler Common Stock owned.

(b) Assumes a total of 237,500 shares of CNB Common Stock is issued in the Merger. In each case, the number of shares does not exceed one percent of the total.

(c)  May include shares owned jointly with or by the listed person's spouse.

(d) Includes 400 shares of Spangler Common Stock held of record by Berkshire Securities Corp. for which Mr. Kuzneski serves as President, and in that capacity, has sole voting authority and shared investment authority.

       Management and the Board of Directors of Spangler have approved the Merger Agreement and recommend that the stockholders of Spangler vote "FOR" the Merger Agreement.

                           CNB FINANCIAL CORPORATION

Business

  CNB Financial Corporation. CNB is a Bank Holding Company registered under the Bank Holding Company Act of 1956, as amended ("BHCA"). It was incorporated under the laws of the Commonwealth of Pennsylvania in 1983 for the purpose of engaging in the business of a bank holding company. On April 26, 1984, CNB acquired all of the outstanding capital stock of County. CNB is subject to regulation, supervision and examination by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"). In general, CNB is limited to owning or controlling banks and engaging in such other activity as the Federal Reserve Board may determine to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. CNB is currently engaged in one nonbanking activity through its wholly-owned subsidiary CNB Investment Corporation. CNB Investment Corporation was formed in November 1998 to hold and manage investments that were previously owned by County and to provide CNB with additional latitude to purchase other investments.

  CNB does not currently engage in any operating business activities other than the ownership and management of County and CNB Investment Corporation.

  County National Bank. County is a nationally chartered banking institution incorporated in 1934. County's main office is located at 1 South Second Street, Clearfield, (Clearfield County) Pennsylvania. County's primary marketing area consists of the Pennsylvania counties of Clearfield, Elk (excluding the Townships of Millstone and Spring Creek), McKean and Cameron. It also includes a portion of western Centre County including Philipsburg Borough, Rush Township and the western portions of Snow Shoe and Burnside Townships; and a portion of Jefferson County consisting of the boroughs of Brockway, Punxsutawney, Reynoldsville, Timblin and Worthville, and the townships of Beaver, Oliver, Ringgold, Porter, Perry, Bell, Young, Snider, Polk, Heath, Barnet, Warsaw, Eldred, Gaskill, McCalmont, Washington, Winslow and Henderson; and a portion of Indiana County consisting of the Townships of Canoe, Banks and North Mahoning. The approximate population of the general trade area is 120,000. The economy is diversified and includes manufacturing industries, wholesale and retail trade, services industries, family farms and the production of natural resources of coal, oil, gas and timber.

  In addition to the main office, County has 13 full-service branch offices and 2 limited service branch facilities located in various communities in its market area.

  County is a full-service bank engaged in a full range of banking activities and services for individual, business, governmental and institutional customers. These activities and services principally include checking, savings, time and deposit accounts; real estate, commercial, industrial, residential and consumer loans; and a variety of other specialized financial services. Its trust division offers a full range of trust services.

  County's customer base is such that the loss of one customer relationship or a related group of depositors would not have a materially adverse effect on the business of County.

  County's loan portfolio is diversified so that one industry, group of related industries or consumer business does not comprise a material portion of the loan portfolio.

 County's business is not seasonal nor does it have any risks attendant to foreign sources.

Competition

  The banking industry in County's service is extremely competitive, both among commercial banks and with financial service providers such as consumer finance companies, thrifts, investment firms, mutual funds and credit unions. Competition has increased markedly in recent years as a result of changes in the legal and regulatory guidelines and the robust economic conditions. Mortgage banking firms, leasing companies, financial affiliates of industrial companies, brokerage firms, retirement fund management firms, and even government agencies provide additional competition for loans and other financial services. Some of the financial service providers operating in County's market area operate on a large-scale regional basis and possess resources much greater than those of County and CNB. County is generally competitive with all competing financial institutions in its service area with respect to interest rates paid on time and savings deposits, service charges on deposit accounts and interest rates charged on loans.

Supervision and Regulation

     CNB. As a bank holding company registered under the BHCA, CNB is subject to supervision, regulation and inspection by the Federal Reserve Board.

     The activities of bank holding companies and those of the companies and banks that they control or in which they hold more than 5% of the voting stock are limited to banking, managing or controlling banks, furnishing services to or performing services for their subsidiaries or any other activity which the Federal Reserve Board determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making such determinations, the Federal Reserve Board is required to consider whether the performance of such activities by a bank holding company or its subsidiaries can reasonably be expected to produce benefits to the public such as greater convenience, increased competition or gains in efficiency that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. Generally, bank holding companies are required to obtain prior approval of the Federal Reserve Board to engage in any new activity or to acquire, directly or indirectly, more than 5% of any class of voting stock of any company.

     Bank holding companies are also required to obtain the prior approval of the Federal Reserve Board before acquiring more than 5% of any class of voting stock of any bank which is not already majority-owned by the bank holding company. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking and Branching Act"), bank holding companies became able to acquire banks in states other than their home state beginning September 29, 1995, without regard to the permissibility of such acquisitions under state law, but subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company, prior to or following the proposed acquisition, controls no more than 10% of the total amount of deposits of insured depository institutions in the United States and less than 30% of such deposits in that state (or such lesser or greater amount as may be set by state law).

     The Interstate Banking and Branching Act also authorizes banks to merge across state lines, thereby creating interstate branches. This provision, which became effective June 1, 1997, allowed each state, prior to the effective date, the opportunity to "opt out" of this provision, thereby prohibiting interstate branching within that state. Pennsylvania, the state in which County is located, has not adopted legislation to "opt out" of the interstate branching provisions. Pennsylvania chose to "opt-in" early, effective July 6, 1995, thereby enabling Pennsylvania banks, including national banks having their main office in Pennsylvania, to merge with out-of-state banks to create interstate branches inside or outside Pennsylvania. In addition, Pennsylvania has permitted de novo branching into and out of Pennsylvania as long as the law of the other state is reciprocal in this regard.

  CNB derives funds to pay cash dividends to its stockholders from a variety of sources, including cash and temporary investments. The primary source of such funds, however, is dividends received from County, which is a national bank. The prior approval of the Office of the Comptroller of the Currency (the "OCC") is required for the payment of any dividend by a national bank if the total of all dividends declared by the board of directors of such bank in any calendar year will exceed the sum of such bank's year-to-date net profits for such year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Federal law also prohibits any national bank from paying dividends which would be greater than such bank's undivided profits after deducting statutory bad debt in excess of such bank's allowance for loan losses.

    Under the foregoing dividend restrictions, as of December 31, 1998 County had additional dividends available to CNB for 1998 of $2.1 million without obtaining any governmental approvals. During 1998, County paid $3.5 million in cash dividends to CNB.

     The ability of CNB and County to pay dividends may also be affected by the various minimum capital requirements and the capital and non-capital standards established under the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), as described below. The right of CNB and its stockholders to participate in any distribution of the assets or earnings of County or CNB is further subject to the prior claims of creditors.

    According to Federal Reserve Board policy, bank holding companies are expected to act as a source of financial strength to each subsidiary bank and to commit resources to support each such subsidiary bank. Consistent with the "source of strength" policy for subsidiary banks, the Federal Reserve Board has stated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends and the prospective rate of earnings retention appears to be consistent with the corporation's capital needs, asset quality and overall financial condition. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, in the event of a loss suffered or anticipated by the FDIC -- either as a result of default of a banking or thrift subsidiary of a bank holding company such as CNB or the provision of FDIC assistance to a subsidiary in danger of default -- the other banking subsidiaries of such bank holding company may be assessed for the FDIC's loss, subject to certain exceptions. Such liability could have a material adverse effect on the financial condition of any assessed bank and CNB.

    Proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. The likelihood and timing of any such proposals or bills being enacted and the impact they might have on CNB and its subsidiaries cannot be determined at this time.

  County. County is subject to supervision and examination by certain federal and state banking agencies, including the OCC. In addition, County is insured by and subject to some or all of the regulations of the Federal Deposit Insurance Corporation ("FDIC"). County is also subject to various requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types, amounts and terms and conditions of loans that may be granted, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of County. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board, including actions taken with respect to interest rates, as it attempts to control the money supply and credit availability in order to influence the economy.

  The Federal Reserve Board, the OCC and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels, whether because of the nature of its operations, its financial condition or its actual or anticipated growth. The Federal Reserve Board risk-based guidelines define a two-tier capital framework. Tier 1 capital consists of common and qualifying preferred stockholders' equity, less certain intangibles and other adjustments. Tier 2 capital consists of subordinated and other qualifying debt, and the reserve for possible loan losses up to 1.25% of risk-weighted assets. The sum of Tier 1 and Tier 2 capital, less investments in unconsolidated subsidiaries, represents qualifying total capital, at least 50% of which must consist of Tier 1 capital. Risk-based capital ratios are calculated by dividing Tier 1 and total capital by risk-weighted assets. Risk-weighted assets are calculated by assigning assets and off-balance sheet exposures to one of four categories of risk weights, based primarily on relative credit risk. The minimum Tier 1 risk-based capital ratio is 4% and the minimum total risk-based capital ratio is 8%. CNB's Tier 1 and total risk-based capital ratios under these guidelines at March 31, 1999, were 11.38% and 12.53%, respectively.

    The leverage ratio is determined by dividing Tier 1 capital by adjusted average total assets. Although the stated minimum ratio is 3%, most banking organizations are required to maintain ratios of at least 100 to 200 basis points above 3%. CNB's leverage ratio at March 31, 1999 was 8.04%.

    FDICIA, among other things, identifies five capital categories for insured depository institutions (well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized) and requires the respective Federal regulatory agencies to implement systems for "prompt corrective action" for insured depository institutions that do not meet minimum capital requirements within such categories. FDICIA imposes progressively more restrictive constraints on operations, management and capital distributions, depending on the category in which an institution is classified. Failure to meet the capital guidelines could also subject a banking institution to capital raising requirements. An "undercapitalized" bank must develop a capital restoration plan and its parent holding company must guarantee that bank's compliance with the plan. The liability of the parent holding company under any such guarantee is limited to the lesser of 5% of the bank's assets at the time it became "undercapitalized" or the amount needed to comply with the plan. Furthermore, in the event of the bankruptcy of the parent holding company, such guarantee would take priority over the parent's general unsecured creditors. In addition, FDICIA requires the various regulatory agencies to prescribe certain non-capital standards for safety and soundness related generally to operations and management, asset quality and executive compensation and permits regulatory action against a financial institution that does not meet such standards.

    The various regulatory agencies have adopted substantially similar regulations that define the five capital categories identified by FDICIA, using the total risk-based capital, Tier 1 risk-based capital and leverage capital ratios as the relevant capital measures. Such regulations establish various degrees of corrective action to be taken when an institution is considered undercapitalized. Under the regulations, a "well capitalized" institution must have a Tier 1 capital ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of a least 5% and not be subject to an order, written agreement, capital directive or prompt corrective action directive to meet and maintain a specific level for any capital measure. An "adequately capitalized" institution must have a Tier 1 capital ratio of at least 4%, a total capital ratio of at least 8% and a leverage ratio of at least 4%, or 3% in some cases. Under these guidelines, County is considered well capitalized at March 31, 1999.

    The banking agencies have also adopted final regulations which mandate that regulators take into consideration concentrations of credit risk and risks from nontraditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. This evaluation will be made as a part of the institution's regular safety and soundness examination. Banking agencies also have adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance sheet positions) in the determination of a bank's capital adequacy.

    County is subject to FDIC deposit insurance assessments. The FDIC has adopted a risk-based premium schedule. Each financial institution is assigned to one of three capital groups - well capitalized, adequately capitalized or undercapitalized - and further assigned to one of three subgroups within a capital group, on the basis of supervisory evaluations by the institution's primary federal and, if applicable, state supervisors, and on the basis of other information relevant to the institution's financial condition and the risk posed to the applicable insurance fund. The actual assessment rate applicable to a particular institution will, therefore, depend in part upon the risk assessment classification so assigned to the institution by the FDIC.

    The Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA"), adopted in August 1989 to provide for the resolution of insolvent savings associations, required the FDIC to establish separate deposit insurance funds - the Bank Insurance Fund ("BIF") for banks and the Savings Association Insurance Fund ("SAIF") for savings associations. FIRREA also required the FDIC to set deposit insurance assessments at such levels as would cause BIF and SAIF to reach their "designated reserve ratios" of 1.25 percent of the deposits insured by them within a reasonable period of time. Due to the low costs of resolving bank insolvencies in the last few years, BIF reached its designated reserve ratio in May 1995. As a result, effective January 1, 1996, the FDIC eliminated deposit insurance assessments (except for the minimum $2,000 payment required by law) for banks that are well capitalized and well managed and reduced the deposit insurance assessments for all other banks.

    The Deposit Insurance Funds Act of 1996 (the "Funds Act"), enacted as part of the Omnibus Appropriations Bill on September 30, 1996, required the FDIC to take immediate steps to recapitalize the SAIF to the 1.25% level, and to change the basis on which funds are raised to make the scheduled payments on the Financing Corporation ("FICO") bonds issued in 1987 to replenish the Federal Savings and Loan Insurance Corporation. The new legislation combined with regulations issued by the FDIC immediately after enactment of the Funds Act, provided for a special assessment in the amount of 65.7 basis points on SAIF-insured deposits held by depository institutions on March 31, 1995 (the special assessment was required by the Funds Act to recapitalize the SAIF to the designated reserve ratio of 1.25 percent of the deposits insured by SAIF). Payments of this assessment were made in November 1996. Institutions (which excludes County) that had deposits insured by both the BIF and SAIF ("Oakar Banks") were required to pay the special assessment of 80% of their "adjusted attributable deposit amounts" ("AADA"). In addition, for purposes of future regular deposit insurance assessments, the AADA on which Oakar Banks pay assessments to SAIF was also reduced by 20%. Commencing January 1, 1997, BIF insured institutions are responsible for a portion of the annual carrying costs of the FICO bonds. Such institutions will be assessed 80% of the rate applicable to SAIF-insured institutions until December 31, 1999. Effective January 1, 1997, the Funds Act also reduced ongoing SAIF deposit insurance assessment rates to a range from $0.064 to $0.23 (from previous rates of $0.23 to $0.31) per $100 of insured deposits and increased ongoing BIF deposit insurance assessment rates to a range from $0.00 to $0.013 per $100 of insured deposits. Additionally, pursuant to the Funds Act, if the reserves in BIF at the end of any semiannual assessment period exceed 1.25% of insured deposits, the FDIC is required to refund the excess to the BIF-insured institutions.

    The Funds Act contemplates the merger of the SAIF and BIF into the Deposit Insurance Fund, provided that certain conditions are met. In the meantime, depository institutions will continue to be prohibited from shifting deposits from SAIF insurance coverage to BIF insurance coverage in an attempt to avoid the higher SAIF assessments. The FDIC is required to issue regulations to guard against the shifting of deposits from SAIF to BIF.

Monetary Policies

  The earnings and growth of the banking industry are affected by the credit policies of monetary authorities, including the Federal Reserve Board. An important function of the Federal Reserve Board is to regulate the national supply of bank credit in order to control recessionary and inflationary pressures. Among the instruments of monetary policy used by the Federal Reserve Board to implement these objectives are open market activities in U.S. government securities, changes in the discount rate on member bank borrowings and changes in reserve requirements against member bank deposits. These operations are used in varying combinations to influence overall economic growth and indirectly, bank loans, investments and deposits. These variables may also affect interest rates charged on loans or paid for deposits. The monetary policies of the Federal Reserve Board have had a significant effect on the operating results of commercial banks in the past and are expected to continue to have such an effect in the future.

  In view of the changing conditions in the national economy and in the money markets, as well as the effect of actions by monetary and fiscal authorities, including the Federal Reserve Board, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand or their effect on the business and earnings of CNB and County.

Property

  The headquarters of both CNB and County are located at 1 South Second Street in Clearfield, Pennsylvania. Of County's 16 offices, 12 are owned by County and the remaining four are leased from independent owners. There are no encumbrances on the offices owned by County, and the rentals for the leased offices are not material in relation to operating expenses.

Employees

  CNB has no employees who are not employees of County. As of May 31, 1999, County had a total of 216 employees of which 170 were full time and 46 were part time.

Legal Proceedings

  There are no material pending legal proceedings, other than ordinary routine litigation incidental to the business, to which CNB or either of its subsidiaries is a party or of which any of their properties is the subject.

                                   THE MERGER

  The following includes a brief summary of the material provisions of the Merger Agreement, which is appended hereto as Appendix A and is incorporated herein by reference. Such summary is qualified in its entirety by reference to the Merger Agreement.

General

  Pursuant to the Merger Agreement, Spangler will be merged with and into County, with County being the surviving entity. Unless the Merger Agreement has been terminated as provided below, the Merger will become effective upon the close of business on the day selected by CNB and

Spangler and approved by the OCC. It is presently contemplated that the Effective Time will be as soon as practicable following the fulfillment or waiver of each of the conditions to the Merger. See "-Effective Time; Closing Date," "-Conditions to Effecting the Merger", "-Termination" and "-Waiver and Amendment."

Merger Consideration

  Subject to the terms and conditions set forth in the Merger Agreement, each share of Spangler Common Stock issued and outstanding immediately prior to the Merger (except shares held by Spangler stockholders who have perfected dissenters' appraisal rights) will be converted into the right to receive 95 shares of CNB Common Stock, subject to appropriate adjustment in the event of any split, combination, stock dividend or similar event with respect to shares of CNB Common Stock effected by CNB prior to the Effective Time.

  Spangler has represented in the Merger Agreement that 2,500 shares of Spangler Common Stock will be outstanding at the Effective Time. No fractional shares will be issued by CNB, and CNB will pay cash for any fractional shares resulting from the Merger in an amount equal to the product of the fraction of one share of CNB Common Stock multiplied by the "Measurement Price," which is defined as the trading price of one share of CNB Common Stock as measured by the average of the bid and asked prices for the 20 trading days (i.e., days on which such stock is actually traded) ended on the date that is ten business days prior to the Merger.

     Based solely on the closing price of the CNB Common Stock on the Nasdaq National Market on _________, 1999 of $_________, the market value of the merger consideration to be received by Spangler stockholders would be $_____ per share of Spangler Common Stock.

Background of the Merger

  In December 1997, Spangler executed an Agreement and Plan of Merger with Mainline Bancorp, Inc. ("Mainline") in which Spangler was proposed to be merged (the "Mainline Merger") with and into a wholly owned subsidiary of Mainline and each share of Spangler Common Stock would have been converted into 40 shares of Mainline's common stock (the "Mainline Common Stock"). At a special meeting of Spangler's stockholders held on May 5, 1998 to consider the Mainline Merger, fewer than two-thirds of Spangler's stockholders voted in favor of it.

  The Board of Directors of Spangler (the "Spangler Board") believed that the Spangler stockholders who did not support the Mainline Merger were concerned over the "merger of equals" approach inherent in the Mainline Merger, in which there would have been a lower premium received by the Spangler stockholders as a result of the proposed exchange ratio of 40 shares of Mainline Common Stock for each share of Spangler Common Stock. The Spangler Board also believed that there was concern on the part of some of Spangler's stockholders over the limited trading volume of the Mainline Common Stock and the fact that such limited trading volume might cause problems for those of the Spangler's stockholders wishing to sell their shares of Mainline Common Stock.

  Following the failure of Spangler's stockholders to approve the proposed Mainline Merger, the Spangler Board continued to consider other possible merger opportunities but did not engage in formal discussions with any other entity until the fall of 1998 when the Spangler Board retained Danielson Associates Inc. ("Danielson") to assist in identifying potential acquirors and merger partners, assist in the processes of evaluating such partners and acquirors, and negotiate the terms of any transaction that ensued. Danielson identified a group of potential candidates and received preliminary bids from several, including bids from Mainline and from CNB.

  The negotiations that ensued between Danielson and members of the Spangler Board and each of the bidders resulted in the determination by the Spangler Board that the price being offered by CNB was superior to the bids submitted by the other bidders. The negotiations with CNB culminated on April 27, 1999, in the signing of the Merger Agreement.

Spangler Board's Reasons for the Merger

  In its deliberations with respect to the proposed Merger, the Spangler Board, with the assistance of Danielson, considered a variety of factors, including the following factors:

    (i) The financial terms of the Merger, including the value of the consideration offered, its relationship to book value, the prices paid in comparable transactions, relative earnings per share, historical dividend payments and stockholders' equity of CNB and Spangler, and the ability to continue to pay semi-annual dividends to Spangler's stockholders pending the consummation of the Merger. The Spangler Board also considered the fact that CNB Common Stock is more widely held than the Spangler Common Stock and more actively traded than the Spangler Common Stock because of the larger number of shares, lower per share trading price and listing on the Nasdaq National Market;

    (ii) The future prospects of Spangler and possible alternatives to the proposed Merger, including the prospects of continuing as an independent institution. The Spangler Board considered the timing of the offer and the prospects for receiving a better financial offer from another institution. The Spangler Board was concerned that Spangler's market area was not likely to engender a great deal of interest by financial institutions trying to enter the market area as evidenced by certain attempted sales of bank branches by institutions desiring to withdraw from Spangler's market area;

    (iii) The opinion of Danielson that the terms of the Merger as provided in the Merger Agreement are fair, from a financial point of view, to Spangler's stockholders;

    (iv) Information with respect to the financial condition, results of operations, business and prospects of Spangler and the current industry, economic, and market conditions, as well as the risks associated with achieving those prospects;

    (v) The fact that the Merger is intended to qualify as a tax-free reorganization to Spangler's stockholders;

    (vi) The business and financial condition and earnings prospects of CNB, the potential growth in CNB Common Stock, the competence, experience, and integrity of CNB and its management; and

    (vii) The likelihood of the proposed Merger being approved by appropriate regulatory authorities.

  Each of the above factors support, directly or indirectly, the determination of the Spangler Board to approve and recommend the proposed Merger. The Spangler Board did not quantify or attempt to assign relative weights to the specific factors considered in reaching its determination. The Spangler Board placed special emphasis, however, on the consideration payable in the proposed Merger and the receipt of a favorable fairness opinion from its financial advisor. See "--Opinion of Spangler's Financial Advisor."

Opinion of Spangler's Financial Advisor

  Spangler retained Danielson to advise the Spangler Board as to its "fair" sale value and the fairness to its stockholders of the financial terms of the offer to acquire Spangler. Danielson is regularly engaged in the valuation of banks, bank holding companies, and thrifts in the connection with mergers, acquisitions, and other securities transactions and has knowledge of and experience with Pennsylvania banking markets and banking organizations operating in those markets. Danielson was selected by Spangler because of its knowledge of, expertise with, and reputation in the financial services industry.

  In such capacity, Danielson reviewed the Merger Agreement with respect to the pricing and other terms and conditions of the Merger, but the decision as to accepting the offer was ultimately made by the Spangler Board. Danielson rendered its oral opinion to the Spangler Board, which it subsequently confirmed in writing, that as of the date of such opinion, the financial terms of the CNB offer were "fair" to Spangler and its stockholders. No limitations were imposed by the Spangler Board upon Danielson with respect to the investigation made or procedures followed by it in arriving at its opinion.

  In arriving at its opinion, Danielson (a) reviewed certain business and financial information relating to Spangler and CNB, including annual reports for the fiscal year ended December 31, 1998 and call report data from 1990 to 1998 and quarterly reports for 1998; (b) discussed the past and current operations, financial condition and prospects of Spangler with its senior executives; (c) analyzed the pro forma impact of the Merger on CNB's earnings per share, capitalization, and financial ratios; (d) reviewed the reported prices and trading activity for the CNB Common Stock and compared it to similar bank holding companies; (e) reviewed and compared the financial terms, to the extent publicly available, with comparable transactions; (f) reviewed the Merger Agreement and certain related documents; and (g) considered such other factors as were deemed appropriate.

  Danielson did not obtain any independent appraisal of assets or liabilities of Spangler or CNB or its subsidiaries. Further, Danielson did not independently verify the information provided by Spangler or CNB and assumed the accuracy and completeness of all such information.

  In arriving at its opinion, Danielson performed a variety of financial analyses. Danielson believes that its analyses must be considered as a whole and that consideration of portions of such analyses and the factors considered therein, without considering all the factors and analyses, could create an incomplete view of the analyses and the process underlying Danielson's opinion. The preparation of a fairness opinion is a complex process involving subjective judgements and is not necessarily susceptible to partial analysis and summary description.

  In its analyses, Danielson made certain assumptions with respect to industry performance, business and economic conditions, and other matters, many of which were beyond Spangler's or CNB's control. Any estimates contained in Danielson's analyses are not necessarily indicative of the future results of value, which may be significantly more or less favorable than such estimates. Estimates of the value of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

  The following is a summary of selected analyses considered by Danielson in connection with its opinion letter.

  Pro Forma Merger Analyses. Danielson analyzed the changes in the amount of earnings and book value represented by the receipt of about $8 million for all of the outstanding shares of

Spangler Common Stock, which will be paid in CNB Common Stock. The analysis evaluated, among other things, possible dilution in earnings and capital per share for CNB Common Stock.

  Comparable Companies. Danielson compared CNB's (a) stock price as of April 19, 1999 equal to 24.9 times earnings and 264% of book, (b) dividend yield based on trailing four quarters as of December 31, 1998 and stock price as of April 19, 1999 of 2.33%, (c) capital as of December 31, 1998 of 10.25% of assets, (d) nonperforming assets as of December 31, 1998 equal to .43% of total assets, (e) return on average assets during the trailing four quarters ended December 31, 1998 of 1.21% and (f) return on average equity during the same period of 10.94%,with the medians for selected banks and bank holding companies that Danielson deemed to be comparable to CNB. The selected institutions included ACNB Corporation, Citizens & Northern Corporation, Citizens Financial Services, Inc., Comm Bancorp, Inc., Commercial National Financial Corporation, First Keystone Corporation, Franklin Financial Services Corporation, Hanover Bancorp, Inc., Juniata Valley Financial Corporation, Penns Woods Bancorp Inc. and Sun Bancorp, Inc. The comparable medians were (a) stock price equal to 15.4 times earnings and 186% of book, (b) dividend yield of 2.78%, (c) capital of 11.14% of assets, (d) .51% of assets nonperforming, (e) return on average assets of 1.46% and (f) return on average equity of 12.58%. Danielson also compared other income, expense, and balance sheet information of such companies with similar information about CNB.

  Comparable Transaction Analysis. Danielson compared the consideration to be paid in the Merger to the latest twelve months earnings and equity capital of Spangler with earnings and capital multiples paid in acquisitions of Pennsylvania banks through the opinion date. Of these, the most applicable recent transactions included HSBC Holding PLC's acquisition of First Commercial Bank of Philadelphia; Harleysville National Corporation's purchase of Northern Lehigh Bancorp, Inc.; ACNB Corporation's purchase of Farmers National Bancorp; PSB Bancorp Inc.'s acquisition of First Bank of Philadelphia; Penns Woods Bancorp Inc.'s acquisition of First National Bank of Spring Mills; BT Financial Corporation's purchase of Peoples National Bank of Rural Valley; First Leesport Bancorp Inc.'s acquisition of Merchants of Shenandoah Ban-Corp; and Mid Penn Bancorp Inc.'s purchase of Miners Bank of Lykens. At the time Danielson made its analysis, the consideration to be paid in the Merger was 176% of Spangler's December 31, 1998 book value and 23.1 times Spangler's adjusted earnings for the trailing four quarters as of December 31, 1998. This compares to the median multiples of 219% of book value and 20.9 times earnings for the comparable acquisitions.

  Other Analysis. In addition to performing the analyses summarized above, Danielson also considered the general market for bank mergers, the historical financial performance of Spangler and County, the deposit market shares of both banks, and the general economic conditions and prospects of those banks.

  No company or transaction used in this composite analysis is identical to Spangler or CNB. Accordingly, an analyses of the results of the foregoing is not mathematical; rather it involves complex consideration and judgements concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values of the company or companies to which they are being compared.

  The summary set forth above does not purport to be a complete description of the analyses and procedures performed by Danielson in the course of arriving at its opinion. In payment for its services as the financial advisor to Spangler, Danielson is to be paid an estimated fee of $40,000, plus expenses.

  The full text of the opinion of Danielson dated as of April 20, 1999, which sets forth assumptions made and matters considered, is attached hereto as Appendix B to this Prospectus/Proxy Statement.

Spangler's stockholders are urged to read this opinion in its entirety. Danielson's opinion is directed only to the consideration to be received by Spangler's stockholders in the Merger and does not constitute a recommendation to any Spangler stockholder as to how such stockholder should vote at the Meeting.

CNB Board's Reasons for the Merger

  CNB's strategy for increasing long-term value for CNB stockholders has been to build a banking organization primarily focused on the western Pennsylvania banking market composed of Clearfield, Cambria, Centre, Elk, Jefferson and McKean counties that continuously gains efficiency, spreads costs over a growing asset base and provides innovative products and services over a growing customer base.

  By acquiring Spangler, CNB will expand its operations into Cambria County. Following the Merger, CNB will operate 17 offices in western Pennsylvania. The acquisition of Spangler is consistent with CNB's strategy of focusing its growth primarily on this area of Pennsylvania.

  The CNB Board believes that the Merger and the merger consideration is fair to, and in the best interests of, CNB and its stockholders. Accordingly, the CNB Board has unanimously approved the Merger Agreement.

  In negotiating the terms of the Merger, the CNB Board considered a number of factors including, without limitation, the following:

    (a) The consideration to be paid to the Spangler stockholders in relation to the market value, book value, earnings per share and dividend rates of the CNB Common Stock and Spangler Common Stock.

    (b) The CNB Board's review, based in part on a presentation by CNB management with respect to such management's due diligence review of Spangler, of the business, operations and financial condition of Spangler, the prospects of the combined institution and the increased market presence, economies of scale, cost savings opportunities and enhanced opportunities for growth made possible by the Merger. The CNB Board took into account the likelihood that the Merger would have an accretive effect in 1999 and subsequent years, and there would be no dilution to the book-value per share of the CNB Common Stock.

    (c) The short-term and long-term impact the Merger is anticipated to have on CNB's consolidated results of operations, including anticipated cost savings resulting from consolidation in certain areas.

    (d) The impact of the Merger on depositors, employees, customers and communities served by Spangler.

    (e) The terms of the Merger Agreement and the other documents executed in connection with the Merger.

    (f) The effectiveness of the Merger as a method of implementing and accelerating CNB's strategy for long-term growth and enhanced stockholder value. This included: (i) the strong Spangler franchise with its loyal customer base,
(ii) an opportunity for additional acquisitions that could be negotiated by a company with CNB's post-merger market capitalization, and (iii) opportunities to leverage capacity in technology over a larger asset and customer base and to realize other additional expense savings.

    (g) The likelihood of the Merger being approved by the appropriate regulatory authorities. See "- Regulatory Approval."

    (h) Prior to voting to approve the Merger, the CNB Board considered the possible negative effects of the Merger, including the business risks of entering a new community and the increased competition associated therewith, the costs and expenses of the Merger, including transaction and integration costs; and the possible strains placed upon CNB's officers to manage effectively a new banking location and the associated employees.

  In view of the wide variety of factors considered in connection with its evaluation of the Merger, the CNB Board did not find it practicable to, and did not quantify or otherwise attempt to, assign relative weights to the specific factors considered in reaching its determination.

Recommendation of the Spangler Board

  The Spangler Board has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby and has determined that the Merger is fair to, and in the best interests of, Spangler and its stockholders.

  THE SPANGLER BOARD UNANIMOUSLY RECOMMENDS THAT SPANGLER STOCKHOLDERS VOTE FOR THE PROPOSAL TO RATIFY AND CONFIRM THE MERGER AGREEMENT.

Effective Time; Closing Date

  The Merger will occur only after the receipt of all regulatory approvals, the approval of the Merger Agreement by the Spangler stockholders and the
satisfaction or waiver of all other conditions to the Merger.   See "-Conditions
to Effecting the Merger". The closing will take place on a date mutually agreed upon by CNB and Spangler. In the absence of such agreement, the closing will be held on the first business day after the last to occur of: (i) the receipt of all approvals and consents of government regulatory authorities as legally required to consummate the Merger and the expiration of all statutory waiting periods; and (ii) the ratification and confirmation of the Merger Agreement by the Spangler stockholders.

Exchange of Certificates by Spangler Stockholders

  After the mailing to Spangler stockholders of this Prospectus/Proxy Statement, CNB will mail or cause to be mailed to the Spangler stockholders transmittal materials for use in surrendering the stock certificates representing the shares of Spangler Common Stock held by them (the "Spangler Certificates") and provide instructions for the transmittal of the Spangler Certificates.

  SPANGLER STOCKHOLDERS SHOULD NOT SEND IN THEIR SPANGLER CERTIFICATES UNTIL THEY RECEIVE THE TRANSMITTAL MATERIALS FROM CNB.

  Following the Merger, upon the delivery by a Spangler stockholder of all necessary transmittal materials and the Spangler Certificate and satisfactory proof of ownership of shares not represented by certificates, there will be mailed to such stockholder a stock certificate or certificates representing shares of CNB Common Stock (the "CNB Certificates") and a check for the amount representing any fractional shares of CNB Common Stock. CNB Certificates may be issued in a name other than the name in which the surrendered Spangler Certificate is registered only if the Spangler Certificate is presented to CNB accompanied by all documents required to evidence and effect a transfer to the new name and by evidence that any applicable stock transfer taxes have been paid.

  No dividends or other distributions declared after the Effective Time with respect to CNB Common Stock payable to the holders of record thereof after the Effective Time will be paid to the holder of any unsurrendered Spangler Certificate until the holder of record shall deliver such Spangler Certificate, along with the transmittal materials, to CNB. Subject to the effect, if any, of applicable law, after the subsequent delivery and exchange of a Spangler Certificate, the holder thereof will be entitled to receive any such dividends or distributions, without interest thereon, which theretofore became payable with respect to CNB Common Stock represented by such Spangler Certificate. All dividends or other distributions declared on or after the Effective Time with respect to CNB Common Stock and payable to the holders of record thereof on or after the Effective Time which are payable to the holder of a Spangler Certificate not theretofore delivered and exchanged for CNB Common Stock shall be held CNB in trust for the benefit of such holders.

Dividends

  The Merger Agreement provides that the parties intend and expect the stockholders of Spangler to continue to receive dividends in the ordinary course; consequently, if in view of the scheduled Effective Time in relation to the record dates of the dividends declared by Spangler and by CNB, the stockholders of Spangler would otherwise be deprived of a quarterly dividend from either Spangler or CNB, then upon the approval by CNB, which approval shall not be unreasonably withheld, Spangler shall be entitled to declare and pay a dividend to its stockholders in an amount based on its most recent prior dividend paid and the amount of the CNB dividend that its stockholders were foreclosed from receiving purely as a result of the timing of the Effective Time.

Conduct of Spangler Business

  Spangler has agreed in the Merger Agreement that until the Effective Time, and except as specifically authorized in the Merger Agreement, it will conduct its business only in the usual and ordinary course and in substantially the same manner as previously conducted and will use all reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees, to maintain its rights and franchises and to preserve its relationships with customers, suppliers and others having business with it.

  In addition, Spangler has agreed that until the Effective Time it will not:
(i) enter into or become bound by any material contract of a type listed in section 2.14 of the Merger Agreement; (ii) issue any shares of capital stock;
(iii) except for the cash dividends of $12.50 per share payable on each of September 1, 1999 and December 1, 1999 to stockholders of record on July 9, 1999 and October 10, 1999, respectively, declare, set aside, or pay any dividend or other distribution payable in cash, stock, or property with respect to shares of its outstanding capital stock; (iv) make any change in its capital stock by split, reverse split, reclassification, reorganization, subdivision or otherwise; (v) acquire any shares of its capital stock by tender, redemption, or otherwise; (vi) amend its Articles of Association or bylaws; (vii) merge or consolidate with or into, or permit the merger into it of, any other association, corporation, trust, or entity; (viii) change the character of its business; (ix) grant any stock options, warrants, rights, or other securities convertible into, or exercisable or exchangeable for, shares of its capital stock; (x) incur any obligations, commitments, or liabilities, whether primarily or by way of guaranty, in excess of its legal lending limit or having a maturity of more than one year from the date of its creation, other than in the ordinary course of business consistent with past practice; (xi) make or commit to make any capital expenditures of more than $2,500 individually or $10,000 in the aggregate; (xii) enter into any supply contracts, leases, or other agreements that cannot be terminated without substantial penalty and/or notice of more than 30 days; (xiii) except as required by law, change any loan, investment, or management policies or make any material alteration in the manner of keeping its books, accounts, and records; (xiv) grant any salary increase (other than as required by any existing contract) or enter into any new employment or employee benefit contract, plan or arrangement or revise or otherwise modify any existing employment or employee benefit contract, plan or arrangement; (xv) take any action that would in any manner adversely affect the ability of any party to the Merger Agreement to obtain the approvals of any governmental authorities required for consummation of the transactions contemplated by the Merger Agreement or otherwise interfere with, impede, delay or make more costly the consummation of the transactions contemplated thereby; (xvi) authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant or other agent or representative of Spangler, directly or indirectly, to (a) initiate contact with any person or entity in an effort to solicit, initiate or encourage any "Takeover Proposal" (defined as any proposal for a merger or other business combination involving Spangler or for the acquisition of a substantial equity interest in Spangler, or for the acquisition of a substantial portion of the assets of Spangler), (b) cooperate with, or furnish or cause to be furnished any non-public information concerning the assets, operations, business, properties, prospects, or condition (financial or otherwise) of Spangler to any person or entity in connection with any Takeover Proposal, (c) negotiate or discuss any Takeover Proposal with any person or entity, or (d) enter into any agreement or agreement in principle as to any Takeover Proposal; or (xvii) extend credit or accept any deposit or engage in any similar transaction other than on substantially the same terms (including, without limitation, interest rates and collateral) as those extended or accepted in the ordinary course of its business.

Regulatory Approval

  The Merger is subject to the prior approval of the OCC. CNB filed an application for approval of the Merger with the OCC on May 27, 1999 and anticipates obtaining approval during the third quarter of 1999. There can be no assurance as to the timing of such approval or that the OCC will approve the Merger.

  The OCC, when considering a transaction such as the Merger, must take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal stockholders), and the future prospects of the existing and proposed institutions and the convenience to and the needs of the communities to be served. In considering financial resources and future prospects, the OCC will, among other things, evaluate the adequacy of the capital levels of the parties to a proposed transaction and of the resulting institutions.

  The OCC is prohibited from approving a merger: (i) if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or (ii) if its effect in any section of the country would be to substantially lessen competition or to tend to create a monopoly, or if it would in any other respect result in a restraint of trade, unless the OCC finds that the anti-competitive effects of the merger are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended (the "CRA"), the OCC must take into account the record of performance of the existing institutions in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by such institutions.

  The OCC will furnish notice and a copy of the application for approval of the Merger to the Federal Deposit Insurance Corporation (the "FDIC"), the United States Department of Justice (the "DOJ") and the appropriate Federal Reserve Bank. These agencies have thirty days to submit their views and recommendations to the OCC. Furthermore, applicable federal law provides for the publication of notice and public comment on applications filed with the OCC and authorizes such agency to permit interested parties to intervene in the proceedings. If an interested party is permitted to intervene, such intervention could delay the regulatory approvals required for consummation of the Merger.

  In addition, under federal law, a period of 30 days (or, with the consent of the OCC and the DOJ, 15 days) must expire following approval by the OCC before the Merger may be consummated, within which period the DOJ may file objections to the Merger under the federal antitrust laws. The DOJ could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the Merger. While CNB believes that the likelihood of such action by the Department of Justice is remote in this case, there can be no assurance that the Department of Justice will not initiate such a proceeding.

Conditions to Effecting the Merger

  CNB and County, as one party, and Spangler, as the other party, have made the customary mutual representations and warranties in the Merger Agreement.
Neither party is obligated to effect the Merger if the representations and warranties of the other were not correct in all material respects as of the date of the Merger Agreement or are not correct in all material respects as of the closing date, except as such representations and warranties may be affected by transactions specifically contemplated or permitted by the Merger Agreement and except for any such representations and warranties made as of a specific date which were correct in all material respects as of such date, and except for any changes occurring in the ordinary course of business, none of which individually or in the aggregate is materially adverse to the other party. In addition, neither party is obligated to effect the Merger if the other party has not performed in all material respects all of its obligations and agreements and complied with all of its covenants to be performed and complied with at or prior to the closing date. The party that is not in default may waive the default of the other party and proceed to effect the Merger.

  Each party's obligation to effect the Merger is also subject to the satisfaction of the following conditions: (i) all governmental approvals, orders or permits that are required to consummate the Merger and the transactions contemplated by the Merger Agreement shall have been obtained by September 27, 1999, subject to no conditions which in the reasonable judgment of CNB would restrict CNB or County in their respective spheres of business activities, provided that if CNB is continuing in good faith to seek regulatory approvals as of that date, either party may request that the other agree to extend the term of the Merger Agreement by three months, and such agreement shall not be unreasonably withheld; (ii) any waiting periods imposed by any governmental authority shall have expired; (iii) no court, arbitral tribunal or governmental agency shall have enjoined, restrained or prohibited the transactions contemplated by the Merger Agreement; (iv) the Merger Agreement shall have been ratified and confirmed by the requisite vote of the Spangler stockholders; (v) there shall not have occurred any material adverse change in the assets, business, operations, employees, revenue, income, prospectus, condition, liabilities or net worth of the other party since the date of the Merger Agreement; and (vi) each party shall have received a legal opinion, dated as of the closing date, from the other party's legal counsel with respect to that party's legal standing and corporate powers and to the effect, among other things, that its performance of the Merger Agreement has been duly authorized by all requisite corporate and governmental action and that the Merger Agreement constitutes a valid and binding obligation of that party.

  In addition, the obligation of CNB and County to effect the Merger is conditioned upon each of the following: (i) receipt of a comfort letter, dated within five business days prior to the closing date, from Spangler's independent certified public accountants, in customary form, as to Spangler's financial statement matters; (ii) the other parties to Spangler's contracts give their consent to the Merger, to the extent that the contracts may require such consent; (iii) Spangler has not more than 2,500 shares of common stock, and no other equity securities or rights to acquire equity securities, outstanding at the Effective Time; (iv) the directors and officers of Spangler shall have submitted their resignations, effective as of the Effective Time; (v) the Measurement Price does not exceed $39.00, as appropriately adjusted for any CNB stock splits, reverse stock splits, stock dividends, recapitalizations or similar events; and (vi) the number of shares of Spangler Common Stock that are voted against the Merger Agreement, plus the number of shares of Spangler Common Stock as to which the record holders serve notice of their dissent from the Merger Agreement, (without double-counting such shares) does not exceed 10% of the Spangler Common Stock outstanding immediately prior to the Merger.

  In addition, the obligation of Spangler to effect the Merger is conditioned upon (i) receipt of an opinion of its counsel, dated the closing date, that the Merger will be treated for federal income tax purposes as a tax-free reorganization with respect to the Spangler stockholders and (ii) the Measurement Price not being less than $28.00, as appropriately adjusted for any CNB stock splits, reverse stock splits, stock dividends, recapitalizations or similar events.

Termination

  The Merger Agreement may be terminated by any of the parties at any time prior to the Effective Time, whether before or after approval by the stockholders of Spangler, if (i) the stockholders of Spangler shall not have approved the Merger Agreement by September 30, 1999, (ii) final regulatory approvals have not been obtained by September 30, 1999, or (iii) the Merger shall not have occurred by October 31, 1999, unless otherwise agreed in writing by the parties.

 In addition, the Merger may be terminated at any time prior to the Effective
Time:

    (i) by the mutual consent in writing of CNB and Spangler duly authorized by Board action of each of them;

    (ii) by CNB if (A) one or more of the conditions to its obligation to effect the Merger have not been satisfied (through no fault of CNB or County) by September 15, 1999 and such conditions are not waived by CNB or (B) there has been a material breach on the part of Spangler of any representation, warranty or agreement contained in the Merger Agreement which cannot be or has not been cured within 30 days after written notice by CNB to Spangler of such breach (provided that CNB or County is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement);

    (iii) by Spangler if (A) one or more of the conditions to its obligation to effect the Merger have not been satisfied (through no fault of Spangler) by September 15, 1999, and such conditions are not waived by Spangler or (B) there has been a material breach on the part of CNB or County of any representation, warranty or agreement contained in the Merger Agreement which cannot be or has not been cured within 30 days after written notice by Spangler to CNB of such breach (provided that Spangler is not then in material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement);

    (iv) by Spangler in the event that CNB or County enters into an agreement to sell all or substantially all of its assets or stock or to merge with a third party.

Waiver and Amendment

  The Merger Agreement provides that CNB, County or Spangler may, in writing, waive any condition to its obligation to consummate the transactions contemplated by the Merger Agreement, except those conditions that are required by applicable law, such as governmental approvals and approval of the Merger Agreement by the requisite vote of the Spangler stockholders.

  The Merger Agreement may be amended at any time by written agreement signed by the party against whom enforcement of the amendment is sought; provided, however, that after the Spangler stockholders have approved the Merger Agreement, there can be no amendment which, in the judgment of CNB, County or Spangler, would have a materially adverse effect on the rights of the Spangler stockholders.

Expenses

  The Merger Agreement provides that each party will bear and pay all costs and expenses incurred by it or on its behalf in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement, including the fees and expenses of its own financial or other consultants, investment bankers, accountants and counsel; provided, however, that (i) if the Merger Agreement is terminated by Spangler because of a material breach by CNB or County of any of their representations, warranties or agreements in the Merger Agreement, or by CNB because of a material breach by Spangler of any of its representations, warranties or agreements in the Merger Agreement, the party terminating the Merger Agreement will be entitled to reimbursement from the other party for the costs and expenses actually and reasonably incurred by it, but not to exceed $40,000, and (ii) in the event the Merger Agreement is not approved by the stockholders of Spangler by the requisite vote, CNB and County will be entitled to such reimbursement from Spangler, but not to exceed $75,000.

Accounting Treatment

  CNB and Spangler undertake and agree in the Merger Agreement to use their best efforts to cause the Merger to qualify for "pooling of interests" accounting treatment. CNB and Spangler believe that the Merger will qualify as a pooling of interests for accounting and financial reporting purposes. Under this method of accounting, CNB will restate at the Effective Time its consolidated financial statements to include the assets, liabilities, stockholders' equity and results of operations of Spangler. It is anticipated that following the Merger the fiscal year of CNB will remain the calendar year.

Interest of Certain Persons in the Merger

  Dale E. Hill, President of Spangler, has a Severance Agreement with Spangler which provides that he shall receive certain severance benefits in the event that at any time following a "change of control" of Spangler he is discharged by Spangler or its successor other than for "cause" or he resigns for "good reason." The severance benefits include monthly payments equal to one-twelfth of Mr. Hill's base annual salary on January 1 of the year in which the change of control occurs and certain life, medical, health, accident and disability insurance, both to be provided for a period of one year following his discharge; however, no benefits are payable if Mr. Hill remains employed for a period of one year following the change of control.

  The Merger would constitute a "change of control" for purposes of the Severance Agreement. The Severance Agreement provides that Mr. Hill would have "good reason" to resign if, without his prior written consent, Spangler shall have changed in any significant respect the authority, duties, compensation, benefits or other terms or conditions of his employment or if he shall have determined in good faith that he is unable to work harmoniously and effectively with the new management of Spangler or that he is otherwise unable effectively to carry out his duties and discharge his responsibilities to Spangler.

               MANAGEMENT AND OPERATIONS OF CNB AFTER THE MERGER

Directors and Executive Officers

  The directors and executive officers of CNB immediately prior to the Merger will continue to be the directors and executive officers of CNB after the Merger. No changes are expected to be made between the date of this Prospectus/Proxy Statement and the Effective Time.

Operations After the Merger

  As a result of the Merger, the corporate existence of Spangler will be merged into and continue in County, and County will succeed to all of the business and property of Spangler. After the Merger, County will continue to be focused on providing a full range of banking activities and services for individual, business, governmental and institutional customers in its North Central Pennsylvania market area.

                           STOCK PRICES AND DIVIDENDS

  There has never been an organized public trading market in the Spangler Common Stock. There is very little trading and those trades that do occur from time to time are typically handled in privately negotiated transactions. Spangler's management is aware of only several trades that occurred in 1998 and to date in 1999. These trades were completed at prices ranging from $2,050 to $2,060 per share.

  The CNB Common Stock is traded and quoted on the Nasdaq National Market. The following table sets forth, for the periods indicated, the high and low closing sale prices per share of the CNB Common Stock on the Nasdaq National Market and the cash dividends per shares paid by CNB and Spangler.


                                        CNB             Cash Dividend
                                   Common Stock(1)        Per Share
                                   ---------------    -----------------
                                    High      Low     CNB   Spangler(2)
                                    ----      ---     ---   -----------
 1997
    First Quarter                  $17.88   $17.75    $.17     $    -
    Second Quarter                  17.88    17.75     .17      17.00
    Third Quarter                   18.75    17.88     .17          -
    Fourth Quarter                  19.94    18.75     .17      17.00

 1998
    First Quarter                  $23.13   $19.94    $.18     $    -
    Second Quarter                  29.50    23.13     .18      18.00
    Third Quarter                   30.13    29.00     .18          -
    Fourth Quarter                  35.00    32.25     .18      25.00

 1999
    First Quarter                  $36.00   $33.25    $.20     $    -
    Second Quarter                                     .20      25.00
    Third Quarter (through ___)

___________________
(1) The CNB Common Stock began trading on the Nasdaq National Market on October 22, 1998. The prices shown for quarters prior to the fourth quarter of 1998 are the high and low bid prices as reported by the National Quotation Bureau. Stock prices prior to April 30, 1998 are restated to reflect a 2 for 1 stock split effective on that date.

(2) Spangler has historically declared and paid dividends on a semi-annual basis. In anticipation of the Merger, the Spangler Board intends to declare and pay quarterly dividends.

  The last reported sale price of the CNB Common Stock on _________, 1999, was $__________. The last reported sale price of the CNB Common Stock on February 22, 1999, the date immediately prior to the public announcement of the Merger, was $34.25.

  At June 8, 1999, there were approximately 1,800 holders of record of the CNB Common Stock and approximately 90 holders of record of the Spangler Common Stock.


                 FEDERAL INCOME TAX CONSEQUENCES  OF THE MERGER

  The following summary description of federal income tax consequences of the Merger and of certain other federal income tax aspects of CNB Common Stock to be received by Spangler's stockholders pursuant to the Merger is included for general information only and is based entirely upon the Internal Revenue Code of 1986, as amended (the "Code"), regulations now in effect or proposed thereunder, current administrative rulings and practice and judicial authority, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Spangler's stockholders set forth herein.

  The consummation of the Merger is subject to the condition, unless waived in accordance with the terms of the Merger Agreement, that Spangler receive an opinion of counsel from Reed Smith Shaw & McClay LLP, counsel to Spangler, to the effect that the transactions contemplated by the Merger Agreement will constitute a tax-free reorganization under Section 368(a) of the Code and that no gain or loss will be recognized by any Spangler stockholder receiving solely shares of CNB Common Stock in exchange for his or her Spangler Common Stock. Such an opinion of counsel may be subject to conditions stated therein and will also rely upon the facts set forth or referred to therein, including facts stated by a responsible officer or officers of Spangler and CNB. An opinion of counsel is not binding upon the Internal Revenue Service or the courts.

  As a tax-free reorganization, the Merger will result in the following federal income tax consequences to Spangler's stockholders:

     (i) Spangler's stockholders will recognize no gain or loss as a result of the exchange of their shares of Spangler Common Stock for shares of CNB Common Stock pursuant to the Merger.

     (ii) The tax basis of the shares of CNB Common Stock received by each of the Spangler stockholders in the Merger will equal the tax basis of their shares of Spangler Common Stock exchanged in the Merger.

     (iii) The holding period for the shares of CNB Common Stock received by each of the Spangler stockholders in the Merger will include the holding period for their shares of Spangler Common Stock exchanged in the Merger, provided their shares of Spangler Common Stock were held as capital assets.

     (iv) Where a Spangler stockholder dissents and receives cash in exchange for Spangler Common Stock, such cash will be treated as having been received by such stockholder as a distribution in redemption of his or her Spangler Common Stock, subject to the provisions and limitations of Section 302 of the Code.

     The stockholders of Spangler who exercise their statutory dissenters rights and thus receive cash in exchange for their Spangler Common Stock will be treated as if they had sold their stock to Spangler in a taxable transaction. Assuming the stock surrendered is a capital asset, the gain or loss recognized by the dissenting stockholder will be recognized as capital gain or loss unless it should be determined by the Internal Revenue Service that under the principles of Sections 301 and 302 of the Code, the amount received is "essentially equivalent" to a dividend.

  Stockholders should contact their own tax advisors for a more detailed explanation of the tax consequences of the proposed transaction as it may relate to their particular circumstances under Federal law and under any state or local tax laws that may apply to them.



                           RESALE OF CNB COMMON STOCK

  Shares of CNB Common Stock issued to Spangler stockholders will be transferable without restriction, except shares issued to any person who may be considered an "Affiliate" of Spangler, as defined by the rules and regulations of the Commission under the Securities Act. Pursuant to the Merger Agreement, Spangler has delivered to CNB a written undertaking from each Affiliate of Spangler to the effect that he or she will not sell or dispose of CNB Common Stock acquired by him or her in connection with the Merger, other than in accordance with the Securities Act, except under: (i) a separate registration statement (which CNB has not agreed to provide), or (ii) Rule 145 promulgated thereunder by the Commission or (iii) pursuant to another exemption from registration. In addition, any Spangler stockholders who become Affiliates of CNB will be subject to similar resale restrictions for as long as they remain Affiliates of CNB.


                          DISSENTERS' APPRAISAL RIGHTS

  Any stockholder of Spangler who votes against the proposal to ratify and confirm the Merger Agreement, or who gives written notice at or prior to the Meeting to the President of Spangler that he or she dissents from the Merger Agreement, will be entitled to receive, in cash, the value of the Spangler Common Stock held by him or her upon written request made to CNB at any time before 30 days after the date of the Merger, accompanied by the surrender of his or her Spangler Certificate. A Spangler stockholder who votes in favor of the proposal to ratify and confirm the Merger Agreement will not be entitled to receive the value of his or her shares; and a stockholder who votes against the proposal, or who at or prior to the Meeting gives written notice of dissent to the President of Spangler, nonetheless will not be entitled to receive the value of his or her shares unless he or she provides CNB the requisite request for payment, accompanied by his or her Spangler Certificate, within 29 days after the date of the Merger. Stockholders who vote against the proposal or who dissent from the Merger Agreement will be given written notice of the Merger within seven business days after the date of the Merger.

  All written notices of dissent from the Merger Agreement should be sent or delivered to President, The First National Bank of Spangler, 1808 Bigler Avenue, P.O. Box 579, Spangler, Pennsylvania 15775, or given to the presiding officer at the Meeting, so as to be received before the vote on the Merger Agreement. All written requests for payment should be sent or delivered to President, CNB Financial Corporation, 1 South Second Street, Clearfield, Pennsylvania 16830, so as to be received before 30 days after the date of the Merger.

  Only a holder of record is entitled to request dissenters' appraisal rights and payment for the shares registered in his or her name. A record owner of shares may assert dissenters' appraisal rights as to fewer than all of the shares recorded in such person's name only if such person votes against or dissents from the Merger Agreement with respect to all shares beneficially owned by any one person and notifies CNB in writing of the name and address of each person on whose behalf the record owner asserts dissenters' appraisal rights. The rights of a partial dissenter are determined as if the shares as to which request for payment is made and the other shares held by such holder of record are recorded in the names of different Spangler stockholders. A beneficial owner of shares who is not the record owner may assert dissenters' appraisal rights as to shares held on such person's behalf only if the beneficial owner submits to CNB the record owner's written consent to the request for payment before or at the same time the beneficial owner asserts dissenters' appraisal rights.

  A request for payment must reasonably inform CNB of the identity of the holder of record of the Spangler Common Stock covered by the request and that such holder of record requests payment for such shares. The request should be executed by or for the Spangler stockholder of record, fully and correctly, as such stockholder's name appears on the Spangler Certificate.

Valuation of Shares

  The value of the shares of any dissenting stockholder will be ascertained, as of the Effective Time, by an appraisal made by a committee of three persons, composed of (i) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (ii)one selected by the directors of County, and (iii) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers will govern. If the value so fixed is not satisfactory to any dissenting stockholder who has requested payment, that stockholder may, within five days after being notified of the appraised value of his or her shares, appeal to the Comptroller of the Currency, who will cause a reappraisal to be made which will be final and binding as to the value of the shares of the appellant.

  If, within 90 days from the date of consummation of the Merger, for any reason one or more of the appraisers is not selected, or the appraisers fail to determine the value of such shares, the Comptroller will upon written request of any interested party cause an appraisal to be made which will be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, will be paid by CNB. The value of the shares ascertained will be promptly paid to the dissenting stockholders by CNB. The shares of stock of CNB which would have been delivered to such dissenting stockholders had they not requested payment will be sold by CNB at an advertised public auction, and CNB will have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within 30 days thereafter to such person or persons and at such price not less than par as its Board of Directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting stockholders, the excess in such sale price will be paid to such dissenting stockholders.

  Neither CNB nor County has any obligation to appeal the appraised value of the Spangler shares to the Comptroller or to request that the Comptroller appraise the Spangler shares in the event that one or more of the appraisers is not selected or the appraisers fail to determine the value of the shares. Accordingly, it is the obligation of the Spangler stockholders who request payment for their shares to initiate any such appeal or request for an appraisal, and any such stockholder who fails to appeal the appraisal within five days after being notified of the appraised value of the shares may lose the right to have the Comptroller reappraise the value of his or her shares.

  No Spangler stockholder will be entitled to receive the value of his or her shares if the Merger Agreement is not ratified and confirmed by the requisite vote at the Meeting or if for any other reason the Merger is not consummated. Even if the requisite vote is attained at the Meeting, CNB and County may terminate the Merger Agreement and will not be required to consummate the Merger if, among other things, the record holders of more than 10% of the Spangler Common Stock outstanding immediately prior to the Merger have voted against the proposal that the Merger Agreement be ratified and confirmed or at or prior to the Meeting gave written notice of their dissent from the Merger Agreement.

  A Spangler stockholder who has requested payment of the value of his or her shares may withdraw such request by delivering to CNB a written withdrawal of such request and approval of the Merger Agreement, except that any such attempt to withdraw made more than 60 days after the consummation of the Merger will require the written approval of CNB.

  The forgoing is a summary of certain provisions of section 215a of the NBA and is qualified in its entirety by reference to the full text of such provisions, a copy of which is appended hereto as Appendix C.

  The stockholders of CNB will not have dissenters' appraisal rights as a result of the Merger because Spangler will be merged into County, and CNB is not a participant in the Merger.


                        DESCRIPTION OF CNB COMMON STOCK

  CNB is authorized to issue up to 10,000,000 shares of Common Stock, par value $1.00 per share, of which 3,425,555 were outstanding at the date of this Prospectus/Proxy Statement. All shares of Common Stock currently outstanding are fully paid and non-assessable. The Common Stock is traded in the over-the-counter market and is quoted in the Nasdaq National Market (Symbol: CCNE). County serves as the transfer agent and registrar for the Common Stock.

  The CNB Common Stock has no preemptive rights and no redemption, sinking fund or conversion provisions. All shares have one vote on any matter submitted to a vote of stockholders. The CNB Common Stock does not have cumulative voting rights in the election of directors. Holders are entitled to receive dividends when and as declared by the Board of Directors of CNB out of funds legally available therefor. In the event that CNB is dissolved, the holders of CNB Common Stock will share prorata in the assets remaining after payment of all priority claims.

  See "COMPARISON OF RIGHTS OF SPANGLER STOCKHOLDERS AND CNB STOCKHOLDERS - Election of Directors," " - Amendment of Charter," and " - Statutory Antitakeover Provisions."


                 COMPARISON OF RIGHTS OF SPANGLER STOCKHOLDERS
                              AND CNB STOCKHOLDERS

  The rights of Spangler stockholders are governed by the NBA, its Articles of Association and its bylaws, whereas the rights of CNB stockholders are governed by the Pennsylvania Business Corporation Law (the "BCL"), its Articles of Incorporation and its bylaws. Following the Merger, the rights of Spangler stockholders who become CNB stockholders will be governed by the BCL and the Articles of Incorporation and bylaws of CNB.

  Certain important differences between the rights of Spangler stockholders and those of CNB stockholders are summarized below. The term "charter" as used herein means the Articles of Association of Spangler or the Articles of Incorporation of CNB, as the case may be.

General

  Holders of CNB Common Stock and Spangler Common Stock are entitled to one vote for each share held on matters presented for stockholder action. Spangler stockholders, by virtue of the NBA, are entitled to cumulative voting in the election of directors, which means that a stockholder has a number of votes equal to the number of shares held multiplied by the number of directors to be elected, and such votes may all be cast for one nominee or distributed among the nominees as the stockholder sees fit. CNB stockholders are not entitled to cumulative voting in the election of directors. Stockholders of CNB and Spangler may vote their shares either in person or by proxy.

Preemptive Rights

  The authorized capital stock of Spangler consists of 2,500 shares of Common Stock, all of which are issued and outstanding. Spangler's stockholders are entitled to preemptive rights which would permit them to purchase a sufficient number of shares of any subsequent issuance such that they would be permitted to retain their pro rata ownership percentage.

 Stockholders of CNB have no such preemptive rights.

Election of Directors

  The Spangler charter provides that its Board of Directors consists of not less than five nor more than twenty-five persons who are stockholders, with each person to be elected each year and with the exact number of members to be established from time to time by the Board of Directors. Spangler's stockholders are entitled to exercise cumulative voting rights in all elections of directors.

  The CNB charter provides that there shall be three classes of directors, with the numbers in each class to be no less than three directors nor more than eight directors. The directors serve staggered terms of three years, with one class elected at each annual meeting of stockholders for a term of three years.

  The CNB bylaws provide that (i) no person shall be eligible for election or serve as a director who does not own and continue to own at least 350 unencumbered shares of CNB Common Stock, (ii) any director on August 30, 1983 who was less than 57 years of age on that date, and all future directors, shall tender his or her resignation as a director on or before his or her 70/th/ year, (iii) any director on August 30, 1983 who was 57 years of age or older on that date may continue as a director, if properly elected, until he or she chooses to retire, (iv) no incumbent director shall be proposed for nomination to the Board without the approval of 25% of the Board, and (v) no stockholder of CNB, not a director, shall be proposed for the Board without approval of two-thirds of the Board.

Amendment of Charter

  The vote of a majority of the outstanding Spangler Common Stock is required to amend any provision of the Spangler charter.

  The BCL, on the other hand, only requires the affirmative vote of a majority of the votes actually cast, at a meeting at which a quorum is present, in order to amend the articles of incorporation, unless the articles require a greater percentage or unless the provision to be amended requires a specific number or percentage of votes for the taking of any action, in which case such provision may not be canceled by a lesser number or percentage of votes. The CNB charter does not require a specific vote to amend the charter. However, Article 9 requires the affirmative vote of 75% of the outstanding shares in order to effect the merger or consolidation of CNB into another corporation. Also, the BCL does not require stockholder approval of certain non-material amendments to the articles, such as changing the corporate name or increasing the number of authorized shares to effectuate a stock dividend where the corporation has only one class of shares outstanding.

Amendment of Bylaws

 Spangler's bylaws can be amended by the Spangler Board.

  Under Pennsylvania law, the board of directors may be given the power to adopt or amend the bylaws, but the board of directors does not have the power to adopt or amend bylaw provisions on certain specified subjects that are reserved exclusively to the stockholders. In addition, stockholders have the right to amend or repeal any bylaw adopted by the board of directors. The Board of Directors of CNB has not been given the power to adopt or amend the bylaws.


Mergers and Other Fundamental Transactions

  Under the NBA, a vote of two-thirds of the outstanding Spangler Common Stock is required to approve a merger or other fundamental change transaction.

  Under the BCL, however, fundamental corporate transactions (such as mergers, sales of all or substantially all of the corporation's assets or dissolution of the corporation) require approval of only a majority of the votes actually cast by the stockholders at a meeting at which a quorum is present, unless the articles of incorporation require a greater vote. As noted above, the CNB charter requires the affirmative vote of 75% of the outstanding shares entitle to vote in order to effect the merger or consolidation of CNB into another corporation.

Dividends

  Dividends on the Spangler Common Stock are entitled to be paid if, as and when the Spangler Board elects to pay dividends from sources legally available therefor.

  Under Pennsylvania law, a corporation has the power, subject to restrictions in its bylaws, to pay dividends or make other distributions to its stockholders unless after giving effect thereto (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's assets would be less than the sum of its total liabilities plus the amount that would be needed upon the dissolution of the corporation to satisfy the preferential rights, if any, of stockholders having superior preferential rights to the stockholders receiving the distribution. The CNB bylaws contain no limitations on such powers.

Dissenters'  Appraisal Rights

  The rights of stockholders to demand payment in cash by a corporation of the fair value of their shares in the event of certain fundamental transactions, such as mergers, sales of all or substantially all of the corporation's assets, and dissolution, are called dissenters' appraisal rights.

  Under the NBA, holders of shares of a national bank such as Spangler are entitled to dissenters' appraisal rights in the event of certain fundamental transactions such as mergers or the like, as explained in "DISSENTERS' APPRAISAL RIGHTS."

  The BCL does not provide dissenters' rights to holders of shares that are listed on a national securities exchange or held of record by more than 2,000 stockholders.

  CNB currently has approximately 1,800 stockholders of record and Spangler 90 stockholders of record. Consequently, the Merger itself will not result in a material change in the dissenters' appraisal rights accorded the Spangler stockholders.

Stockholder Action Without a Meeting

  Spangler's charter does not address the ability or permissibility of stockholders taking action without a meeting. Spangler's charter is, however, permitted to be amended by stockholders owning a majority of the Spangler Common Stock "in any manner not inconsistent with law."

  Under the BCL, stockholders have the right to act without a meeting by less than unanimous consent only if the articles of incorporation so provide. The CNB charter does not include such a provision.

Meetings of Stockholders

  Spangler's charter permits a meeting to be called by any three stockholders for the purpose of amending the charter. Spangler's charter also contemplates an annual meeting of stockholders for the purpose of electing directors.

  The BCL provides that if the annual meeting for election of directors is not called and held within six months after the designated date, any stockholder may call the meeting at any time thereafter. Special meetings of stockholders may be called by (i) the board of directors, (ii) stockholders entitled to cast at least 20% of the votes entitled to be cast at the meeting, but only if the stockholders are accorded that right in the articles of incorporation, and (iii) such officers or other persons as may be provided in the bylaws. The CNB charter does not permit the stockholders to call special meetings, and the bylaws provide that special meetings may be called by the President or by the Board of Directors.

Derivative Suits

  Spangler's charter does not specify the basis upon which a stockholder's derivative action may be maintained, and there appears to be no legal precedent, of which Spangler is aware, that provides such basis.

  Under Pennsylvania law, a stockholder may maintain a derivative suit, even if the stockholder was not a stockholder at the time of the alleged wrongdoing, if there is a strong prima facie case in favor of the claim asserted and if the court determines in its discretion that serious injustice would result without such suit.

Fiduciary Duty, Liability and Indemnification of Directors and Officers

  Fiduciary Duty of Directors. Spangler's charter provides that its Board of Directors are responsible for the general regulation of Spangler's business and in that capacity are responsible for managing its affairs, regulate the elections of the Board of Directors and make bylaws that are proper and not inconsistent with law. Spangler's bylaws provide that all corporate powers are vested in and exercised by the Board of Directors except as may be limited by law.

  The BCL provides that the board of directors has the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors owe fiduciary duties of care and loyalty to the corporations for which they serve as directors. A director of a Pennsylvania business corporation stands in a fiduciary relationship to the corporation and must perform his or her duties as a director, in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing these duties, the director is entitled to rely, in good faith, on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared by any of the following: (i) one or more officers or employees whom the director reasonably believes to be reliable and competent in the matters presented; (ii) counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional competence of such persons; and (iii) a committee of the board upon which he or she does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence. A director will not be considered to be acting in good faith if he or she has knowledge concerning the matter in question which would cause his or her reliance to be unwarranted.

  The BCL further provides that in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors of a business corporation may, in considering the best interests of the corporation, consider the effects of any action upon employees, upon suppliers and customers of the corporation and upon communities in which offices or other establishments of the corporation are located and all other pertinent factors. Absent breach of fiduciary duty, lack of good faith or self-dealing, actions taken as a director are presumed to be in the best interests of the corporation.

  The BCL also provides that a director of a Pennsylvania corporation owes a duty only to the corporation, and in considering what is in the best interests of the corporation may choose to subordinate the interests of stockholders to the interests of employees, suppliers, customers or creditors of the corporation or to the interests of the communities served by the corporation. Consequently, the fiduciary duty provisions of the BCL provide significant discretion, and protection from liability, to directors in exercising their fiduciary duties, particularly in the context of a threatened change in control.

  Limitation of Director Liability. Spangler's bylaws provide that its directors are not personally liable for monetary damages for any action taken, or the failure to take action, unless the director breaches or fails to perform his duties of office as measured by the standards of care and justifiable reliance provisions of Pennsylvania law, or if the breach or failure constitutes self dealing, wilful misconduct or recklessness.

  Pennsylvania law permits a corporation's charter, or a bylaw adopted by the stockholders, to limit a director's exposure to monetary liability for breach of duty. CNB's bylaws provide that a director shall have no personal liability for monetary damages for any action taken, or any failure to take any action, as a director. Such limitation does not apply where the director has breached or failed to perform the duties of his or her office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness, nor does it apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes.

  Indemnification of Directors and Officers. Spangler's bylaws provide that its directors, officers and employees shall be indemnified to the fullest extent provided by law for any actual or threatened actions arising out of their service to Spangler. For persons who are not directors, the extent of their right of indemnification is to be determined by Spangler's Board of Directors. All rights of indemnification survive service to Spangler or tenure on its Board of Directors, as the case may be.

  Pennsylvania law permits a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement incurred by them in connection with any pending, threatened or completed third party action or proceeding, and permits such indemnification against expenses incurred in connection with any pending, threatened or completed derivative action, if the director or officer has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The BCL further provides that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation. These provisions for indemnification and advancement of expenses are non-exclusive with respect to any other rights, such as contractual rights or rights under a bylaw or vote of stockholders or disinterested directors, to which a person seeking indemnification or advancement of expenses may be entitled. Such contractual or other rights may, for example, provide for indemnification against judgments, fines and amounts paid in settlement incurred by the indemnified person in connection with derivative actions. Pennsylvania law permits such derivative action indemnification in any case except where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

  The CNB bylaws require indemnification of directors and officers to the
fullest extent permitted by Pennsylvania law.   At the present time, these
boundaries would be dictated by the BCL and related legislation, which prohibit indemnification where the conduct is determined by a court to constitute willful misconduct or recklessness. Subject to these statutory limitations, CNB bylaws would require indemnification against both judgments and amounts paid in settlement of derivative suits. These provisions would also provide indemnification for negligence or gross negligence and for certain liabilities incurred under the federal securities laws.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or officers, CNB is aware that, in the opinion of the Commission, such indemnification is against public policy as expressed in that Act and is therefore unenforceable. Under certain circumstances, CNB might be required to submit to a court the question of whether indemnification is permissible before it could indemnify directors or officers for such liabilities.

  Pennsylvania law permits a corporation to purchase and maintain insurance on behalf of any director or officer of the corporation against any liability asserted against the director or officer and incurred in such capacity, whether or not the corporation would have the power to indemnify the director or officer against such liability. The directors and officers of CNB are currently covered as insureds under directors and officers liability insurance maintained by CNB. Such insurance provides an aggregate maximum of $6,000,000 of coverage for directors and officers of CNB and its subsidiaries against claims made during the policy period.

Statutory Antitakeover Provisions

  Neither Spangler's charter nor the provisions of applicable law to which it is subject contain provisions having an antitakeover purpose.

  Pennsylvania corporations that have a class of stock registered under the Exchange Act, such as CNB, are automatically subject to certain antitakeover provisions of the BCL, unless the articles of incorporation provide that those provisions shall not apply to the corporation. CNB has not opted out of those antitakeover provisions.

  The antitakeover provisions of the BCL are Sections 1715 and 2538 and Subchapters 25E, 25F, 25G and 25H. Section 1715, in addition to providing that the directors in discharging their duties need not regard the interests of the stockholders as a dominant factor, expressly states that their fiduciary duty does not require them to redeem any rights under or render inapplicable any stockholder rights plan or certain of the antitakeover provisions of the BCL.
Section 2538 requires that fundamental corporate transactions, such as mergers and share exchanges, be approved by a majority vote of the disinterested stockholders. Subchapter 25E with certain exceptions entitles the stockholders to be paid the fair value of their shares by anyone who acquires 20% or more of the outstanding voting power of the corporation; Subchapter 25F imposes certain financial requirements and restrictions on business combinations with interested stockholders; Subchapter 25G, relating to so-called control share acquisitions, with certain exceptions limits the voting rights of persons who have acquired 20% or more of the outstanding voting power of the corporation; and Subchapter 25H requires disgorgement of certain profits made by "controlling shareholders" following their attempts to gain control of the corporation.


                                    EXPERTS

  The consolidated financial statements of CNB at December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998, incorporated by reference in this Prospectus/Proxy Statement have been so incorporated in reliance on the report of Ernst & Young LLP, independent auditors, given on the authority of said firm as experts in auditing and accounting.

  The financial statements of Spangler as of December 31, 1998 and 1997 and for each of the two years in the period ended December 31, 1998, included in this Prospectus/Proxy Statement have been so included in reliance on the report of Stokes Kelly & Hinds, LLC, independent auditors, given on the authority of said firm as experts in auditing and accounting.


                                 LEGAL MATTERS

  The validity of the CNB Common Stock to be issued pursuant to the Merger will be passed upon for CNB by Klett Lieber Rooney & Schorling, a Professional Corporation.

                    INDEX TO SPANGLER FINANCIAL INFORMATION

                                                               Page

Managements' Discussion and Analysis of Financial Condition
 and Results of Operations...................................    47

Independent Auditor's Report.................................    59

Balance Sheets at December 31, 1998 and 1997.................    60

Statements of Income for the Years Ended
 December 31, 1998 and 1997..................................    61

Statements of Changes in Stockholders' Equity for the
 Years Ended December 31, 1997 and 1998......................    62

Statements of Cash Flows for the Years Ended
 December 31, 1998 and 1997..................................    63

Notes to Financial Statements................................    64

Balance Sheets at March 31, 1999 and December 31, 1998.......    72

Statements of Income for the three months ended
 March 31, 1999 and 1998.....................................    73

Statements of Changes in Shareholders' Equity for the
 three months ended March 31, 1999 and 1998..................    74

Statements of Cash Flows for the three months ended
 March 31, 1999 and 1998.....................................    75

Notes to Financial Statements March 31, 1999.................    76

                      THE FIRST NATIONAL BANK OF SPANGLER
                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

On the following pages of this Prospectus/Proxy Statement we present management's discussion and analysis of the financial condition and results of operations of Spangler. Management's discussion and analysis discusses the significant changes in the results of operations, capital resources and liquidity presented in its accompanying financial statements for Spangler. Current performance does not guarantee, assure, or may not be indicative of similar performance in the future.

The following discussion focuses on and highlights certain information regarding Spangler. We recommend that you read this discussion in conjunction with the financial statements and related notes appearing elsewhere in this proxy statement/prospectus.

We caution you not to place undue reliance on forward-looking statements in this section as they reflect management's analysis only as of this date. Spangler undertakes no obligation to publicly revise or update these forward-looking statements to reflect subsequent events or circumstances.

Summary of Results of Operations and Financial Condition
--------------------------------------------------------

Spangler's assets as of March 31, 1999 were $32,972,000 reflecting a 4.34% increase from the period ended March 31, 1998. Although there was a decrease in net loans, increases in investments and federal funds sold resulted in a net increase in assets of $1,372,000.

Net income for the three months ended March 31, 1999 decreased by $9,000 or 10.97% from the three month period ending March 31, 1998. A decrease in net interest income of $9,000 combined with increases in non-interest expense and income taxes was only partially offset by decreases in loans loss provisions and increase in non-interest income.

At December 31, 1998, Spangler's total assets amounted to $32,065,000 as compared to $30,912,000 at December 31, 1997. The $1,153,000 or 3.73% increase was primarily due to an increase of $1,270,000 in federal funds sold.

Net earnings were $296,000 for the year ended December 31, 1998, as compared to $393,000 for the year ended December 31, 1997. The $97,000 decrease in net earnings resulted primarily from an increase in interest expense of $85,000 and in other operating expenses of $89,000, offset by an increase in interest income $29,000, and a decrease in the provision for income taxes of $50,000.

The Year 2000 Issue
-------------------

Spangler is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. The year 2000 issue is the result of computer programs being written using two digits rather than four digits to define the applicable year. Computer programs that have time-sensitive coding may recognize a date using "00" as the year 1900 rather than the year 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail.

Spangler has conducted a review of its computer systems to identify the systems that could be affected by the year 2000 issue and has developed an implementation plan to resolve the issue. Spangler is primarily dependent upon systems that have been developed by third parties and, therefore, is dependent upon vendor compliance. Spangler will have contingency plans in place for all systems according to the regulatory schedule. These plans involve automated as well as manual actions and may require additional staffing requirements. Spangler believes that the year 2000 will not pose significant operational problems for its computer operations.

Spangler could be adversely affected by year 2000 problems experienced by others (including its customers, service providers, vendors, customers' vendors, correspondent banks, government agencies, and the financial services industry in general) over which it has no control. If, for example, one of Spangler's customers failed to adequately prepare for the Year 2000, Spangler could be adversely affected and, in turn, this could affect Spangler's ability to collect outstanding loans and retain deposit balances. Consequently, if Spangler or any of its service providers, correspondents, vendors or customers experiences a disruption of business resulting from the year 2000, the financial condition, results of operations and liquidity of Spangler could be materially adversely affected.


                                                                  THE FIRST NATIONAL BANK OF SPANGLER
                                                                        Selected Financial Data

                                                                 March 31,                 December 31,
(Dollars in thousands,                                     ---------------------      ---------------------
 except per share data)                                       1999        1998           1998        1997
                                                           ---------   ---------      ---------   ---------
                                                                (unaudited)
Income & Expense:
Interest income                                            $     549   $     561      $   2,275   $   2,246
Interest expense                                                 280         283          1,151       1,067
                                                           ---------   ---------      ---------   ---------
Net interest income                                              269         278          1,124       1,179
Loan loss provision                                                4           9             32          31
                                                           ---------   ---------      ---------   ---------
Net interest income after loan loss provision                    265         269          1,092       1,148
Noninterest income                                                17          14             61          63
Noninterest expense                                              172         168            704         615
                                                           ---------   ---------      ---------   ---------

Income before income taxes                                       110         115            449         596
Income taxes                                                      37          33            153         203
                                                           ---------   ---------      ---------   ---------

Net income                                                 $      73   $      82      $     296   $     393
                                                           =========   =========      =========   =========

Per share:
Basic                                                      $   29.11   $   32.82      $  118.56   $  157.28
Cash dividends paid                                                -           -      $   43.00   $   34.00

Weighted average number of common shares:
  Basic                                                        2,500       2,500          2,500       2,500
Book value                                                 $1,853.60   $1,790.40      $1,837.00   $1,759.39

Average Balance Sheet:
Total Assets                                               $  32,644   $  31,266      $  31,894   $  31,018
Investments & money market investments                         9,402       7,292          7,940       8,511
Loans (net of unearned income)                                22,090      22,746         22,815      21,289
Deposits                                                      27,767      26,552         27,113      26,488
Shareholders' equity                                           4,635       4,466          4,539       4,276

Balance Sheet at Period End:
Total assets                                               $  33,000   $  31,628      $  32,065   $  30,912
Investments & money market investments                         9,826       7,320          8,152       7,549
Loans (net of unearned income)                                21,945      23,217         22,752      22,212
Deposits                                                      28,094      26,871         27,268      26,287
Shareholders' equity                                           4,634       4,476          4,593       4,398

Selected Operating Ratios:
Return on average assets                                        0.89%       1.05%           .93%       1.27%
Return on average shareholders' equity                          6.30%       7.34%          6.52%       9.19%
Leverage (assets divided by shareholders' equity)               7.12X       7.06X          6.98X       7.03X
Average total loans as a percentage of average deposits        79.55%      85.67%         84.15%      80.37%
Interest income/average earning assets*                         7.05%       7.52%          7.46%       7.60%
Interest expense/average deposits & borrowings                  3.99%       4.26%          4.25%       4.03%
Net interest income/average earning assets*                     3.48%       3.72%          3.60%       3.96%

* Tax equivalent basis

Balance Sheet Analysis
-----------------------

The tables below presents the major asset and liability categories on an average daily basis for the periods presented, along with interest income and expense, and key rates and yields.

The March 31, 1999 federal funds sold balance of $2,900,000 was $2,105,000 higher than the March 31, 1998 balance of $795,000.

The December 31, 1998 federal funds sold balance of $2,280,000 was $1,270,000 higher than the December 31, 1997 balance of $1,010,000.

Distribution of assets, liabilities and shareholders equity, interest rates and interest differential:


                                                                  March 31,
                                        -------------------------------------------------------------
(Dollars in thousands)                                1999                           1998
                                        ------------------------------  -----------------------------
                                         Average      Average            Average     Average
Assets                                   Balance       Rate   Interest   Balance      Rate   Interest
                                         -------       ----   --------   -------      ----   --------
Investment securities:
 Taxable investments                     $ 5,894       5.90%    $   87   $ 6,444      6.46%    $  104
 Nontaxable investments (1)                  300       5.08          4       100      9.20          2
                                         -------       ----     ------   -------      ----     ------

 Total investment securities               6,194       5.88         91     6,544      6.48        106

Loans (1)(2)                              21,877       7.72        422    22,532      7.88        444
Other rate-sensitive assets                3,208       4.74         38       748      5.88         11
                                         -------       ----     ------   -------      ----     ------

 Total earning assets                     31,279       7.05        551    29,824      7.52        561

Non-interest earning assets                1,365          -          -     1,442         -          -
                                         -------       ----     ------   -------      ----     ------

 Total assets                            $32,644       6.75%    $  551   $31,266      7.18%    $  561
                                         =======       ====     ======   =======      ====     ======

Liabilities and Shareholders' Equity

Deposits:
 Demand                                  $ 1,972       1.98%    $   10   $ 1,858      1.69%    $    8
 Savings                                   6,129       2.76         42     6,267      2.99         47
 Time                                     17,150       5.32        228    16,178      5.64        228
                                         -------       ----     ------   -------      ----     ------

  Total deposits                          25,251       4.44        280    24,303      4.66        283
Borrowings and other
   interest bearing liabilities                -          -          -         -         -          -
Non-interest bearing deposits              2,516          -          -     2,249         -          -
Other liabilities                            242          -          -       248         -          -
                                         -------       ----     ------   -------      ----     ------

  Total liabilities                       28,009       4.00        280    26,800      4.22        283
Shareholders' equity                       4,635          -          -     4,466         -          -
                                         -------       ----     ------   -------      ----     ------

  Total liabilities and
   shareholders' equity                  $32,644       3.43%    $  280   $31,266      3.62%    $  283
                                         =======       ====     ======   =======      ====     ======

Average effective rate on
 interest bearing liabilities

Interest income/earning assets           $31,279       7.05%    $  551   $29,824      7.52%    $  561
Interest expense/earning assets          $31,279       3.58     $  280   $29,824      3.80     $  283
                                                       ----                           ----
Effective interest differential                        3.47%                          3.72%
                                                       =====                          =====


--------------------------------------


                                                            Year Ended December 31,
                                        -------------------------------------------------------------
(Dollars in thousands)                                1998                           1997
                                        ------------------------------  -----------------------------
                                         Average      Average            Average     Average
Assets                                   Balance       Rate   Interest   Balance      Rate   Interest
                                         -------       ----   --------   -------      ----   --------
Assets

Investment securities:
 Taxable investments                     $ 5,881       6.48%    $  381   $ 7,266      6.63%    $  482
 Nontaxable investments (1)                   62       8.06          5       100      9.69          9
                                         -------       ----     ------   -------      ----     ------

   Total investment securities             5,943       6.50        386     7,366      6.67        491

Loans (1)(2)                              22,602       7.89      1,784    21,071      8.04      1,695
Other rate-sensitive assets                1,997       5.36        107     1,145      5.41         62
                                         -------       ----     ------   -------      ----     ------

 Total earning assets                     30,542       7.46      2,277    29,582      7.60      2,248

Non-interest earning assets                1,352          -          -     1,436         -          -
                                         -------       ----     ------   -------      ----     ------

 Total assets                            $31,894       7.14%    $2,277   $31,018      7.25%    $2,248
                                         =======       ====     ======   =======      ====     ======

Liabilities and Shareholders' Equity

Interest bearing deposits:
 Demand                                  $ 1,949       1.84%    $   36   $ 2,287      1.73%    $   39
 Savings                                   6,200       2.97        184     7,150      3.01        216
 Time                                     16,510       5.64        931    14,571      5.57        812
                                         -------       ----     ------   -------      ----     ------

  Total interest bearing deposits         24,659       4.67      1,151    24,008      4.44      1,067

Borrowings and other
   interest  bearing liabilities               -          -          -         -         -          -
Non-interest bearing deposits              2,454          -          -     2,480         -          -
Other liabilities                            242          -          -       254         -          -
                                         -------       ----     ------   -------      ----     ------

  Total liabilities                       27,355       4.21      1,151    26,742      3.99      1,067
Shareholders' equity                       4,539          -          -     4,276         -          -
                                         -------       ----     ------   -------      ----     ------

  Total liabilities and
   shareholders' equity                  $31,894       3.61%    $1,151   $31,018      3.44%    $1,067
                                         =======       ====     ======   =======      ====     ======

Average effective rate on
 interest bearing liabilities

Interest income/earning assets           $30,542       7.46%    $2,277   $29,582      7.60%    $2,248
Interest expense/earning assets          $30,542       3.77     $1,151   $29,582      3.61     $1,067
                                                       ----                           ----
Effective interest differential                        3.69%                          3.99%
                                                       ====                           ====

(1) The interest earned on nontaxable investment securities and loans is shown on a tax equivalent basis.

(2) Nonaccrual loans have been included in the appropriate average loan balance category, but interest on nonaccrual loans has not been included for purposes of determining interest income.

Investment Securities
----------------------

Total securities increased from $6,525,000 at March 31, 1998 to $6,926,000 at March 31, 1999. This increase is due to an increase in tax free securities, and FHLB and FNMA certificates, offset by a decrease in U.S. Treasury Securities.

Total securities of $5,872,000 decreased $667,000 from December 31, 1997 to December 31, 1998. This decrease is a net result of a decrease in the securities available for sale portfolio.

The maturity analysis of investment securities available for sale, including the weighted average yield for each category as of March 31, 1999, is as follows:


                                  Under     1 - 5     5 - 10   Over
                                  1 year    years     years    10 Years   Total
                                  -------   -------   ------   --------   ------
(Dollars in thousands)
U.S. Treasury securities
  Carrying value                   $2,516    $1,830    $   -    $   -   $4,346
  Weighted average yield             6.35%     6.37%     0.0%     0.0%    6.36%
  Weighted average maturity                                               1 yrs. 0 mo.

Obligations of U.S. Government
    corporations and agencies
  Carrying value                   $    -    $2,092    $   -    $   -   $2,092
  Weighted average yield              0.0%     4.90%     0.0%     0.0%    4.90%
  Weighted average maturity                                               2 yrs. 5 mo.

Obligations of states and
    political subdivisions
Carrying value                     $    -    $  301    $   -    $   -   $  301
  Weighted average yield              0.0%     5.15%     0.0%     0.0%    5.15%
  Weighted average maturity                                               2 yrs. 4 mo.

Mortgage-backed securities
Carrying value                     $    -    $    -    $   -    $   2   $    2
  Weighted average yield              0.0%      0.0%     0.0%    9.00%    9.00%
  Weighted average maturity                                              17 yrs. 1 mo.

Equity securities
  Carrying value                   $    -    $    -    $ 185    $   -   $  185
Weighted average yield                0.0%      0.0%    6.41%     0.0%    6.41%
Weighted average maturity                                                 N/A

Weighted average yield is computed by dividing the annualized interest income, including the accretion of discounts and the amortization of premiums, by the carrying value. Tax-exempt securities were adjusted to a tax-equivalent basis and are based on the federal statutory tax rate of 34%.


(Dollars in thousands)                                March  31, 1999
                                        ---------------------------------------------
                                                     Gross       Gross      Estimated
                                        Amortized  Unrealized  Unrealized     Market
Available for Sale                        Cost       Gains      (Losses)      Value
                                          ------  ----------  ----------      ------
US Treasury securities                    $4,296         $50        $  -      $4,346
US Government and Agency Securities        2,102           -         (10)      2,092
Obligations of states and political
 subdivisions                                300           1           -         301
Mortgage backed securities                     2           -           -           2
Equity securities                            185           -           -         185
                                          ------  ----------  ----------      ------

   Totals                                 $6,885         $51        $(10)     $6,926
                                          ======  ==========  ==========      ======

---------------------------------


                                                      March  31, 1998
                                        ---------------------------------------------
                                                     Gross       Gross      Estimated
                                        Amortized  Unrealized  Unrealized     Market
Available for Sale                        Cost       Gains      (Losses)      Value
                                          ------  ----------  ----------      ------
U.S. Treasury Notes                       $6,192         $67         $ -      $6,259
Obligations of states and political
 subdivisions                                100           1           -         101
Mortgage backed securities                     6           -           -           6
Equity securities                            163           -           -         163
                                          ------         ---  ----------      ------

   Totals                                 $6,461         $68         $ -      $6,529
                                          ======         ===  ==========      ======


                                                     December  31, 1998
                                        ---------------------------------------------
                                                     Gross       Gross      Estimated
                                        Amortized  Unrealized  Unrealized     Market
Available for Sale                        Cost       Gains      (Losses)      Value
                                          ------  ----------  ----------      ------
US Treasury securities                    $4,595         $84         $ -      $4,679
US Government and Agency Securities          702           4           -         706
Obligations of states and political
 subdivisions                                300           -           -         300
Mortgage backed securities                     2           -           -           2
Equity securities                            185           -           -         185
                                          ------         ---  ----------      ------

   Totals                                 $5,784         $88         $ -      $5,872
                                          ======         ===  ==========      ======

                                                  December  31, 1997
                                        ---------------------------------------------
                                                     Gross       Gross      Estimated
                                        Amortized  Unrealized  Unrealized     Market
Available for Sale                        Cost       Gains      (Losses)      Value
                                          ------  ----------  ----------      ------
U.S. Treasury Notes                       $6,190         $80         $(1)     $6,269
Obligations of states and political
 subdivisions                                100           1           -         101
Mortgage backed securities                     6           -           -           6
Equity securities                            163           -           -         163
                                          ------         ---  ----------      ------

   Totals                                 $6,459         $81         $(1)     $6,539
                                          ======         ===  ==========      ======

Loans
------

Spangler grants commercial loans, residential mortgages, and consumer loans to customers located primarily in Spangler, Pennsylvania and surrounding communities. Spangler has a concentration of credit in Indiana and Cambria Counties and exposure to credit loss can be adversely impacted by downturns in local economic and employment conditions.

Net loans receivable at March 31, 1999, were $21,731,000, a decrease of $1,268,000 from net loans of $22,999,000 at March 31, 1998. The decrease was primarily attributable to a decrease in real estate loans of $678,000 and a decrease in installment and commercial loans of $595,000.

Net loans receivable grew by $593,000 to $22,538,000 at December 31, 1998, from $21,999,000 at December 31, 1997. This growth was primarily composed of an increase in real estate loans of $984,000 and an increase in commercial and industrial loans of $77,000, offset by a decrease in installment loans of $522,000.

-----------------


Major classifications of loans are summarized as follows:


                                        March 31,       December 31,
                                    ----------------  ----------------
(Dollars in thousands)               1999     1998     1998     1997
                                    -------  -------  -------  -------
Commercial and industrial           $ 2,984  $ 3,273  $ 2,871  $ 2,794
Installment loans and other           3,079    3,385    3,129    3,650
Real estate                          15,882   16,560   16,752   15,768
                                    -------  -------  -------  -------

Total loans                         $21,945  $23,218  $22,752  $22,212

Less:
Reserve for possible loan losses        214      219      214      213
                                    -------  -------  -------  -------

  Loans, net                        $21,731  $22,999  $22,538  $21,999
                                    =======  =======  =======  =======

A loan is generally classified as nonaccrual when principal or interest has consistently been in default for a period of 90 days, there has been a deterioration in the financial condition of the borrower, or payment in full of principal or interest is not expected. Delinquent loans past due 90 days or more and still accruing interest are generally well-secured and expected to be restored to a current status in the near future. The following table details those loans that were placed on nonaccrual status, were accounted for as troubled debt restructurings or were delinquent 90 days or more and still accruing interest:

                                        March 31,       December 31,
                                    ----------------  ----------------
(Dollars in thousands)               1999     1998     1998     1997
                                    -------  -------  -------  -------
Nonaccrual loans                    $     0  $     4  $    70  $    18
Delinquent loans                         43        7       80        1
                                    -------  -------  -------  -------
  Total                             $    43  $    11  $   150  $    19
                                    =======  =======  =======  =======


Allowance for Possible Loan Losses
----------------------------------

A summary of the allowance for loan losses is as follows:

                                        March 31,       December 31,
                                    ----------------  ----------------
(Dollars in thousands)               1999     1998     1998     1997
                                    -------  -------  -------  -------
Average loans                       $22,017  $23,121  $22,735  $22,096
                                    =======  =======  =======  =======

Reserve, beginning of  period           214      212      212      210
                                    -------  -------  -------  -------

Loans charged-off:
 Commercial and industrial                0        0       30        0
 Installment and other                    5        3        5       17
 Real estate                              0        0        0       14
                                    -------  -------  -------  -------

Total loans charged-off                   5        3       35       31
                                    -------  -------  -------  -------

Recoveries:
 Commercial and industrial                0        0        0        0
 Installment and other                    0        1        5        2
 Real estate                              1        0        0        0
                                    -------  -------  -------  -------

 Total recoveries                         1        1        5        2
                                    -------  -------  -------  -------


----------------------------------------------


Net loans charged-off                     4        2       30       29
                                    -------  -------  -------  -------

Provision for loan losses                 4        9       32       31
                                    -------  -------  -------  -------

Reserve, end of period              $   214  $   219  $   214  $   212
                                    =======  =======  =======  =======

Ratio of net charge-offs to
 average loans outstanding              .02%     .01%     .13%     .13%
                                    =======  =======  =======  =======


The provision for loan losses is based upon a credit review of the loan portfolio, past loan loss experience, current economic conditions and other pertinent factors which form a basis for determining the adequacy of the allowance for possible loan losses. In the opinion of management, the aggregate amount reserved is deemed to be adequate to absorb future loan losses.

Transactions in the reserve for possible loan losses account are summarized as follows:


                                             March 31,    December 31,
                                            ------------  ------------
(Dollars in thousands)                      1999   1998   1998   1997
                                            -----  -----  -----  -----

Beginning balance                           $ 214  $ 212   $ 212  $ 210
Provision charged to operations                 4      9      32     31
Recovery of loans previously charged-off        1      1       5      2
                                            -----  -----   -----  -----
                                              219    222     249    243
Loans charged-off                               5      3      35     31
                                            -----  -----   -----  -----

Ending balance                              $ 214  $ 219   $ 214  $ 212
                                            =====  =====   =====  =====

The reserve for possible loan losses decreased $5,000 to $214,000 at March 31, 1999 from $219,000 at March 31, 1998. The reserve for possible loan losses as a percent of total loans increased .04% from .92% at March 31, 1998 to .96% at March 31, 1999.

The reserve for possible loan losses of $214,000 at December 31, 1998 was .94% of loans as compared to .96% of loans at December 31, 1997.

Premises and Equipment
----------------------

Spangler's premises and equipment are summarized as follows:


                                           March 31,            December 31,
                                     ---------------------  --------------------
(Dollars in thousands)                  1999       1998       1998       1997
                                     ----------  ---------  ---------  ---------

Land                                   $    42      $  42    $    42    $  42
Bank premises                              441        435        441      435
Furniture & Equipment                      423        394        408      380
                                       -------      -----    -------    -----
                                           906        871        891      857
Less accumulated depreciation             (494)      (432)      (478)    (416)
                                       -------      -----    -------    -----

Bank premises and equipment, net       $   412      $ 439    $   413    $ 441
                                       =======      =====    =======    =====


Deposits
--------

The following table is a distribution of average balances and average rates paid on the deposit categories:


                                March 31, 1999         March 31, 1998
                               -----------------     ------------------
(Dollars in thousands)          Amount      Rate      Amount       Rate
                               -------     -----     -------      -----

Non-interest bearing           $ 2,516      0.00%    $ 2,249       0.00%
Interest bearing
 checking accounts               1,972      1.98       1,858       1.69
Money market accounts            1,554      3.69       1,667       4.54
Savings                          4,575      2.45       4,600       2.43
Time-under $100,000             15,336      5.36      14,145       5.63
Time-over $100,000               1,814      4.95       2,033       5.62
                               -------     -----     -------      -----

      Total                    $27,767      4.04%    $26,552       4.25%
                               =======     =====     =======      =====


                               December 31, 1998      December 31, 1997
                               -----------------     ------------------
(Dollars in thousands)          Amount      Rate      Amount       Rate
                               -------     -----     -------      -----

Non-interest bearing           $ 2,454      0.00%    $ 2,480       0.00%
Interest bearing
 checking accounts               1,949      1.84       2,287       1.73
Money market accounts            1,605      4.37       1,939       4.43
Savings                          4,595      2.48       5,211       2.49
Time-under $100,000             14,483      5.65      12,606       5.57
Time-over $100,000               2,027      5.62       1,965       5.57
                               -------     -----     -------      -----

      Total                    $27,113      4.25%    $26,488       4.03%
                               =======     =====     =======      =====


Total deposits increased by 4.55% to $28,094,000 at March 31, 1999 from $26,871,000 at March 31, 1998. The increase was attributed to an increase in all the deposit accounts, offset partially by a decrease in time deposits over $600,000.

Total deposits increased by 3.74% to $27,268,000 at December 31, 1998, as compared to $26,286,000 at December 31, 1997. This increase was principally due to increases in non-interest bearing and time deposits of approximately $1,360,000 and partially offset by an decrease in interest bearing checking, money market and savings accounts.

Deposits are summarized as follows:

                                         March 31,        December 31,
                                      ----------------  ----------------
(Dollars in thousands)                 1999     1998     1998     1997
                                      -------  -------  -------  -------
Non-interest bearing                  $ 2,680  $ 2,091  $ 2,358  $ 2,169
Interest bearing checking accounts      2,027    1,861    1,987    2,005
Money market accounts                   1,962    1,660    1,526    1,741
Savings                                 4,722    4,563    4,531    4,706
Time, under $100,000                   14,846   14,653   14,913   13,742
Time, over $100,000                     1,857    2,043    1,953    1,923
                                      -------  -------  -------  -------

     Total Deposits                   $28,094  $26,871  $27,268  $26,286
                                      =======  =======  =======  =======


Capital
-------

The capital guidelines classify capital into two tiers, referred to as Tier I and Tier II. Under risk-based capital requirements, total capital accounts consist of Tier I capital which is generally common shareholders' equity less goodwill and Tier II capital which is primarily a portion of the allowance for loan losses and certain qualifying debt instruments. In determining risk-based capital requirements, assets are assigned risk-weights of 0% to 100%, depending primarily on the regulatory assigned levels of credit risk associated with such assets. Off-balance sheet items are considered in the calculation of risk-adjusted assets through conversion factors established by the regulators. The framework for calculating risk-based capital requires banks to meet the regulatory minimums of 4% Tier I and 8% total risk-based capital. In 1990

-------------------


regulators added a leverage computation to the capital requirements, comparing Tier I capital to total average assets less goodwill.

The following table sets forth the Spangler's actual regulatory capital adequacy ratios:


                         March 31,    December 31,
                        ------------  ------------
                        1999   1998   1998   1997
                        -----  -----  ----   -----

Tier I Capital Ratio    29.8%  28.3%  29.3%   28.4%

Total Capital Ratio     31.0   29.6   30.7    29.7

Leverage Ratio          14.1   14.2   14.2    14.1


Results of Operations
---------------------

Net income for the period ended March 31, 1999 was $73,000, which was 10.97% below the period ended March 31, 1998. Basic earnings per share were $29.11 for the period ended March 31, 1999, and $32.82 for the period ended March 31, 1998. The decrease in net income was mainly caused by lower interest income.

Net income for the year ended December 31, 1998 was $296,000, or 2.46% below the year ended December 31, 1997. Basic earnings per share for the years ended December 31, 1998 and 1997 were $118.56 and $157.28, respectively. The decrease in net income is primarily the result of higher interest expense on deposits during 1998.

On January 1, 1998, Spangler adopted the Financial Accounting Standards Board Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." Comprehensive income is the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Other comprehensive income consists of net unrealized gains on investment securities available for sale. Subsequent to the adoption date, all prior-period amounts are required to be restated to conform to the provision of SFAS No. 130. Comprehensive income for the year ended December 31, 1998 was $395,772, compared to $301,523 for year ended December 31, 1997.

Net Interest Income
--------------------

Net interest income is the major component of Spangler's income and represents the amount by which interest and fees generated by earning assets exceeds the total cost of funds used to support the earning assets.

Interest income for the three months ended March 31, 1999 was $549,000, a decrease of $11,000 from the amount reported for the three months ended March 31, 1998. Interest income decreased as a result of a decrease in total loans for the three months ended March 31, 1999 in comparison to the three months ended March 31, 1998. Interest expense remained stable for the three months ended March 31, 1999, in comparison to the three months ended March 31, 1998. Net interest income decreased $9,000, or 3.24%, from $278,000 for the three months ended March 31, 1998 to $269,000 for the three months ended March 31, 1999.

Interest income for the year ended December 31, 1998 was $2,275,000, an increase of approximately $29,000 over the amount reported for the year ended December 31, 1997. The increase in interest income was attributable to an increase in total loans during 1998. Interest expense increased $85,000 from $1,067,000 for 1997 to $1,151,000 in 1998. The increase was primarily due to increases in interest-bearing deposits for 1998 as compared to 1997. Net interest income at December 31, 1998 of $1,124,000 was 4.67% lower than the December 31, 1997 net interest income of $1,179,000.

For analytical purposes, the following table reflects tax-equivalent net interest income in recognition of the income tax savings on tax-exempt items such as interest on municipal securities and tax-exempt loans. Adjustments are made using a statutory federal tax rate of 34%.


                                   Three Months Ended         Year Ended
                                        March 31,            December 31,
                                   ------------------     ------------------
(Dollars in thousands)              1999        1998       1998        1997
                                   ------      ------     ------      ------

Interest income                     $ 549       $ 560     $2,275       $2,246
Interest expense                      280         282      1,151        1,067
                                    -----       -----     ------       ------

Net interest income                   269         278      1,124        1,179
Tax equivalent adjustment              (3)         (2)        (4)          (6)
                                    -----       -----     ------       ------

Net interest income
 (fully taxable equivalent)         $  266      $ 276     $1,120       $1,173
                                    ======      =====     ======       ======


                                             Three months ended
                                                  March 31,                  December 31,
                                          -------------------------   -------------------------
(Dollars in thousands)                     1999  Over (under) 1998     1998  Over (under) 1997
                                          -------------------------   -------------------------
                                              due to changes in           due to changes in
                                          -------------------------   -------------------------
                                           Net                         Net
                                          Change    Rate     Volume   Change    Rate     Volume
                                          ------   ------    ------   ------   ------    ------
Interest Income:
Investment securities (1)                  $ (15)   $  (9)   $  (6)   $ (105)  $  (10)   $  (95)
Loans (1)                                    (22)      (9)     (13)       89      (34)      123
Other Assets                                  27       (9)      36        45       (1)       46
                                           -----    -----    -----    ------   ------    ------

   Total                                     (10)     (27)      17        29      (45)       74
                                           -----    -----    -----    ------   ------    ------


Interest Expense:
 Savings deposits                             (3)      (3)       0       (35)       0       (35)
 Time deposits                                 0      (55)      55       119       11       108
 Borrowings and other
  interest-bearing liabilities                 -        -        -         -        -         -
                                           -----    -----    -----    ------   ------    ------

   Total                                      (3)     (58)      55        84       11        73
                                           -----    -----    -----    ------   ------    ------

Changes in net interest income             $  (7)   $  31    $ (38)   $  (55)  $  (56)   $    1
                                           =====    =====    =====    ======   ======    ======

(1) The interest earned on nontaxable investment securities and loans is shown on a tax equivalent basis.

Provision for Loan Losses
-------------------------

For the period ended March 31, 1999, the provision for loan losses was $4,000 as compared to $9,000 for the period ended March 31, 1998. Net charge-offs were $4,000 for the period ended March 31, 1999, and $2,000 for the period ended March 31, 1998.

The provision for loan losses for the year ended December 31, 1998 was $32,000, compared to $31,000 for the same period in 1997. Spangler experienced a $30,000 net charge-off of loans during the year ended December 31, 1998, compared to a net charge-off of $29,000 during the same period in 1997.

Other Income
------------

Other income increased from $14,000 for the period ended March 31, 1998 to $17,000 for the period ended March 31, 1999. The increase was mainly caused by higher fees on deposit accounts.

Other income decreased 2.2% to $61,000 for the year ended December 31, 1998 from $63,000 during the year ended December 31, 1997. The decrease was primarily due to a decrease in other service charges and fees of $4,000. The decrease in other income was offset partially by an increase in service charges and fees on deposit accounts of $3,000 from year ended December 31, 1997 to 1998.

Other Operating Expenses
------------------------

Other operating expenses were $172,000 for the period ended March 31, 1999, as compared to $168,000 for the period ended March 31, 1998. The increase was mainly due to higher employee related expenses.

Other operating expenses of $703,955 for the year ended December 31, 1998, was $89,000 higher than for the same period in 1997. This increase was the result of higher salaries, wages and employee benefits and other expenses.

Income Taxes
------------

Income tax expense was $37,000 for the period ended March 31, 1999, as compared to $33,000 for the period ended March 31, 1998.

Income tax expense totaled $153,000 and $203,000 for the years ended December 31, 1998 and 1997, respectively. These amounts represent effective tax rates of 34%.

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors and Shareholders
The First National Bank of Spangler
Spangler, Pennsylvania



We have audited the accompanying balance sheets of The First National Bank of Spangler as of December 31, 1998 and 1997, and the related statements of income, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The First National Bank of Spangler as of December 31, 1998 and 1997, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                /s/ Stokes Kelly & Hinds, LLC
                                STOKES KELLY & HINDS, LLC



Pittsburgh, Pennsylvania
January 7, 1999

                      THE FIRST NATIONAL BANK OF SPANGLER
                      -----------------------------------
                                 BALANCE SHEETS
                                 --------------

                                                     December 31,
                                              -------------------------
                                                  1998          1997
                                              -----------   -----------
                ASSETS
  Cash and due from banks on demand           $   712,055   $   669,415

  Federal funds sold                            2,280,000     1,010,000

  Securities available for sale                 5,872,303     6,539,452

  Loans                                        22,752,242    22,212,054
  Unearned income                                     (83)         (745)
  Reserve for possible loan losses               (214,287)     (212,601)
                                              -----------   -----------

  Net loans                                    22,537,872    21,998,708

  Premises and equipment, net                     412,635       440,541

  Accrued interest receivable                     172,454       204,039

  Other assets                                     77,352        49,999
                                              -----------   -----------

  TOTAL ASSETS                                $32,064,671   $30,912,154
                                              ===========   ===========

LIABILITIES
  Deposits
  Non-interest bearing                        $ 2,358,452   $ 2,169,461

  Interest bearing                             24,909,890    24,117,238
                                              -----------   -----------
  Total deposits                               27,268,342    26,286,699

  Other liabilities                               203,823       226,972
                                              -----------   -----------

    Total liabilities                          27,472,165    26,513,671

SHAREHOLDERS' EQUITY
  Common stock, par value $20;
     2,500 shares authorized,
     issued and outstanding                        50,000        50,000

  Additional paid-in capital                      300,000       300,000

  Retained earnings                             4,184,033     3,995,138

  Accumulated other comprehensive income           58,473        53,345
                                              -----------   -----------

  Total shareholders' equity                    4,592,506     4,398,483
                                              -----------   -----------

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY    $32,064,671   $30,912,154
                                              ===========   ===========


The accompanying notes are an integral part of these financial statements.

                      THE FIRST NATIONAL BANK OF SPANGLER
                      -----------------------------------
                              STATEMENTS OF INCOME
                              --------------------

                                                        Years Ended December 31,
                                                        ------------------------
                                                            1998        1997
                                                         ----------  ----------
INTEREST INCOME
  Interest and fees on loans                             $1,784,401  $1,695,542
  Interest and dividends on securities:
  Taxable                                                   380,870     481,573
  Exempt from federal income taxes                            3,600       6,400
  Interest on federal funds sold                            106,579      62,298
                                                         ----------  ----------

  Total interest income                                   2,275,450   2,245,813

INTEREST EXPENSE - DEPOSITS                               1,151,576   1,066,592
                                                         ----------  ----------

NET INTEREST INCOME                                       1,123,874   1,179,221

PROVISION FOR POSSIBLE LOAN LOSSES                           32,000      31,000
                                                         ----------  ----------

NET INTEREST INCOME AFTER PROVISION
 FOR POSSIBLE LOAN LOSSES                                 1,091,874   1,148,221


OTHER OPERATING INCOME
  Service charges on deposit accounts                        38,069      35,157
  Other service charges and fees                             18,027      23,633
       Other income                                           5,060       3,732
                                                         ----------  ----------

  Total other operating income                               61,156      62,522

OTHER OPERATING EXPENSES
  Salaries and employee benefits                            229,511     213,917
  Net occupancy expense                                      55,076      56,353
  Furniture and equipment expense                            53,586      49,403
  Other expense                                             365,782     294,973
                                                         ----------  ----------

  Total other operating expense                             703,955     614,646
                                                         ----------  ----------

INCOME BEFORE INCOME TAXES                                  449,075     596,097

APPLICABLE INCOME TAX EXPENSE                               152,680     202,891
                                                         ----------  ----------

  NET INCOME                                             $  296,395  $  393,206
                                                         ==========  ==========

  EARNINGS PER COMMON SHARE                              $   118.56  $   157.28
                                                         ==========  ==========




The accompanying notes are an integral part of these financial statements.

                      THE FIRST NATIONAL BANK OF SPANGLER
                      -----------------------------------
                 STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                 ---------------------------------------------

                                            Accumulated
                                Additional     Other        Total
                                  Common      Paid-in     Retained    Comprehensive  Shareholders'
                                  Stock       Capital     Earnings       Income          Equity
                                ----------  -----------  -----------  -------------  --------------

Balance January 1, 1997            $50,000     $300,000  $3,686,932         $50,779     $4,087,711

Comprehensive income:
  Net income                             -            -     393,206               -        393,206

  Other comprehensive
  income net of tax:
    Change in unrealized
    gain on securities
    available for sale,
    net of deferred income
    tax liability of $ 1,322             -            -           -           2,566          2,566
                                                                                     -------------

  Total Comprehensive
  Income                                                                                   395,772

Dividends declared
 ($34 per share)                         -            -     (85,000)              -        (85,000)
                                ----------  -----------  ----------   -------------  -------------

Balance December 31, 1997           50,000      300,000   3,995,138          53,345      4,398,483

Comprehensive income:
  Net income                             -            -     296,395               -        296,395

  Other comprehensive
  income net of tax:
    Change in unrealized
    gain on securities
    available for sale,
    net of deferred income
    tax liability of $ 2,642             -            -           -           5,128          5,128
                                                                                     -------------

  Total Comprehensive
  Income                                                                                   301,523

Dividends declared
 ($43 per share)                         -            -    (107,500)              -       (107,500)
                                ----------  -----------  ----------   -------------  -------------

Balance at December 31, 1998       $50,000     $300,000  $4,184,033         $58,473     $4,592,506
                                ==========  ===========  ==========   =============  =============



The accompanying notes are an integral part of these financial statements.

                      THE FIRST NATIONAL BANK OF SPANGLER
                      -----------------------------------
                            STATEMENTS OF CASH FLOWS
                            ------------------------


                                                                            Years Ended December 31,
                                                                            -------------------------
                                                                                1998          1997
                                                                            ------------  ------------

OPERATING ACTIVITIES
  Net income                                                                $   296,395   $   393,206
  Adjustments to reconcile net income to
   net cash provided by operating activities:
     Depreciation                                                                62,137        56,728
     Net amortization of securities and loan fees                                84,295        72,291
     Provision for possible loan losses                                          32,000        31,000
     Deferred income tax provision (benefit)                                     (1,059)        3,713
     (Increase) decrease in accrued interest receivable                          31,585       (21,634)
          (Increase) decrease in other assets                                     2,938        (5,457)
     Increase in accrued interest payable                                         7,540         6,211
     Decrease in income taxes payable                                           (42,462)       (3,950)
     Increase (decrease) in other liabilities                                    11,773        (5,584)
                                                                            -----------   -----------

       Net cash provided by operating activities                                485,142       526,524
                                                                            -----------   -----------

INVESTING ACTIVITIES
  Net (increase) decrease in federal funds sold                              (1,270,000)    1,375,000
  Purchases of investment securities available for sale                      (1,023,860)   (1,622,950)
  Proceeds from maturities of securities available for sale                   1,704,087     2,002,339
  Net increase in loans                                                        (692,641)   (1,410,789)
  Purchases of premises and equipment                                           (34,231)      (33,760)
                                                                            -----------   -----------

       Net cash provided by (used in) investing activities                   (1,316,645)      309,840
                                                                            -----------   -----------

FINANCING ACTIVITIES
  Net increase (decrease) in deposits                                           981,643      (775,536)
  Dividends paid                                                               (107,500)      (85,000)
                                                                            -----------   -----------

       Net cash provided by (used in) financing activities                      874,143      (860,536)
                                                                            -----------   -----------

Net increase (decrease) in cash and cash equivalents                             42,640       (24,172)

Cash and cash equivalents at beginning of year                                  669,415       693,587
                                                                            -----------   -----------

Cash and cash equivalents at end of year                                    $   712,055   $   669,415
                                                                            ===========   ===========

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
  Interest                                                                  $ 1,144,028   $ 1,060,381
                                                                            ===========   ===========
  Income taxes                                                              $   195,142   $   203,127
                                                                            ===========   ===========



The accompanying notes are an integral part of these financial statements.

                      THE FIRST NATIONAL BANK OF SPANGLER
                      -----------------------------------
                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------
                     YEARS ENDED DECEMBER 31, 1998 AND 1997
                     --------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   General:
   --------

The following summary of accounting and reporting policies is presented to aid the reader in obtaining a better understanding of the financial statements and related data of The First National Bank of Spangler (the "Bank") contained in this report. Such policies conform to generally accepted accounting principles ("GAAP") and to general practice within the financial services industry.

In preparing financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and income and expenses during the reporting period. Actual results could differ from those estimates.

Certain items of the financial statements for the year ended December 31, 1997 have been reclassified to conform with the December 31, 1998 presentation. None of these reclassifications affected net income.

   Securities:
   -----------

Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as securities held to maturity and are reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings. Debt and equity securities not classified as either held to maturity securities or trading securities are classified as securities available for sale and are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity.

Net gain or loss on the sale of securities is determined using the specific identification method.

   Loans:
   ------

Loans are stated at face value net of unearned income. The unearned income on installment loans is taken into income in decreasing amounts over the term of the loan. Interest on all other loans is recognized based on the principal amount outstanding. When a loan becomes past due and doubt exists as to the ultimate collection of principal and interest, the accrual of income is discontinued and is only recognized at the time payment is received. The direct fees and costs related to the origination of a loan are netted and amortized over the life of the loan using the interest method.

   Other Real Estate Owned:
   ------------------------

Real estate, other than bank premises, is recorded at the lower of cost or market at the time of acquisition. Expenses related to holding the property, net of rental income, are generally charged against earnings in the current period.

   Reserve for Possible Loan Losses:
   ---------------------------------

The reserve for possible loan losses represents management's estimate of an amount adequate to provide for losses which may be incurred on loans currently held. Management determines the adequacy of the reserve based on reviews of individual credits, historical patterns of loan charge-offs and recoveries, the relationship of the reserve for possible loan losses to outstanding loans, industry experience, current economic trends, and other factors relevant to the collectibility of the loans currently in the portfolio. The reserve is increased by provisions charged to operating expense and reduced by net charge-offs.

   Premises and Equipment:
   -----------------------

Premises and equipment are carried at cost less accumulated depreciation. For financial statement reporting and income tax purposes, depreciation is computed both on straight-line and accelerated methods over the estimated useful life of the premises and equipment. Charges for maintenance and repairs are expensed as incurred.

   Income Taxes:
   -------------

Certain income and expense items are accounted for in different years for financial reporting purposes than for income tax purposes. Deferred taxes are provided to recognize these temporary differences. The principal items involved are discount accretion on securities, the provision for possible loan losses, and depreciation. Income tax expense is not proportionate to earnings before taxes, principally because income from obligations of states and political subdivisions is nontaxable.

   Comprehensive Income:
   --------------------

As of January 1, 1998, the Bank adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", ("FAS 130") FAS 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this Statement had no impact on the Bank's net income or shareholders' equity. FAS 130 requires unrealized gains or losses on the Bank's available-for-sale securities, which prior to adoption were reported separately in shareholders' equity to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirement of FAS 130.

   Earnings Per Share:
   -------------------

Earnings per share have been calculated on the weighted average number of shares outstanding of 2,500 shares in 1998 and 1997.

In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("FAS 128"). This statement redefines the standards for computing earnings per share ("EPS") previously found in Accounting Principles Board Opinion No. 15, "Earnings Per Share." FAS 128 establishes new standards for computing and presenting EPS and requires dual presentation of "basic" and "diluted" EPS on the face of the income statement for all entities with complex capital structures. Under FAS 128, basic EPS is to be computed based upon income available to common shareholders and the weighted average number of common shares outstanding for the period. Diluted EPS is to reflect the potential dilution exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Bank. FAS 128 also requires the restatement of all prior-period EPS data presented. The Bank currently maintains a simple capital structure, thus there are no dilutive effects on earnings per share.

   Cash and Cash Equivalents:
   --------------------------

For purposes of reporting cash flows, the Bank has defined cash and cash equivalents as those amounts included in the balance sheet caption "Cash and due from banks on demand".

2. CASH AND DUE FROM BANKS ON DEMAND

Regulations of the Board of Governors of the Federal Reserve system impose uniform reserve requirements on all depository institutions with transaction accounts (checking accounts, NOW accounts, etc.) and non-personal time deposits (deposits with original maturities of 14 days or more). Reserves are maintained in the form of vault cash or a non-interest bearing balance held with the Federal Reserve Bank. The Bank also maintains deposits with the Federal Reserve Bank and other banks for various services such as check clearing. The Bank's reserve requirement was $25,000 at December 31, 1998.

3. SECURITIES AVAILABLE FOR SALE

The amortized cost and estimated market values of securities available for sale are as follows:

                                   Gross       Gross     Estimated
                                 Amortized   Unrealized  Unrealized    Market
                                    Cost       Gains       Losses      Value
                                 ----------  ----------  ----------  ----------

   December 31, 1998
   -----------------
   U.S. Treasury securities      $4,595,194     $84,363        $  -  $4,679,557
   U.S. Government and
     Agency securities              701,818       4,088           -     705,906
   Obligations of states and
   political subdivisions           300,000           -           -     300,000
   Mortgage-backed securities         1,895         145           -       2,040
   Equity securities                184,800           -           -     184,800
                                 ----------     -------  ----------  ----------

                                 $5,783,707     $88,596        $  -  $5,872,303
                                 ==========     =======  ==========  ==========

   December 31, 1997
   -----------------
   U.S. Treasury securities      $6,189,849     $79,657        $758  $6,268,748
   Obligations of states and
     political subdivisions         100,000       1,469           -     101,469
   Mortgage-backed securities         5,977         458           -       6,435
   Equity securities                162,800           -           -     162,800
                                 ----------     -------  ----------  ----------

                                 $6,458,626     $81,584        $758  $6,539,452
                                 ==========     =======  ==========  ==========

The amortized cost and estimated market value of securities at December 31, 1998 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                      Estimated
                                          Amortized     Market
                                             Cost       Value
                                          ----------  ----------

   Due within 1 year                      $2,398,852  $2,420,500
   Due after one but within five years     3,198,160   3,264,963
   Mortgage-backed securities                  1,895       2,040
   Equity securities                         184,800     184,800
                                          ----------  ----------

                                          $5,783,707  $5,872,303
                                          ==========  ==========

Securities with amortized cost and market values, respectively, of $399,625 and $417,375 at December 31, 1998, and $200,000 and $203,375 at December 31, 1997,
were pledged to secure public deposits and for other purposes required or permitted by law.

There were no sales of securities in 1998 and 1997.

Equity securities consist of Federal Reserve Bank stock, in the amount of $10,500 at December 31, 1998 and 1997, and Federal Home Loan Bank Stock, in the amount of $174,300 at December 31, 1998 and $152,300 at December 31, 1997.

The changes in net unrealized holding gain on securities available for sale that has been included in the separate component of shareholders' equity for the year ended December 31, is as follows:


                                           1998         1997
                                       ------------  -----------
 Gross change in unrealized gain
   on securities available for sale     $     7,770  $     3,887

 Less deferred taxes                          2,642        1,321
                                        -----------  -----------
 Net change in unrealized gain
  on securities available for sale      $     5,128  $     2,566
                                        ===========  ===========

4. LOANS

Loans are summarized as follows at:


                                               December 31,
                                       -------------------------
                                           1998         1997
                                       ------------  -----------

 Mortgages and judgments                $16,752,445  $15,767,979
 Installment loans                        3,128,508    3,650,414
  Time and demand loans                   2,871,289    2,793,661
                                        -----------  -----------

                                        $22,752,242  $22,212,054
                                        ===========  ===========

The Bank's loan portfolio is collateralized with assets located within Western Pennsylvania. Although the Bank has a diversified portfolio, exposure to credit loss can be adversely impacted by downturns in local economic and employment conditions.

Loans transferred to other real estate owned in 1998 amounted to $31,873. No loans were transferred to other real estate owned in 1997.

5. RESERVE FOR POSSIBLE LOAN LOSSES

Transactions in the reserve for possible loan losses are summarized as follows:

                                                   1998       1997
                                                 ---------  ---------
   Balance at January 1,                         $212,601   $210,360
   Loans charged against reserve                  (35,322)   (31,467)
   Recoveries of previously charged-off loans       5,008      2,708
   Provision charged to operating expense          32,000     31,000
                                                 --------   --------

   Balance at December 31,                       $214,287   $212,601
                                                 ========   ========

The Bank has adopted Statement of Financial Accounting Standards No. 118 "Accounting by Creditors for Impairment of a Loan -Income Recognition and Disclosures" ("FAS 118") which addresses the disclosure of certain loans where it is probable that the creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Additionally, FAS 118 requires the disclosure of how the creditor recognizes interest income related to these impaired loans.

The Bank had no loans which met its criteria for consideration as impaired in 1998 and 1997.

6. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statement of condition. The contract or notional amounts of these instruments reflect the extent of involvement the Bank has in particular classes of financial instruments. The Bank does not issue any other instruments with significant off-balance-sheet risk.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend standby letters of credit written is represented by the contract or notional amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. The following table identifies the contract or notional amount of those instruments at December 31, 1998:

   Financial instruments whose contract amounts represent credit risk:

    Commitments to extend credit      $353,393
         Standby letters of credit    $138,203
         Unused lines of credit       $170,345

Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

7. BANK PREMISES AND EQUIPMENT

The depreciation provision charged to operating expense amounted to $62,137 in 1998 and $56,728 in 1997.

The components of premises and equipment at December 31, 1998 and 1997, are as follows:


                                   1998      1997
                                 --------  --------
Premises                         $440,856  $434,747
Furniture and equipment           407,953   379,831
                                 --------  --------
                                  848,809   814,578



Less accumulated depreciation     478,024   415,887
                                 --------  --------
                                  370,785   398,691
Land                               41,850    41,850
                                 --------  --------
                                 $412,635  $440,541
                                 ========  ========

8. DEPOSITS

Interest bearing deposits include certificates of deposit issued in denominations of $100,000 or more which amount to $3,604,707 and $1,922,794 at December 31, 1998 and 1997. Interest expense related to certificates of $100,000 or greater was $171,757 and $109,430 for the years ended December 31, 1998 and 1997, respectively.

Interest bearing deposits at December 31, are further detailed as follows:

                          1998         1997
                       -----------  -----------

Savings accounts       $ 4,531,080  $ 4,711,188
NOW accounts             1,162,162    1,286,144
HIFI accounts              825,208      714,539
Time deposits           18,391,440   17,405,367
                       -----------  -----------

                       $24,909,890  $24,117,238
                       ===========  ===========


Included in interest bearing deposits at December 31, 1998 were time deposits with the following approximate scheduled maturities:


   1999                             $13,663,000
   2000                               3,969,000
   2001                                 360,000
   2002                                 156,000
   2003                                 243,000
                                    -----------
                                    $18,391,000
                                    ===========

9. OTHER OPERATING EXPENSES

Included in other operating expense in 1998 are expenses of approximately $60,000 related to merger and acquisitions activity and Year 2000 readiness.


10. INCOME TAXES

The balance sheet includes net deferred tax liability of approximately $811 at December 31, 1998 and a net deferred tax asset of approximately $711 at December 31, 1997, respectively. The components of the net deferred tax asset (liability) at December 31, 1998 and 1997 are as follows:


                                                            1998      1997
                                                         ---------  --------

   Allowance for possible loan losses                    $ 59,438   $ 58,865
                                                         --------   --------

   Total deferred tax assets                               59,438     58,865

   Securities accretion                                     5,675      6,235
   Unrealized gain on securities available for sale        30,123     27,481
   Depreciation                                            24,451     24,378
                                                         --------   --------





   Total deferred tax liabilities                          60,249     58,094
                                                         --------   --------

   Net deferred tax asset (liability) at December 31,    $   (811)  $    771
                                                         ========   ========

   Applicable income tax expense components:
   Current                                               $153,739   $199,178
   Deferred                                                (1,059)     3,713
                                                         --------   --------

   Total income tax expense                              $152,680   $202,891
                                                         ========   ========

11. RELATED PARTY TRANSACTIONS

Some of the Bank's directors, principal officers, principal shareholders, and their related interests had transactions with the Bank in the ordinary course of business during 1998. All loans and commitments to loans in such transactions were made on substantially the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions. In the opinion of management, these transactions do not involve more than normal risk of collectibility or present other unfavorable features. It is anticipated that further such extensions of credit will be made in the future. The aggregate amount of credit extended to these directors and principal officers was approximately $492,512 and $537,293 at December 31, 1998 and 1997.

12. CAPITAL REQUIREMENTS AND DIVIDEND RESTRICTIONS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weighting, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the tables below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined). Management believes, as of December 31, 1998, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1998, the most recent notification from the Bank's regulatory agency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, Tier I leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed those categories.


                                                                                                            To Be Well
                                                                                                        Capitalized Under
                                                                  For Capital                           Prompt Corrective
                                      Actual                  Adequacy Purposes:                        Action Provisions:
                                -----------------  --------------------------------------  ---------------------------------------
                                  Amount    Ratio    Amount              Ratio              Amount               Ratio
                                ----------  -----  ----------  --------------------------  ----------  ---------------------------

As of December 31, 1998:
   Total Capital
   (to Risk Weighted Assets)    $4,748,320  30.7%  $1,236,154  more than or equal to 8.0%  $1,545,193  more than or equal to 10.0%

   Tier I Capital
   (to Risk Weighted Assets)    $4,534,033  29.3%     618,077  more than or equal to 4.0%     927,116  more than or equal to 6.0%

   Tier I Capital
   (to Average Assets)          $4,534,033  14.2%  $1,275,777  more than or equal to 4.0%  $1,594,721  more than or equal to 5.0%



As of December 31, 1997:
 Total Capital
   (to Risk Weighted Assets)    $4,536,413  29.7%  $1,224,160  more than or equal to 8.0%  $1,530,200  more than or equal to 10.0%

 Tier I Capital
   (to Risk Weighted Assets)    $4,345,138  28.4%     612,080  more than or equal to 4.0%     918,120  more than or equal to 6.0%

 Tier I Capital
   (to Average Assets)          $4,345,138  14.1%  $1,229,176  more than or equal to 4.0%  $1,536,470  more than or equal to 5.0%


The amount of funds available to all national banks is limited by restrictions imposed by the Comptroller of the Currency. At December 31, 1998, dividends were restricted not to exceed $895,254 These restrictions have not had, and are not expected to have, a significant impact on the Bank's ability to meet its cash obligations.

                      THE FIRST NATIONAL BANK OF SPANGLER
                      -----------------------------------
                                 BALANCE SHEETS
                                 --------------

                                                  March 31,
                                                    1999      December 31,
                                                (Unaudited)       1998
                                                ------------  -------------
ASSETS
  Cash and due from banks on demand             $   649,957    $   712,055

  Federal funds sold                              2,900,000      2,280,000

  Securities available for sale                   6,925,696      5,872,303

  Loans                                          21,944,831     22,752,242
    Unearned income                                     (25)           (83)
    Reserve for possible loan losses               (213,578)      (214,287)
                                                -----------    -----------

      Net loans                                  21,731,228     22,537,872

  Premises and equipment, net                       411,877        412,635

  Accrued interest receivable                       184,582        172,454

  Other assets                                      168,018         77,352
                                                -----------    -----------

      TOTAL ASSETS                              $32,971,358    $32,064,671
                                                ===========    ===========

LIABILITIES
    Deposits
      Non-interest bearing                      $ 2,680,049    $ 2,358,452
      Interest bearing                           25,413,601     24,909,890
                                                -----------    -----------
      Total deposits                             28,093,650     27,268,342

    Other liabilities                               243,457        203,823
                                                -----------    -----------

      Total liabilities                          28,337,107     27,472,165

SHAREHOLDERS' EQUITY
  Common stock, par value $20;
    2,500 shares authorized,
    issued and outstanding                           50,000         50,000

  Additional paid-in capital                        300,000        300,000

  Retained earnings                               4,256,798      4,184,033

  Accumulated other comprehensive income             27,453         58,473
                                                -----------    -----------

      Total shareholders' equity                  4,634,251      4,592,506
                                                -----------    -----------

      TOTAL LIABILITIES AND
      SHAREHOLDERS' EQUITY                      $32,971,358    $32,064,671
                                                ===========    ===========


The accompanying notes are an integral part of these financial statements.

                      THE FIRST NATIONAL BANK OF SPANGLER
                      -----------------------------------
                        STATEMENTS OF INCOME (UNAUDITED)
                        -------------------------------



                                           Three Months Ended March 31,
                                           ----------------------------
                                                1999         1998
                                              --------     --------
INTEREST INCOME
  Interest and fees on loans                  $422,158     $444,120
  Interest and dividends on securities:
    Taxable                                     86,622      104,433
    Exempt from federal income taxes             2,516        1,578
  Interest on federal funds sold                37,620       10,511
                                              --------     --------

      Total interest income                    548,916      560,642

INTEREST EXPENSE - DEPOSITS                    280,143      282,353
                                              --------     --------

NET INTEREST INCOME                            268,773      278,289

PROVISION FOR POSSIBLE LOAN LOSSES               4,000        9,000
                                              --------     --------

NET INTEREST INCOME AFTER PROVISION
 FOR POSSIBLE LOAN LOSSES                      264,773      269,289



OTHER OPERATING INCOME
  Service charges on deposit accounts           10,423        8,591
  Other service charges and fees                 4,458        2,588
    Other income                                 2,876        2,795
                                              --------     --------
      Total other operating income              17,757       13,974

OTHER OPERATING EXPENSES
  Salaries and employee benefits                64,634       51,437
  Net occupancy expense                         16,237       17,173
  Furniture and equipment expense               14,380       14,082
  Other expense                                 77,028       85,473
                                              --------     --------

      Total other operating expense            172,279      168,165
                                              --------     --------
INCOME BEFORE INCOME TAXES                     110,251      115,098
APPLICABLE INCOME TAX EXPENSE                   37,486       33,050
                                              --------     --------

  NET INCOME                                  $ 72,765     $ 82,048
                                              ========     ========

  EARNINGS PER COMMON SHARE                     $29.11       $32.82
                                              ========     ========



The accompanying notes are an integral part of these financial statements.

                      THE FIRST NATIONAL BANK OF SPANGLER
                      -----------------------------------
           STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (UNAUDITED)
           ---------------------------------------------------------

                                                                   Accumulated
                                           Additional                 Other           Total
                                  Common    Paid-in    Retained   Comprehensive   Shareholders'
                                  Stock     Capital    Earnings       Income          Equity
                                ----------  --------  ----------  --------------  --------------
Balance at December 31, 1997       $50,000  $300,000  $3,995,138       $ 53,345      $4,398,483

Comprehensive income:
  Net income                             -         -      82,048              -          82,048

  Other comprehensive
  income net of tax:
    Change in unrealized
    gain on securities
    available for sale,
    net of deferred income
    tax asset of $ 2,102                 -         -           -         (4,080)         (4,080)
                                                                                     ----------

      Total comprehensive
      income                                                                             77,968
                                   -------  --------  ----------       --------      ----------

Balance at March 31, 1998          $50,000  $300,000  $4,077,186       $ 49,265      $4,476,451
                                   =======  ========  ==========       ========      ==========


Balance at December 31, 1998       $50,000  $300,000  $4,184,033       $ 58,473      $4,592,506

Comprehensive income:
  Net income                             -         -      72,765              -          72,765

  Other comprehensive
  income net of tax:
    Change in unrealized
    gain on securities
    available for sale,
    net of deferred income
    tax asset of $15,980                 -         -           -        (31,020)        (31,020)
                                                                                     ----------

      Total comprehensive
      income                                                                             41,745
                                   -------  --------  ----------       --------      ----------

Balance at March 31, 1999          $50,000  $300,000  $4,256,798       $ 27,453      $4,634,251
                                   =======  ========  ==========       ========      ==========

The accompanying notes are an integral part of these financial statements.

                      THE FIRST NATIONAL BANK OF SPANGLER
                      -----------------------------------
                      STATEMENTS OF CASH FLOWS (UNAUDITED)
                      ------------------------------------

                                                                               Three Months Ended March 31,
                                                                               ----------------------------
                                                                                    1999         1998
                                                                                ------------  ------------
OPERATING ACTIVITIES
  Net income                                                                    $    72,765   $    82,048
  Adjustments to reconcile net income to
  net cash provided by operating activities:
    Depreciation                                                                     16,125        15,750
    Net amortization of securities and loan fees                                     21,152        18,373
    Provision for possible loan losses                                                4,000         9,000
    (Increase) decrease in accrued interest receivable                              (12,128)      (52,067)
    (Increase) decrease in other assets                                             (90,666)      (61,521)
    Increase in other liabilities                                                    39,634        54,450
                                                                                -----------   -----------

      Net cash provided by operating activities                                      50,882        66,033

INVESTING ACTIVITIES
  Net (increase) decrease in federal funds sold                                    (620,000)      215,000
  Purchases of investment securities available for sale                          (1,084,407)            -
  Proceeds from maturities of securities available for sale                               -        12,340
  Net (increase) decrease in loans                                                  781,486    (1,028,918)
  Purchases of premises and equipment                                               (15,367)      (13,994)
                                                                                -----------   -----------

      Net cash used in investing activities                                        (938,288)     (815,572)

FINANCING ACTIVITIES
  Net increase in deposits                                                          825,308       583,919
                                                                                -----------   -----------

      Net cash provided by financing activities                                     825,308       583,919
                                                                                -----------   -----------

Net decrease in cash and cash equivalents                                           (62,098)     (165,620)

Cash and cash equivalents at beginning of year                                      712,055       669,415
                                                                                -----------   -----------

Cash and cash equivalents at end of year                                        $   649,957   $   503,795
                                                                                ===========   ===========

Supplemental disclosures of cash flow information:
  Cash paid during the year for:
  Interest                                                                      $   256,883   $   245,783
                                                                                ===========   ===========
  Income taxes                                                                  $         -   $    44,342
                                                                                ===========   ===========




The accompanying notes are an integral part of these financial statements.

                      THE FIRST NATIONAL BANK OF SPANGLER
                      -----------------------------------
                         NOTES TO FINANCIAL STATEMENTS
                         -----------------------------
                                 MARCH 31, 1999
                                 --------------


1.  MANAGEMENT REPRESENTATION
    -------------------------

The accompanying unaudited interim financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. However, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statements and should be read in conjunction with the annual financial statements of The First National Bank of Spangler for the year ending December 31, 1998, including the notes thereto. In the opinion of management, the unaudited interim financial statements include all adjustments (consisting of only normal recurring adjustments) necessary for a fair statement of financial position as of March 31, 1999 and the results of statements of cash flows and changes in shareholders' equity for the three month periods ended March 31, 1999 and 1998. The results of the three months ended March 31, 1999 are not necessarily indicative of the results to be expected for the entire year.

2.  ALLOWANCE FOR LOAN LOSSES
    -------------------------
    Description of changes:

     (Dollars in thousands)                                             1999    1998
                                                                       -----   -----
     Allowance balance January 1                                       $ 214   $ 212

     Additions:
     Provision charged to operating expenses                               4       9
     Recoveries on previously charged off loans                            1       1

     Deductions:
     Loans charged off                                                    (5)     (3)
                                                                       -----   -----

     Allowance balance March 31                                        $ 214   $ 219
                                                                       =====   =====

                                   APPENDIX A






                          AGREEMENT AND PLAN OF MERGER

                                    Between

                           CNB Financial Corporation
                          (a Pennsylvania corporation)

                                      and

                              County National Bank
                        (a national banking association)

                                      and

                      The First National Bank of Spangler
                        (a national banking association)


                           Dated as of April 27, 1999

                          AGREEMENT AND PLAN OF MERGER


     THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made and entered into as of April 27, 1999 by and among CNB Financial Corporation ("CNB"), a Pennsylvania corporation having its principal place of business in Clearfield, Pennsylvania, County National Bank ("County"), a national banking association having its principal place of business in Clearfield, Pennsylvania and a wholly-owned subsidiary of CNB, and The First National Bank of Spangler ("Spangler"), a national banking association having its principal place of business in Spangler, Pennsylvania.

     WHEREAS, the parties hereto deem it desirable for Spangler to be acquired by CNB through the merger of Spangler with and into County pursuant to the applicable laws of the United States in accordance with the provisions of this Agreement (the "Merger"); and

     WHEREAS, the parties hereto desire to enter into this Agreement for the purpose of setting forth representations, warranties, agreements, covenants, conditions and other provisions with respect to the Merger;


     NOW, THEREFORE, in consideration of the mutual agreements, covenants, and other provisions herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:


                                  ARTICLE ONE
                                 Plan of Merger

      (S) 1.1 The Merger of Spangler into County. Subject to the approval of this Agreement by the shareholders of Spangler, and subject to the other terms and conditions contained herein, at the Effective Time of the Merger (as described in Section 1.9 hereof), Spangler shall be merged with and into County, which shall be the resulting or surviving association (the "Surviving Association"). At the Effective Time of the Merger, the outstanding shares of common stock of Spangler, $20.00 par value per share ("Spangler Common Stock"), shall be converted into the right to receive shares of common stock of CNB, $1.00 par value per share ("CNB Common Stock"), as described in Section 1.3 hereof. The Articles of Association and Bylaws of County as in effect immediately prior to the Effective Time of the Merger shall be the Articles of Association and Bylaws of the Surviving Association with no amendment being made as a result of the Merger. From and after the Effective Time of the Merger, the separate existence of Spangler shall cease; Spangler shall be merged into County; County, without further action, shall possess all the rights, privileges, powers, and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities, and duties of Spangler; all and singular the rights, privileges, powers, and franchises of Spangler and all property, real, personal, and mixed, and all debts due to Spangler on whatever account, for stock subscriptions as well as for all other choses in action or belonging to Spangler, shall be vested in County as effectually as they were vested in Spangler; all property, rights, privileges, powers, and franchises and all and every other interest shall be thereafter as effectually the property of County as they were of Spangler; the title to any real estate vested by deed or otherwise in County or Spangler shall not revert or be in any way impaired, but all rights of creditors and all liens upon any property of Spangler shall be preserved unimpaired; and all debts, liabilities, and duties of Spangler shall attach to County and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by County.

     (S) 1.2  After the Merger.

     (S) 1.2 (a)    From and after the Effective Time of the Merger, the Board of Directors and officers of County, as the Surviving Association in connection with the Merger, shall consist of those persons holding said offices immediately prior to the Effective Time of the Merger. Except for the employees named on
Schedule 2.14 who have employment contracts with Spangler, Spangler shall
-------------
terminate the employment of all of its employees, effective as of the Effective Time of the Merger. County intends to interview the terminated employees of Spangler for possible employment following the Merger, but neither CNB nor County shall be required to offer employment to any such persons. All parties acknowledge and agree that the employees of Spangler shall be treated with courtesy and, to the extent practicable, fairness in effecting terminations and transitions, as the case may be.

          (b) At any time, or from time to time, after the Effective Time of the Merger, the officers of County may, in the name of Spangler, execute all such deeds, assignments, and other instruments and take or cause to be taken, in the name of Spangler, all such further or other action as County may deem necessary or desirable in order to vest, perfect, or confirm County's title to and possession of all of Spangler's property, rights, privileges, powers, and franchises and otherwise to carry out the purposes of this Agreement.

     (S) 1.3 Conversion of Spangler Common Stock. At the Effective Time of the Merger, by virtue of the Merger and without the necessity of any action on the part of County, Spangler, or the shareholders of Spangler, all of the outstanding shares of Spangler Common Stock shall be converted into the right to receive shares of CNB Common Stock as follows:

     (S) 1.3 (a)    Conversion of Shares.

         (i) The Spangler Common Stock shall be converted or cancelled as follows:

              (A) Subject to the provisions of Subparagraph (B) of this Section 1.3(a)(i), each share of Spangler Common Stock issued and outstanding immediately prior to the Effective Time of the Merger (other than shares of Spangler Common Stock, if any, then owned by CNB, Spangler or County) shall, at the Effective Time of the Merger, by reason of the Merger and without any action on the part of the holder thereof, be converted into and become a right to receive, subject to adjustment as provided in Section 1.3(a)(ii), 95 fully paid and non-assessable shares of CNB Common Stock ("Exchange Ratio"), for a total issuance of CNB Common Stock not to exceed 237,500 shares.

              (B) Each share of Spangler Common Stock owned prior to the Merger by CNB, County or Spangler at the Effective Time of the Merger shall be cancelled, and no cash, stock or other property shall be delivered in exchange therefor.

         (ii) If CNB shall, at any time before the Effective Time of the Merger,
(A) pay a dividend in shares of CNB Common Stock, (B) combine the outstanding shares of CNB Common Stock into a smaller number of shares, (C) subdivide the outstanding shares of CNB Common Stock, or (D) reclassify the shares of CNB Common Stock, then, in any such event, the Exchange Ratio shall be adjusted by multiplying such Exchange Ratio by a fraction, the numerator of which is the number of shares of CNB Common Stock outstanding immediately after the happening of such event and the denominator of which is the number of shares of CNB Common Stock outstanding immediately prior to the happening of such event.

     (S) 1.3(b)     Dissenting Shareholders of Spangler.  Any shareholder of
Spangler who shall have delivered a written notice of his or her dissent from this Agreement or shall have voted against the Merger, and shall have requested in writing the value of such shares, all in accordance with the requirements of the National Bank Act (12 USCA (S)215a), shall not be entitled to receive any shares of CNB Common Stock pursuant to paragraph (a) of this Section 1.3, nor to vote such shares for any purpose, to receive any dividends or other distributions payable to holders thereof, nor to exercise any other right with respect to such shares.

     (S) 1.4  Exchange of Certificates.

     (S) 1.4(a)     After the Effective Time of the Merger, holders of
certificates evidencing outstanding shares of Spangler Common Stock, upon surrender of such certificates to CNB, or to its duly authorized Exchange Agent, shall be entitled to receive certificates evidencing the number of whole shares of CNB Common Stock into which such shares of Spangler Common Stock shall have been converted, as provided in Section 1.3(a) hereof. As soon as practicable after the Effective Time of the Merger, CNB or its Exchange Agent shall send to each Spangler shareholder of record whose stock shall have been converted into CNB Common Stock a notice and transmittal form advising such shareholder of the effectiveness of the Merger and the procedure for surrender of outstanding certificates formerly evidencing Spangler Common Stock in exchange for new certificates evidencing CNB Common Stock. The certificate or certificates so surrendered shall be duly endorsed if CNB so requires. Upon surrender, each certificate evidencing Spangler Common Stock shall be cancelled.

     (S) 1.4(b)     Until surrendered as provided in Section 1.4(a) hereof, each outstanding certificate which prior to the Effective Time of the Merger represented Spangler Common Stock (other than shares which have been cancelled or as to which dissenters rights have been asserted) will be deemed for all corporate purposes to evidence ownership of the number of whole shares of CNB Common Stock into which the shares of Spangler Common Stock formerly represented thereby were converted in the Merger. Until such outstanding certificates formerly representing Spangler Common Stock are so surrendered, no dividend payable to holders of record of CNB Common Stock shall be paid to any holder of such outstanding certificates. However, upon surrender of such outstanding certificates by such holder, there shall be paid to such holder, without interest, the amount of: (i) any cash dividends, which had a record date occurring on or subsequent to the Effective Time of the Merger, theretofore paid with respect to such whole shares of CNB Common Stock; and (ii) any cash payable to such holder in lieu of fractional shares pursuant to Section 1.5 hereof. At the close of business on the last business day immediately preceding the Closing (as defined in Section 1.8 hereof), the stock transfer books of Spangler shall be closed, and no transfer of shares of Spangler Common Stock shall thereafter be made.

     (S) 1.4(c)     If any certificate for CNB Common Stock or any check
representing cash is to be issued in a name other than that in which a certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the certificate surrendered in exchange shall be properly endorsed and otherwise in proper form for transfer. The person requesting any such transfer shall affix any requisite stock transfer tax stamps to the certificate surrendered, or pay to CNB or its agent any transfer or other taxes required by reason of the issuance of a new certificate for shares of CNB Common Stock in any name other than that of the registered holder of the certificate surrendered, or otherwise establish to the satisfaction of CNB that such tax has been paid or is not payable.

     (S) 1.5 No Fractional Shares. Notwithstanding any term or provision hereof, no fractional shares of CNB Common Stock, and no certificate or scrip therefor or other evidence of ownership thereof, will be issued in exchange for any shares of Spangler Common Stock; no dividend or distribution with respect to CNB Common Stock shall be payable on or with respect to any fractional share interest; and no such fractional share interest shall entitle the owner thereof to vote or to any other rights of a shareholder of CNB. In lieu of such fractional share interest, any holder of Spangler Common Stock who would otherwise be entitled to receive, as a result of the Merger, a fractional share of CNB Common Stock will, upon surrender of his certificate or certificates representing Spangler Common Stock outstanding immediately prior to the Effective Time of the Merger, be paid the cash value of such fractional share interest, which shall be equal to the product of the fraction of one share of CNB Common Stock multiplied by the Measurement Price. For the purposes of determining any such fractional share interests, all shares of Spangler Common Stock owned by a Spangler shareholder shall be combined so as to calculate the maximum number of whole shares of CNB Common Stock issuable to such Spangler shareholder.

     (S) 1.6  Spangler Shareholders Meeting.

          Spangler shall call a meeting of its shareholders in accordance with the provisions of applicable law for the purpose of considering and voting on this Agreement and the Merger. Such meeting shall be held as soon as practicable. The board of directors of Spangler shall use its best efforts to solicit the requisite vote for approval of this Agreement and the Merger by the shareholders of Spangler and shall recommend to such shareholders that they approve the Merger and this Agreement.

     (S) 1.7  Cooperation; Regulatory Approvals.

     Subject to the terms and conditions of this Agreement, the parties hereto shall cooperate, as coordinated by the respective Chief Executive Officer of and counsel to each party, in the preparation and submission, as promptly as reasonably practicable, of such filings, applications, petitions, and other documents and materials as any of them may reasonably deem necessary or desirable with or to the Securities and Exchange Commission (the "SEC"), the Office of the Comptroller of the Currency ("OCC"), the Board of Governors of the Federal Reserve System (the "FRB"), the regulatory authorities of the Commonwealth of Pennsylvania, the shareholders of Spangler and any other persons for the purpose of obtaining all approvals or consents necessary to consummate the transactions contemplated by this Agreement. Prior to the making of any such filings with any regulatory authority or the making of any written disclosures with respect to the transactions contemplated hereby to shareholders or to any third person (such as mailings to shareholders or press releases), the parties shall submit to each other the materials to be filed, mailed, or released. All such materials shall be reasonably acceptable to all parties prior to the filings with any regulatory authorities or the disclosures to shareholders or to any third person, except to the extent that a party is legally required to proceed prior to obtaining the approvals of the other parties.

     (S) 1.8 Closing. Not later than 30 days following satisfaction (or waiver, if permitted hereunder) of the closing conditions set forth in Article Five hereof, and subject to the other terms and conditions of this Agreement, the closing for the consummation of the Merger and other transactions contemplated hereby shall take place at the office of CNB, 1 South Second Street, Clearfield, PA

16830, at 11:00 a.m., local time, or at such other time or place as the parties hereto may mutually agree upon in writing (the "Closing"). At the Closing, (i) Spangler shall be furnished with a certificate signed by CNB and County as to the fulfillment of the conditions contained in Section 5.3 hereof, (ii) CNB and County shall be furnished with a certificate of Spangler as to the fulfillment of the conditions contained in Section 5.4, (iii) the various deliveries of documents provided for in Sections 5.3 and 5.4 shall occur, and (iv) the parties shall execute all instruments and documents in such form as required by and in accordance with the relevant provisions of applicable federal and state law in order to consummate the Merger and other transactions contemplated hereby. The date on which the Closing is completed shall be referred to herein as the "Closing Date."

      (S) 1.9 The Effective Time of the Merger. Unless otherwise mutually agreed upon in writing by the parties, the parties shall cause the Effective Time of the Merger to occur on the first business day following the last to occur of (i) the date that is thirty (30) days (or such lesser waiting period as may be designated by the OCC) after the date of the order of the OCC approving the Merger pursuant to the National Bank Act, (ii) the effective date (including expiration of any applicable waiting period) of the order of any other federal or state regulatory agency approving the Merger, if such approval is required, or the expiration of any required waiting period after the filing of any require notice to any federal or state regulatory agency required for consummation of the Merger, and (iii) the date on which the shareholders of Spangler approve this Agreement. The parties shall use their best efforts to have the Effective Time of the Merger occur not later than July 19, 1999.

      (S) 1.10 Certain Undertakings.

          (S) 1.10(a) Undertakings of Spangler. Spangler undertakes and agrees:

               (i) To adopt this Agreement through action of its board of directors and to join with CNB and County in executing and delivering the same.

               (ii) To prepare or cause to be prepared, as soon as practicable after the date of this Agreement, a proxy statement (the "Proxy Statement"), a notice of meeting, and a form of proxy to be used in connection with the Spangler Shareholders' Meeting, to share the Proxy Statement (including preliminary drafts thereof) with CNB and County, and to cooperate with them in finalizing and distributing such proxy material in furtherance of the purposes set forth in Section 1.6 hereof.

               (iii) To use its best efforts and to take any and all necessary or appropriate actions (including the payment of all required filing fees, other than filing fees required to be paid by CNB or County), and to cause its officers, directors, employees, agents, and representatives to use their best efforts and to take all steps in good faith within their power, to cause to be fulfilled those of the conditions precedent to the Merger which are dependent upon its actions, including but not limited to (A) requesting the delivery of appropriate opinions and letters from its counsel and (B) obtaining any consents, approvals, or waivers required to be obtained from other parties to loan agreements or other contracts material to its business.

               (iv) To join with CNB and County, upon the fulfillment of the conditions precedent to Spangler's obligations to consummate the Merger, in executing and delivering such documents and making such filings as shall cause the consummation of the Merger.

               (v) To mail to its depositors, at least 30 days in advance of the anticipated Closing Date, such notice-of-change documents as shall be supplied by County in order that their deposit accounts will be subject to the terms and conditions of County deposit accounts as of the Closing Date, all in accordance with Regulation DD of the OCC.

               (vi) To keep CNB advised of all material developments relevant to the consummation of the Merger, to give prompt written notice to CNB upon becoming aware of any impending or threatened occurrence of any event that would cause or constitute a breach of any of the representations and warranties of Spangler contained or referred to in this Agreement, and to use its best efforts to prevent or promptly to remedy the same.

               (vii) To maintain, and to cause its officers, directors, employees, agents, and representatives to maintain, in accordance with the provisions of Section 4.2(b) hereof, the confidentiality of all confidential information, abstracts and derivatives thereof, furnished to it by CNB or County concerning their business, assets, and financial condition;

     and not to use, and to cause its officers, directors, employees, agents, and representatives not to use, such information except in furtherance of the transactions contemplated by this Agreement; and to return, and to cause its officers, directors, employees, agents, and representatives to return, if this Agreement is terminated, all documents and copies of confidential information, abstracts and derivatives thereof, received from CNB or County.

               (viii) To furnish CNB with all information concerning Spangler reasonably required for (A) inclusion in the Registration Statement on Form S-4 to be filed by CNB with the SEC for the purpose of registering the shares of CNB Common Stock to be issued in the Merger (the "S-4 Registration Statement") and (B) any application made by CNB or County to any governmental or regulatory body in connection with the transactions contemplated by this Agreement. Danielson Associates, Inc. ("Danielson") has delivered to Spangler an opinion to the effect that in its opinion the consideration to be received by the holders of Spangler Common Stock in the Merger is fair to such holders, from a financial point of view. In the event that the SEC requests disclosure of whether an update of such opinion was obtained, or the fact that no such updated opinion was obtained, Spangler shall use its best efforts to furnish CNB with a currently-dated opinion of Danielson, to the same effect as its opinion described in the next preceding sentence, for inclusion in the S-4 Registration Statement.

          (S) 1.10(b) Undertakings of CNB and County. Each of CNB and County undertakes and agrees:

               (i) To adopt through action of its board of directors this Agreement and to join with Spangler in executing and delivering the same.

               (ii) To prepare or cause to be prepared, as soon as practicable after the date of this Agreement, a draft of the S-4 Registration Statement, to share such draft with Spangler, and to use its best efforts to cause the S-4 Registration Statement to become effective as soon as practicable.

               (iii) To use its best efforts and to take all steps in good faith within its power, and to cause its officers, directors, employees, agents, and representatives to use their best efforts and to take all steps in good faith within their power, to cause to be fulfilled those of the conditions precedent to its obligations to consummate the Merger which are dependent upon its actions, including but not limited to requesting the delivery of appropriate opinions and letters from its counsel.

               (iv) To join with Spangler, upon the fulfillment of the conditions precedent to their obligations to consummate the Merger, in executing and delivering such documents and making such filings as shall cause the consummation of the Merger.

               (v) To keep Spangler advised of all material developments relevant to the consummation of the Merger, to give prompt written notice to Spangler upon becoming aware of any impending or threatened occurrence of any event that would cause or constitute a breach of any of their representations and warranties contained or referred to in this Agreement, and to use its best efforts to prevent or promptly to remedy the same.

               (vi) To maintain, and to cause its officers, directors, employees, agents, and representatives to maintain, in accordance with the provisions of Section 4.2(b) hereof, the confidentiality of all confidential information, abstracts and derivatives thereof, furnished to it by Spangler concerning its business, assets, and financial condition; and not to use, and to cause its officers, directors, employees, agents, and representatives not to use, such information except in furtherance of the transactions contemplated by this Agreement; and to return, and to cause its officers, directors, employees, agents, and representatives to return, if this Agreement is terminated, all documents and copies of confidential information, abstracts and derivatives thereof, received from Spangler.

               (vii) To furnish all information about its business and condition necessary for Spangler to prepare the Proxy Statement.


                                  ARTICLE TWO
                   Representations and Warranties of Spangler

     Spangler represents and warrants to CNB and County as follows:

      (S) 2.1 Organization and Standing. Spangler is a national banking association duly incorporated, validly existing, and in good standing under the National Bank Act. Spangler has all necessary corporate power and authority to own or lease its properties and assets and to conduct its business as it is now being conducted, and is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such qualification necessary, except to the extent that any failure to so qualify would not, in the aggregate, have a Material Adverse Effect on its business, financial condition, or results of operations. Set forth in Schedule 2.1(a)
                                                             ---------------
hereto is a list of the jurisdictions in which Spangler is qualified to do business. The deposit accounts of Spangler are insured by the Federal Deposit Insurance Corporation (the "FDIC") to the full extent permitted under applicable law and the rules and regulations of the FDIC. The Articles of Association and Bylaws of Spangler and all amendments thereto to the date hereof (true, correct, and complete copies of which have been previously delivered to CNB and are attached hereto as Exhibit 2.1(b)) are in full force and effect as of the date
                   ---------------
of this Agreement. Spangler has taken such action and executed and filed such documents and notices as may be necessary to enable it to exercise the powers conferred on national banking associations.

      (S) 2.2 Authority. The execution and delivery of this Agreement by Spangler, and consummation of the transactions contemplated hereby, have been approved by its board of directors and by all necessary action on the part of Spangler and duly and validly authorized, subject only to adoption and approval of this Agreement by the shareholders of Spangler. When this Agreement is approved by such shareholders, it shall constitute a valid and binding obligation of Spangler, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court. No authorization, consent or approval by any public body or authority or any other party is necessary to the performance by Spangler of its obligations set forth herein, except that the approval of the OCC is necessary to consummate the transactions contemplated by this Agreement. The board of directors of Spangler has authorized its officers to take all action necessary to consummate the transactions contemplated by this Agreement and has directed that any action requiring shareholder approval be submitted to the shareholders of Spangler for approval.

      (S) 2.3 Absence of Conflicts. The execution, delivery, and performance of this Agreement by Spangler and the consummation of the transactions contemplated hereby will not constitute a breach, violation, or default, or create a lien, charge, or encumbrance of any nature whatsoever, or give any rights of acceleration to any person, under the Articles of Association or Bylaws of Spangler or under any law, rule, regulation, judgment, decree, order, governmental permit, license, agreement, indenture or instrument of Spangler or to which Spangler or its assets are subject.

      (S) 2.4  Capitalization and Ownership.

     (S) 2.4(a)     The authorized capital stock of Spangler consists solely of
2,500 shares of Common Stock, par value $20 per share, all of which, as of the date of this Agreement, are issued and outstanding, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. As of the date hereof, no shares are held by it as treasury stock. As of the Effective Time of the Merger, there will be no more than 2,500 shares of Common Stock issued and outstanding. Spangler does not own directly or indirectly, beneficially or of record, more than five percent (5%) of the outstanding stock of any other entity and does not otherwise "control" any "company" or "bank" (as those terms are defined in the Act). As soon as practicable after the execution of this Agreement, Spangler shall furnish CNB a listing of all owners of record of Spangler Common Stock showing the number of shares owned by each shareholder and each shareholder's state of residence.

     (S) 2.4(b)     As of the date of this Agreement, Spangler does not have
outstanding, and as of the Closing Date and thereafter will not have outstanding, any securities convertible into, or exercisable or exchangeable for, Spangler Common Stock or any options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of Spangler Common Stock or any other securities of Spangler. As of the date of this Agreement there are, and as of the Closing Date and thereafter there will be, no outstanding agreements, arrangements, commitments, or understandings of any kind - to which Spangler or, to the knowledge of management of Spangler, any "associate" or "affiliate" of Spangler (as those terms are defined in the rules and regulations promulgated under the Securities Act of 1933, as amended (the "Securities Act")), is a party - affecting or relating to the voting, issuance, purchase, redemption, repurchase, or transfer of Spangler Common Stock, or any other securities of Spangler.

     (S) 2.5  Reports and Financial Statements.

     (S) 2.5(a)     Spangler has furnished CNB with true and complete copies of
Spangler's audited balance sheets as of December 31, 1998, 1997, and 1996 and the related statements of income, changes in shareholders' equity, and cash flows for the years then ended, including any schedules thereto, and will furnish CNB with true and complete copies of the Spangler Interim Financial Statements.

     (S) 2.5(b)     Except to the extent stated therein, the financial
statements and schedules included in the documents referred to in paragraph (a) of this Section 2.5 or hereafter filed by Spangler with the appropriate regulatory authorities prior to the Effective Time of the Merger, and the Spangler Interim Financial Statements and any other such financial statements provided by Spangler up to the Effective Time of the Merger, (i) were prepared, and will be prepared, in accordance with GAAP, applied on a consistent basis with all prior periods, and (ii) fairly present, and will fairly present, the financial position of Spangler and the results of operations and changes in financial position for Spangler at the dates and for the periods referred to therein in conformity with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Spangler Interim Financial Statements, to normal year-end audit adjustments. All material liabilities of Spangler, actual or contingent, which in accordance with GAAP, consistently applied, were required to be reflected or reserved against the balance sheet or deducted from gross revenues in an income statement for the periods covered in the financial statements are disclosed therein.

     (S) 2.6  Tax Matters.  Except as set forth in Schedule 2.6:
                                                    ------------

     (S) 2.6(a)     Spangler has (or, in the case of returns becoming due after the date hereof and at or before the Effective Time of the Merger, will have, prior to the Effective Time of the Merger) duly filed with the appropriate governmental agencies all federal, state, local, and foreign tax returns, reports, and declarations of estimated tax with respect to income, sales, and all other applicable taxes, and all other tax returns and reports, the filing of which is required by applicable law (without regard to extensions of time permitted by law, regulation, or otherwise) at or before the Effective Time of the Merger (the "Spangler Tax Returns") (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security, and wage withholding taxes of every kind, character, or description imposed by any governmental or quasi-governmental authority). All of the Spangler Tax Returns are (or, in the case of returns becoming due after the date hereof and at or before the Effective Time of the Merger, will be) accurate and complete in all material respects.

     (S) 2.6(b)     Spangler has collected and withheld all taxes which it is or has been required to collect or withhold and has timely submitted all such collected and withheld amounts to the appropriate authorities. Spangler is in compliance with the back-up withholding and information reporting requirements under the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations of the Internal Revenue Service ("IRS") thereunder.

     (S) 2.6(c)     All federal, state, local, and foreign taxes due and payable pursuant to the Spangler Tax Returns or pursuant to any installments of estimated taxes, all other taxes, assessments, deficiencies, levies, imposts, duties, license fees, registration fees, withholding, or other similar governmental charges, and any penalties, or interest, or additions to tax imposed thereon or in connection therewith due or claimed to be due by any taxing authority, have been accrued, adequately reserved against, or paid.


     (S) 2.6(d)     The accrual for taxes currently payable contained in the
Spangler Financial Statements are adequate to cover the payment of its liabilities for federal, state, local, and any foreign taxes (including installments of estimated taxes) and all other taxes, assessments, deficiencies, levies, imposts, duties, license fees, registration fees, or other similar governmental charges (including without limitation income, profits, gross receipts, franchise, value added, payroll, sales, employment, use, property, withholding, excise, and occupancy taxes, and any penalties, interest, or additions to tax imposed thereon or in connection therewith (collectively "Spangler Taxes")) due or claimed to be due by any taxing authority in connection with any of the Spangler Tax Returns for all periods up to and including December 31, 1998. As of the date of this Agreement, Spangler had no net operating loss carry forward (for federal or state income tax purposes).
The reserves for taxes in all of the subsequent financial statements of Spangler will be adequate to cover its liabilities for taxes for all periods up to and including the dates of such financial statements.

     (S) 2.6(e)     Spangler has not received any notice of deficiency or
assessment or proposed deficiency or assessment by the IRS or any other taxing authority in connection with the Spangler Tax Returns. All federal income tax returns of Spangler have been examined by the IRS or closed without audit (or the statute of limitations with respect to such returns has expired and no waiver extending the statute of limitations has been requested or granted) for all taxable years prior to and including the taxable year ended December 31, 1993. There is no action, suit, proceeding, audit, examination, investigation, or claim pending, or to the knowledge of Spangler, threatened, in respect of any Spangler Taxes for which Spangler is or may become liable if such action, suit, proceeding, audit, examination, investigation, or claim were to be resolved, in whole or in part, adversely to Spangler.

     (S) 2.6(f)     Spangler has not waived any law or regulation fixing, or
consented to the extension of, any period of time with respect to the assessment or collection of any Spangler Taxes, and no power of attorney granted by Spangler with respect to any tax matters is currently in force.

     (S) 2.6(g)     Spangler has not made an election under Section 341(f) of
the Code.

     (S) 2.6(h)     Spangler has provided, and until the Effective Time of the
Merger will continue to provide, to CNB complete and correct copies of its income tax returns and all material correspondence and documents, if any, in its possession relating directly or indirectly to Spangler Taxes for each taxable year of Spangler for all years as to which the applicable statute of limitations has not run on the date hereof. For this purpose, "correspondence and documents" include amended tax returns, claims for refund, notices from taxing authorities of proposed changes or adjustments to taxes or tax returns, consents to assessment or collection of taxes, acceptances of proposed adjustments, closing agreements, rulings and determination letters and requests therefor, and all other written communications to or from taxing authorities relating to any material tax liability of Spangler.

      (S) 2.7  Insurance.  Schedule 2.7 hereto lists all insurance policies
                           ------------
presently carried by Spangler and currently in force with respect to its business and properties, including without limitation title insurance policies on real property owned (exclusive of foreclosed property). The existing insurance carried by Spangler is and will continue to be with reputable insurers and, in respect of the nature of the risks insured against and the amount of coverage provided, not less than that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of Spangler, and such insurance is and will continue to be sufficient for compliance by Spangler with all material requirements of law and agreements to which Spangler is a party. Except as noted in Schedule 2.7, Spangler is not in default in the payment of any
         ------------
premium, currently has outstanding no claim with respect to such insurance coverage, nor has received notification of, or has knowledge of, the existence of any grounds for the cancellation or proposed cancellation of any such policies or bonds.

      (S) 2.8  Legal Proceedings.  Except as set forth in Schedule 2.8 hereto,
                                                          ------------
there are no judicial or administrative proceedings of any kind or nature now pending or, to the knowledge of Spangler, threatened against Spangler before any court or arbitral tribunal or before or by any governmental department, agency, or instrumentality in any manner involving Spangler or any of its properties or capital stock or the transactions contemplated by this Agreement. Except as set forth in Schedule 2.8, (i) there is, to the best of Spangler's knowledge, no
         ------------
basis for any action, suit, investigation, or proceeding against it before any court or arbitral tribunal or before or by any governmental department, agency, or instrumentality, which, if determined adversely to it would have a Material Adverse Effect on its assets, business, employees, revenue, income, prospects, condition (financial or otherwise), liabilities, net worth, or results of operations, (ii) to Spangler's knowledge, there are no actions, suits, or proceedings pending or threatened by or against any officer, director, agent, or employee of Spangler in connection with the business, properties, affairs, or prospects of Spangler. Spangler is not in default with respect to any judgment, order, writ, injunction, decree, award or, to Spangler's knowledge, rule or regulation of any court, arbitrator or governmental department, agency or instrumentality.

      (S) 2.9  Compliance with Law.  Other than as set forth in Schedule 2.9
                                                                ------------
hereto, to the knowledge of Spangler, (i) it is in compliance with the back-up withholding requirements of section 3406 of the Code and the Treasury Regulations promulgated thereunder; (ii) it is in compliance with the reporting and other requirements of the Bank Secrecy Act (including the Currency and Foreign Transaction Reporting Act), and the regulations promulgated thereunder by the Department of the Treasury; (iii) it is in compliance with the provisions of all other applicable federal, state, and local statutes, and all rules, regulations, or orders of, or understandings or agreements with, governmental agencies having jurisdiction over it; and (iv) it is not subject to and has not been threatened with any fine, penalty, liability, or legal disability which may have a Material Adverse Effect upon its assets, business, operations, revenue, income, prospects, condition (financial or otherwise), liabilities, net worth, or results of operations as the result of the failure to comply with any requirement of any governmental body or agency having jurisdiction over it, the conduct of its business, the use of its assets and properties, or any premises occupied by it. Spangler has filed, and until the Effective Time of the Merger will continue to file, all reports required to be filed with any regulatory agency on or prior to the date such reports were due, and all such reports, as finally amended, complied and will comply in all material respects with applicable requirements of law and, as of their respective dates or the dates as amended, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent stated therein, all financial statements and schedules included and to be included in such reports were and will be prepared in accordance with GAAP or such other regulatory accounting requirements as were applicable thereto, applied on a consistent basis with prior periods, and fairly presented and will fairly present the information purported to be shown therein.

      (S) 2.10 Brokers; Expenses. Except for Danielson Associates, Inc., no agent, broker, finder, investment banker, person or firm acting on behalf or under authority of Spangler is or will be entitled to any broker's or finder's fee or any other commission or similar fee incurred directly or indirectly by or on behalf of Spangler in connection with the transactions contemplated by this Agreement. All costs and expenses in connection with this Agreement and the transactions contemplated hereby which have been or will be paid or incurred by Spangler have been and will be actually and reasonably incurred by it. Such costs and expenses, including the fee of Danielson Associates, Inc., are included on Schedule 2.26.
            -------------

      (S) 2.11 Governmental Authorizations. Spangler has all licenses, permits, approvals, and other authorizations from all federal, state, and local authorities as are necessary for the conduct of its business and operations which, if not obtained, would have a Material Adverse Effect on Spangler's financial condition or results of operations, and all such licenses, franchises, permits, approvals, and other authorizations are in full force and effect and are not subject to any condition, qualification, or limitation. Spangler has not received any notification from any agency, department, or instrumentality of federal, state, or local government or the staff thereof asserting noncompliance with any of the laws, rules, regulations, or orders that such governmental authority enforces or threatening to revoke any license, franchise, permit, or governmental authorization.

      (S) 2.12 Supervisory Matters. Spangler has provided, and will continue to provide, to CNB for inspection originals or complete and correct copies of (i) all examination reports by the OCC, the Federal Reserve Bank, or the Federal Deposit Insurance Corporation forwarded to Spangler during the period commencing January 1, 1996 through the Effective Time of the Merger, (ii) any correspondence between Spangler or any of its representatives and such authorities relating to such examination reports during such period, and (iii) any written agreements, arrangements, orders, directives, decrees, commitments or understandings between or among Spangler and any such authorities entered into as a result of matters raised in such examination reports or correspondence or previously entered into and remaining, in whole or in part, in full force and effect. Spangler has not been advised by any regulatory agency that it is contemplating issuing or requesting (or considering the appropriateness of issuing or requesting) any written agreement, memorandum of understanding, order, decree, directive, extraordinary supervisory letter, commitment letter, or similar document or taking (or considering the appropriateness of taking) any corrective action. The last examination of Spangler by the staff of any state or federal regulatory agency prior to the date of this Agreement was performed as of March 31, 1998. If Spangler was notified of any deficiencies as a result of such examination or any prior examinations, each such deficiency has been corrected to the satisfaction of the appropriate agency, and if any changes in operating methods or organization were required by reason of such examination or such other examinations, such changes have been made. Spangler's reserve for loan losses has been calculated in accordance with GAAP applied on a consistent basis and in accordance with all applicable rules and regulations. The reserves for loan losses set forth in the Spangler Financial Statements are adequate in all respects to provide for all losses, net of recoveries relating to loans previously charged off, on loans outstanding as of the dates thereof. The loan portfolios of Spangler as of such dates in excess of such reserves are, to the best knowledge and belief of Spangler, collectible. Further, Spangler has not been notified in writing that such reserves violated any minimum requirements or that its independent auditors believe such reserves to be inadequate or inconsistent with historical loan loss experience.

      (S) 2.13 Rights and Licenses.  Set forth in Schedule 2.13 hereto is a list
                                                  -------------
and description of all trademarks, trademark rights, trade names, and licenses owned and/or used by Spangler. To the knowledge of Spangler, it is not subject to any material disability to conduct its business as currently conducted or liability by reason of its failure to own or possess the rights to use any other trademark, trademark right, trade name, trade name right, or license. Spangler has full right and authority to own and use all the trademarks, trade names, and licenses listed in Schedule 2.13. It has not been
                                                -------------
held liable for, and no actions, suits or proceedings are pending or, to its knowledge, threatened against it, alleging that it is liable for infringement of any trademark, trademark right, trade name, trade name right, or license owned and/or used by any other person or entity.

      (S) 2.14 Material Contracts.  Except as set forth in Schedule 2.14 hereto,
                                                           -------------
Spangler is not a party to or bound by any (i) employment or consulting contract; (ii) bonus, stock option, deferred compensation or profit sharing, pension, or retirement plan or arrangements; (iii) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor, or licensee, which cannot be terminated without substantial penalty and on notice of not more than 30 days; (iv) contract or commitment for capital expenditures in excess of $5,000 for any one project or $25,000 in the aggregate; (v) material contract or commitment, whether or not made in the ordinary course of business, for the purchase of materials or supplies or for the performance of services over a period of more than 60 days from the date of this Agreement and which cannot be terminated without substantial penalty and on notice of not more than 30 days; (vi) agreement or instrument or charter or other restriction which materially and adversely affects or in the future may materially or adversely affect the business, operations, prospects, properties, assets or financial condition of Spangler; (vii) contract or option to purchase or sell any real or personal property otherwise than in the ordinary course of business which cannot be terminated without substantial penalty and on notice of not more than 30 days; or(vii) material contract, other than the foregoing, not made in the ordinary course of business, which cannot be terminated without substantial penalty and on notice of not more than 30 days. Spangler has in all material respects performed all obligations required to be performed by it to date and is not in default under, and no event has occurred which with the lapse of time or action by a third party could result in default under, any outstanding indenture, mortgage, contract, lease or other agreement to which it is a party or by which it is bound, or under the provisions of its Articles of Association or Bylaws.

     (S) 2.15 Employment Matters.

     (S) 2.15(a)    Schedule 2.15(a) hereto contains a correct and complete list
                    ----------------
showing the employees of Spangler as of the date hereof and indicating their respective titles or positions, base salaries and dates of hire.

     (S) 2.15(b)    There are no collective bargaining or other labor union
contracts applicable to employees of Spangler and no material work stoppage or material labor dispute against Spangler is pending or threatened.

     (S) 2.15(c)    Spangler has not received any written notice of any unfair labor practice and no such complaints are pending before the National Labor Relations Board or any other agency having jurisdiction thereof. Except as specified on Schedule 2.15(c), there is no actual or threatened labor or
             ----------------
employment litigation, audit, inquiry, claim, complaint, dispute or proceeding, whether by any public or governmental agency or entity or by a private individual or group, before the EEOC or the Pennsylvania Human Relations Commission or otherwise.

      (S) 2.16 Properties.   Spangler has good, clear, and marketable title to
all of its assets and properties, including all real, personal and intangible properties owned by it, and such properties and assets are subject to no liens, mortgages, security interest, encumbrances, or charges of any kind except (a) as noted in the Financial Statements described in Section 2.5, (b) with regard to statutory liens not yet delinquent, and (c) with regard to minor defects and irregularities in title and encumbrances which do not materially impair the value or use thereof for the purposes for which such assets and properties were and are intended. Real properties which are owned and leased are set forth in Schedule 2.16 hereof.
                 -------------

     (S) 2.17 Employee Benefit Plans or Arrangements.

     (S) 2.17(a)  Spangler has disclosed on Schedule 2.17 (and will deliver or
                                            -------------
make available to CNB copies of the legal documents, including all amendments, modifications and supplements, or written summaries where no such documents exist for) all pension, retirement, profit sharing, deferred compensation, stock option, stock purchase, stock bonus, employee stock ownership, severance pay, vacation, bonus, or other incentive plans and all other employee benefit programs, arrangements, or agreements, and fringe benefit plans, including, without limitation, all "Employee Pension Benefit Plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder ("ERISA")) and all "Employee Welfare Benefit Plans" (as defined in Section 3(1) of ERISA), currently or at any time within the most recent six years adopted, maintained by, sponsored in whole or in part by or contributed to by Spangler (or any of its Affiliates, as defined herein) for the benefit of its employees (and their spouses or dependents), retirees, directors, independent contractors or other beneficiaries (collectively the "Spangler Benefit Plans"). Except as explicitly disclosed on Schedule 2.17, no
                                                             -------------
Spangler Benefit Plan which is an Employee Pension Benefit Plan (and referred to herein as a "Spangler ERISA Plan") (i) is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA; (ii) is or has been subject to the provisions of Title IV of ERISA and/or the minimum funding requirements of
Section 412 of the Code or Section 302 of ERISA;(iii) which is intended to meet the qualification requirements of Section 401, et seq. of the Internal Revenue Code of 1986, as amended, has failed to meet such requirements in form or operation; and (iv) has at any time engaged, nor have any of the fiduciaries, disqualified persons or parties in interest (as such terms are defined under ERISA and the Code) at any time engaged, either in any prohibited transactions under Section 4975 of the Code or Section 406 of ERISA with respect to such Plans or in a breach of fiduciary duty under ERISA with respect to such Plans.

     (S) 2.17(b)  Except as disclosed on Schedule 2.17, all Spangler Benefit
                                         -------------
Plans are in compliance in all material respects with the applicable terms of ERISA and any other applicable statutes, rules or regulations, including without limitation requirements for filing annual returns (Form 5500), continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA) and compliance with the Health Insurance Portability and Accountability Act of 1996 (HIPAA). All contributions to or payments under all Spangler Benefit Plans (including employee withholdings) (i) have at all times been made in a timely manner as required pursuant to such Plans, any collective bargaining or other agreements and the provisions of ERISA and regulations thereunder or
(ii) where contributions or payments under such Plans are not yet due, adequate provision for reserves to meet such obligations have been made. Except as disclosed on Schedule 2.17, there are no pending or threatened suits, actions,
             -------------
claims (other than routine claims for benefits), audits, examinations, inquiries or other similar types of proceedings relating to the Spangler Benefit Plans by any third party, governmental agency or regulatory authority nor any filings by or on behalf of Spangler (or any of its Affiliates) for a ruling, advisory opinion, exemption or similar request for relief with respect to the Spangler Benefit Plans.

     (S) 2.17(c) With the exception of the change of control agreement with Dale
E. Hill, a copy of which is included on Schedule 2.17, neither the execution of
                                        -------------
this Agreement nor the consummation of the transactions contemplated hereunder will: (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute (such as those defined in Section 280G of the Code or otherwise)) becoming due to any director, officer or employee of Spangler, from Spangler under any Spangler Benefit Plan; (ii) increase any benefits otherwise payable under any Spangler Benefit Plan; or
(iii) result in any acceleration of the time of payment or vesting of any such benefit. Except with respect to obligations under COBRA or as disclosed on
Schedule 2.17, no Spangler Benefit Plan provides for post-employment health or
-------------
welfare benefits or payments.

     (S) 2.17(d) For purposes of this Section 2.17, the term "Affiliate" means any person who is, or at the relevant times was, under common control (within the meaning of Section 4001(a)(14) or (b)(1) of ERISA and its regulations thereunder or Section 414(b), (c), (m), or (o) of the Code) with Spangler or its successor.

      (S) 2.18 Absence of Certain Changes or Events. Since December 31, 1998, Spangler has not, except as set forth in Schedule 2.18 hereto, (i) incurred any
                                         -------------
material liability, except in the ordinary course of business, consistent with its past practice; (ii) suffered any material adverse change in its business, operations, assets, or financial condition; (iii) made any material change in its mode of management or operation or method of accounting; or (iv) failed to operate its business in all material respects in the ordinary course consistent with its past practice.

      (S) 2.19 Books of Account; Corporate Records. The Books of Account of Spangler are maintained in substantial compliance with all applicable legal and accounting requirements. The minutes of meetings maintained by Spangler contain complete and accurate records in all material respects of all corporate actions of its shareholders and Board of Directors and all committees thereof.

      (S) 2.20 Proxy Statement and S-4 Registration Statement. When the S-4 Registration Statement or any post-effective amendment thereto shall become effective, and when the Proxy Statement to be distributed to Spangler's shareholders shall first be mailed to such shareholders (the "Mailing Date"), and at all times subsequent to such effective date or Mailing Date up to the meeting date of such shareholders, the information provided by Spangler with respect to Spangler and the Spangler Shareholders' Meeting set forth in the S-4 Registration Statement and in the Proxy Statement and in all amendments and supplements thereto: (a) will comply in all material respects with the provisions of the Securities Act, and the Rules and Regulations of the SEC thereunder, to the extent applicable to such information and to Spangler, and with any and all applicable federal and state laws, and (b) will not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

      (S) 2.21 Securities Laws. Spangler has not filed, nor is Spangler required to file, any report, registration, or statement under any federal or state securities laws. All sales of securities issued by Spangler have been made in compliance with the applicable provisions of federal and state securities laws.

      (S) 2.22 Ownership of CNB Common Stock.  Except as disclosed on Schedule
                                                                      --------
2.22, no shares of CNB Common Stock are beneficially owned (as defined in Rule
----
13d-3 under the Exchange Act) by Spangler or any officer or director of Spangler.

      (S) 2.23 Representations and Warranties True on and as of Mailing Date and Closing Date. All the representations and warranties of Spangler contained in this Agreement will be materially true on and as of the Mailing Date and the Closing Date, except to the extent affected (i) by the transactions contemplated hereby, (ii) by the operations of Spangler as permitted by the provisions of
Section 4.1 hereof, (iii) by transactions to which CNB's written consent is obtained, and (iv) by circumstances disclosed to CNB occurring subsequent to the date hereof which in the aggregate do not have a Material Adverse Effect on Spangler.

      (S) 2.24 Related Party Transactions.  Except as disclosed on Schedule 2.24
                                                                   -------------
hereto, Spangler is not a party to any transaction (including any loan or credit accommodation) with any Affiliate of Spangler. The transactions disclosed on
Schedule 2.24 (a) were made in the ordinary course of business, (b) were made on
-------------
substantially the same terms as those prevailing at the time for comparable transaction and (c) did not involve more than the normal risk of collectability or present other unfavorable features.

      (S) 2.25 Environmental Matters. Neither Spangler nor any properties owned or operated by Spangler has been or is in violation of or liable for, or to the knowledge of Spangler after due inquiry threatened by in any material respect, the breach of any Environmental Law.

      (S) 2.26 Absence of Undisclosed Liabilities.  Except as set forth on
Schedule 2.26, Spangler has no material liabilities of any nature, known or
-------------
unknown, fixed or contingent, which are not reflected on the Spangler Financial Statements or on the Spangler Interim Financial Statements.


                                 ARTICLE THREE
                Representations and Warranties of CNB and County

     CNB and County represent and warrant to Spangler, as follows:

      (S) 3.1 Organization and Standing. CNB is a corporation duly incorporated, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania. County is a national banking association, duly incorporated, validly existing, and in good standing under the National Bank Act of the United States. Each has all necessary corporate power and authority to own or lease its properties and to conduct its business as it is now being conducted, is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it or the character or location of the properties owned or leased by it makes such qualification necessary, except to the extent that any failure to so qualify would not, in the aggregate, have a Material Adverse Effect on the business, financial condition, or results of operations of CNB and County, taken as a whole. The deposit accounts of County are insured by the FDIC to the full extent permitted under applicable law and the rules and regulations of the FDIC. The Articles of Incorporation or Association and Bylaws of CNB and County and all amendments thereto to the date hereof (true, correct, and complete copies of which are attached hereto as Exhibit 3.1) are in full force and effect as of the
                             -----------
date of this Agreement. County has taken such action and executed and filed such documents and notices as may be necessary to enable it to exercise the powers conferred on national banking associations.

      (S) 3.2 Authority. The execution and delivery of this Agreement, and consummation of the transactions contemplated hereby, have been approved by their respective boards of directors and duly and validly authorized by all necessary action, and this Agreement constitutes a valid and binding obligation of CNB and County, enforceable in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other similar laws affecting creditors' rights generally and except that the availability of equitable remedies (including, without limitation, specific performance) is within the discretion of the appropriate court. No authorization, consent or approval by any public body or authority or any other party is necessary to the performance by CNB or County of its obligations set forth herein, except that the approval of the OCC is necessary to consummate the transactions contemplated by this Agreement. The respective boards of directors of CNB and County have authorized its officers to take all action necessary to consummate the transactions contemplated by this Agreement. The consummation of the transactions contemplated by this Agreement will not require the approval of the shareholders of CNB.

      (S) 3.3 Absence of Conflicts. The execution, delivery, and performance of this Agreement by CNB and County and the consummation of the transactions contemplated hereby will not constitute a breach, violation, or default, or create a lien, charge, or encumbrance of any nature whatsoever, or give any rights of acceleration to any person, under the Articles of Incorporation or Association or Bylaws of CNB or County or under any law, rule, regulation, judgment, decree, order, governmental permit, license, agreement, indenture or instrument of CNB or County or to which CNB or County or the assets of either of them are subject.

      (S) 3.4  Capitalization and Ownership.

      (S) 3.4(a)     The authorized capital stock of CNB consists solely of
10,000,000 shares of Common Stock, par value $1.00 per share, of which, as of the date of this Agreement, 3,425,555 shares are issued and outstanding. All such shares are, and the shares to be issued in connection with the Merger will be, validly issued and outstanding, fully paid, and nonassessable, and have not been issued in violation of the preemptive rights of any person. The authorized capital stock of County consists solely of 576,000 shares of common stock, par value $3.90625 per share, of which, as of the date of this Agreement, 576,000 shares are issued and outstanding, each of which is (i) fully paid and nonassessable (except to the extent that capital stock of a national banking association is assessable under the national banking laws), (ii) owned by CNB, and (iii) issued without violation of the preemptive rights of any person. All of the outstanding shares of common stock of County are owned beneficially and of record by CNB and are free and clear of any security interest, lien, claim, charge, restriction, or encumbrance. Other than as set forth in this paragraph, CNB does not own directly or indirectly, beneficially or of record, more than five percent (5%) of the outstanding stock of any other corporation and does not otherwise "control" any "company" or "bank" (as those terms are defined in the Act). The only owner of record of 5% or more of the outstanding shares of CNB Common Stock is County, serving as trustee for the beneficial interests of unaffiliated third parties.

     (S) 3.4(b)     As of the date of this Agreement, there are no outstanding securities convertible into, or exercisable or exchangeable for, CNB Common Stock or the common stock of County or any outstanding options, rights (preemptive or otherwise), or warrants to purchase or to subscribe for any shares of CNB Common Stock or the common stock of County or any other securities of CNB or County. As of the date of this Agreement there are no outstanding agreements, arrangements, commitments, or understandings of any kind to which CNB or County or, to the knowledge of management of CNB, any "associate" or "affiliate" of CNB or County (as those terms are defined in the rules and regulations promulgated under the Securities Act) is a party -- affecting or relating to the voting, issuance, purchase, redemption, repurchase, or transfer of CNB Common Stock, or any other securities of CNB, or any shares of the capital stock of County.

     (S) 3.5  Reports and Financial Statements.

     (S) 3.5(a)     CNB has furnished Spangler with true and complete copies of
CNB's Annual Reports on Form 10-K (including exhibits) filed with the SEC for each of the fiscal years ended December 31, 1996, December 31, 1997 and December 31, 1998, as the same may have been amended, and will furnish Spangler with true and complete CNB Financial Statements for the quarters ending after December 31, 1998.

     (S) 3.5(b)     All of the documents, as finally amended, referred to in
paragraph (a) of this Section 3.5 and all such documents hereafter filed by CNB or County with the appropriate regulatory authorities prior to the Effective Time of the Merger, as finally amended, complied and will comply in all material respects with applicable requirements of law and, as of their respective dates or the dates as amended, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were or will be made, not misleading. Except to the extent stated therein, the CNB Financial Statements and other schedules included in the documents referred to in paragraph (a) of this Section 3.5 or to be included in such documents hereafter filed by CNB or County with the appropriate regulatory authorities prior to the Effective Time of the Merger, and any other such financial statements provided by CNB or County to Spangler prior to the Effective Time of the Merger, (i) were prepared, and will be prepared, in accordance with GAAP, applied on a consistent basis with all prior periods, and
(ii) fairly present, and will fairly present, the financial position of CNB and County and the consolidated results of operations and changes in financial position for CNB and County at the dates and for the periods referred to therein in conformity with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of interim financial statements, to normal year-end audit adjustments. All material liabilities of CNB and County, actual or contingent, which, in accordance with GAAP, consistently applied, were required to be reflected or reserved against in the consolidated balance sheet, or footnoted to such consolidated balance sheet, or deducted from gross revenues in a consolidated income statement for the periods covered in the CNB Financial Statements are properly reflected therein.

     (S) 3.6  Tax Matters. Except as set forth in Schedule 3.6:
                                                  ------------

     (S) 3.6(a)     CNB has, or, in the case of returns becoming due after the date hereof and at or before the Effective Time of the Merger, will have, prior to the Effective Time of the Merger, duly filed with the appropriate governmental agencies all federal, state, local, and foreign tax returns, reports, and declarations of estimated tax with respect to income, sales, and all other applicable taxes, and all other tax returns and reports, the filing of which is required by applicable law (taking into account extensions of time permitted by law, regulation, or otherwise) at or before the Effective Time of the Merger (the "CNB Tax Returns") (including, without limitation, income, profit, franchise, sales, use, real property, ad valorem, excise, personal property, employment, social security, and wage withholding taxes of every kind, character, or description imposed by any governmental or quasi-governmental authority). All of the CNB Tax Returns are (or, in the case of returns becoming due after the date hereof and at or before the Effective Time of the Merger, will be) accurate and complete in all material respects.

     (S) 3.6(b)     CNB and County have collected and withheld all taxes that
they are or have been required to collect or withhold and have timely submitted all such collected and withheld amounts to the appropriate authorities. CNB and County are in compliance with the back-up withholding and information reporting requirements under the Code and the rules and regulations of the IRS thereunder.

     (S) 3.6(c)     All federal, state, local, and foreign taxes due and payable pursuant to the CNB Tax Returns or pursuant to any installments of estimated taxes, and all other taxes, assessments, deficiencies, levies, imposts, duties, license fees, registration fees, withholding, or other similar governmental charges, and any penalties, interest, or additions to tax imposed thereon or in connection therewith, due or claimed to be due by any taxing authority, have been accrued or paid.

     (S) 3.6(d)     The accrual for taxes currently payable contained in the CNB
Financial Statements are adequate to cover the payment of its liabilities for federal, state, local, and foreign taxes (including installments of estimated taxes and all other taxes, assessments, deficiencies, levies, imposts, duties, license fees, registration fees, withholding, or other similar governmental charges, and any penalties, interest, or additions to tax imposed thereon or in connection therewith (collectively "CNB Taxes")) due or claimed to be due by any taxing authority in connection with any of the CNB Tax Returns. The reserves for taxes in subsequent financial statements of CNB prior to the Effective Time of the Merger will be adequate to cover its respective liabilities for taxes for all periods up to and including the dates of such financial statements.

     (S) 3.6(e)     Neither CNB nor County has received any notice of deficiency or assessment or proposed deficiency or assessment by the IRS or any other taxing authority in connection with the CNB Tax Returns. All federal income tax returns of CNB have been examined by the IRS, or closed without audit by the applicable statute, for all taxable years prior to and including the taxable year ended December 31, 1997. There is no action, suit, proceeding, audit, examination, investigation, or claim pending, or to the knowledge of CNB, threatened, in respect of any taxes for which CNB or County is or may be liable if such action, suit, proceeding, audit, examination, investigation, or claim were to be resolved, in whole or in part, adversely to CNB or County.

     (S) 3.6(f)     Neither CNB nor County has waived any law or regulation
fixing, or consented to the extension of, any period of time with respect to assessment or collection of any Taxes, and no power of attorney granted by CNB or County with respect to any tax matters is currently in force.

     (S) 3.6(g)     Neither CNB nor County has made an election under Section
341(f) of the Code.

     (S) 3.6(h)     CNB has provided, and until the Effective Time of the Merger will continue to provide, to Spangler complete and correct copies of its income tax returns and all material correspondence and documents, if any, in its possession relating directly or indirectly to CNB Taxes for each taxable year of CNB for all years to which the applicable statute of limitations has not run on the date hereof. For this purpose, "correspondence and documents" include amended tax returns, claims for refund, notices from taxing authorities of proposed changes or adjustments to taxes or tax returns, consents to assessment or collection of taxes, acceptances of proposed adjustments, closing agreements, rulings and determination letters and requests therefor, and all other written communications to or from taxing authorities relating to any material tax liability of CNB.

      (S) 3.7  Insurance.  Schedule 3.7 hereto lists all insurance policies
                           ------------
presently carried by CNB and County or currently in force with respect to their business and properties, including any title insurance policies on real property owned (exclusive of foreclosed property). The existing insurance is with reputable insurers and, in respect of the nature of the risks insured against and the amount of coverage provided, not less than that customarily carried by parties similarly situated who own properties and engage in businesses substantially similar to that of CNB and County, and such insurance is sufficient for compliance by them with all material requirements of law and agreements to which either of them is a party. Neither CNB nor County is in default in the payment of any premium, currently has outstanding any claim with respect to such insurance coverage, or has received notification of, or has knowledge of, the existence of any grounds for the cancellation or proposed cancellation of any such policies or bonds.

      (S) 3.8  Legal Proceedings.  Except as set forth in Schedule 3.8, hereto,
                                                          ------------
there are no judicial or administrative proceedings of any kind or nature pending or, to the knowledge of CNB or County, threatened against CNB or County or any of their properties or capital stock or the transactions contemplated by this Agreement. To their knowledge: (i) there is no actual or threatened action, suit, investigation, or proceeding against either of them before any court or arbitral tribunal or before or by any governmental department, agency, or instrumentality, which, if determined adversely to CNB or County, would have a Material Adverse Effect on their consolidated assets, business, employees, revenue, income, prospects, condition (financial or otherwise), liabilities, net worth, or results of operations, (ii) there is no actual or threatened action, suit, investigation or proceeding against any officer, director, agent, or employee of CNB or County in connection with the business, properties or affairs of CNB or County and (iii) neither CNB nor County is in default with respect to any judgment, order, writ, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental department, agency, or instrumentality.

      (S) 3.9  Compliance with Law.  Other than as set forth in Schedule 3.9
                                                                ------------
hereto, to their knowledge: (i) CNB and County are, in all material respects, in compliance with the provisions of all other applicable federal and state statutes, and all rules, regulations, or orders of, or understandings or agreements with, governmental agencies having jurisdiction over the business, properties, operations or employees of CNB or County, and (ii) neither CNB nor County is currently subject to any material fine, penalty, liability, or legal disability as the result of its failure to comply with any applicable requirement of any governmental body or agency. CNB and County have filed, and until the Effective Time of the Merger will continue to file, all reports required to be filed by it or them with any regulatory agency on or prior to the date such reports were due, and all such reports, as finally amended, complied and will comply in all material respects with applicable requirements of law and, as of their respective dates or the dates as amended, did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were or will be made, not misleading. Except to the extent stated therein, all financial statements and schedules included in such reports were and will be prepared in accordance with GAAP or such other regulatory accounting requirements as were applicable thereto, applied on a consistent basis with prior periods, and fairly presented and will fairly present the information purported to be shown therein.

      (S) 3.10 Governmental Authorizations. CNB and County have all licenses, permits, approvals, and other authorizations from all federal, state, and local authorities as are necessary for the conduct of their business and operations, and all such licenses, franchises, permits, approvals, and other authorizations are in full force and effect and are not subject to any condition, qualification, or limitation. Neither CNB nor County has received any notification from any agency, department, or instrumentality of federal, state, or local government asserting noncompliance with any of the laws, rules, regulations or orders that such governmental authority enforces, or threatening to revoke any license, franchise, permit, or governmental authorization.

      (S) 3.11 Supervisory Matters. CNB and County have provided, and will continue to provide, to Spangler for inspection originals or complete and correct copies of (i) all examination reports by the OCC or the Federal Reserve Bank forwarded to CNB or County during the period commencing January 1, 1996 through the Effective time of the Merger, (ii) any correspondence between CNB or County or any of its representatives and such authorities relating to such examination reports during such period and (iii) any written agreements, arrangements, orders, directives, decrees, commitments, or understandings between CNB or County and any federal or state banking authorities entered into as a result of matters raised in such examination reports or correspondence or previously entered into and remaining, in whole or in part, in full force and effect. Neither CNB nor County has been advised by any regulatory agency that it is contemplating issuing or requesting (or considering the appropriateness of issuing or requesting) any written agreement, memorandum of understanding, order, decree, directive, extraordinary supervisory letter, commitment letter, or similar document or taking (or considering the appropriateness of taking) any corrective action. The reserve for loan losses of County has been calculated in accordance with GAAP applied on a consistent basis, as the same are applied to comparable banking institutions, and in accordance with all applicable rules and regulations. The last series of examinations by the staff of any state or federal regulatory agency prior to the date of this Agreement were performed in March and December of 1997 and March and November of 1998. County has not been notified of any deficiencies as a result of such examinations or any prior examinations. To the knowledge of CNB and County, the reserves for loan losses set forth in County's Financial Statements are adequate in all respects to provide for all losses, net of recoveries relating to loans previously charged off, on loans outstanding as of the dates thereof. Neither CNB nor County has been notified in writing that such reserves violated any minimum requirements or that its independent auditors believe such reserves to be inadequate or inconsistent with historical loan loss experience.

      (S) 3.12 Rights and Licenses. Except for the logo "CNB," there are no trademarks, trademark rights, trade names, or licenses owned and/or used by CNB or County. To their knowledge, neither is subject to any material disability to conduct its business as currently conducted or liability by reason of its failure to own or possess the rights to use any other trademark, trademark right, trade name, trade name right, or license. CNB and County have full right and authority to own and use the logo "CNB." Neither has been held liable for, and no actions, suits, or proceedings are pending or, to their knowledge, threatened alleging that either is liable for, infringement of any trademark, trademark right, trade name, trade name right, or license owned and/or used by any other person or entity.

      (S) 3.13 Properties. Each of CNB and County has good and marketable title to all of its assets and properties, including all real, personal, and intangible properties, and such properties and assets are subject to no liens, mortgages, security interests, encumbrances, or charges of any kind except (a) as noted in the Financial Statements described in Section 3.5, (b) statutory liens not yet delinquent, and (c) minor defects and irregularities in title and encumbrances that do not materially impair the value or use thereof for the purposes for which they are held.

      (S) 3.14 Absence of Certain Changes or Events.  Except as set forth in
Schedule 3.14 hereto, since December 31, 1998, neither CNB nor County has:(i)
-------------
incurred any material liability, except in the ordinary course of business, consistent with its past practice; (ii) suffered any material adverse change in its business, operations, assets, or condition (financial or other); (iii) made any material change in its mode of management or operation or method of accounting; or (iv) failed to operate its business in all material respects in the ordinary course consistent with its past practice.

      (S) 3.15 S-4 Registration Statement. When the S-4 Registration Statement or any post-effective amendment thereto shall become effective, on the Mailing Date and at all times subsequent to such effective date or Mailing Date up to the meeting date of Spangler's shareholders to consider and vote upon the transactions contemplated by this Agreement, the information with respect to CNB and County set forth in the S-4 Registration Statement and in all amendments and supplements thereto: (a) will comply in all material respects with the provisions of the Securities Act and the Rules and Regulations of the SEC thereunder; and (b) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

      (S) 3.16 Securities Laws. CNB has filed all reports and statements, together with any amendments required to be made thereto required to be filed under the Exchange Act, all of which as of their respective dates were in compliance with the rules and regulations of the SEC in all material respects. All sales of securities issued by CNB have been in compliance with the applicable federal and state sales of securities laws.

      (S) 3.17 Representations and Warranties true on and as of Mailing Date and Closing Date. All the representations and warranties of CNB and County contained in this Agreement will be materially true on and as of the Mailing Date and the Closing Date, except to the extent affected (i) by the transactions contemplated hereby, and (ii) by circumstances disclosed to Spangler occurring subsequent to the date hereof.

      (S) 3.18 Books of Account; Corporate Records. The Books of Account of CNB and County are maintained in substantial compliance with all applicable legal and accounting requirements. The minutes of meetings maintained by CNB and County contain complete and accurate records in all material respects of all corporate actions of its shareholders and Board of Directors and all committees thereof.

      (S) 3.19 Ownership of Spangler Common Stock. No shares of Spangler Common Stock are beneficially owned (as defined in Rule 13d-3 under the Exchange Act) by CNB or County or any officer or director of CNB or County.

      (S) 3.20 Related Party Transactions.   Except as disclosed in Note 12 to
the consolidated financial statements included in CNB's Annual Report to its shareholders for the year 1998 (the "Annual Report") and in CNB's Proxy Statement for the annual meeting of shareholders for the year 1999 (the "Proxy Statement"), neither CNB nor County is a party to any transaction (including any loan or credit accommodation) with any Affiliate of CNB or County. The disclosed transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms as those prevailing at the time for comparable transactions and (c) do not involve more than the normal risk of collectability or present other unfavorable features.

      (S) 3.21 Environmental Matters. Neither CNB nor County nor any property owned or operated by CNB or County has been or is in violation of or liable for, or to the knowledge of CNB or County after due inquiry threatened by in any material respect, the breach of any Environmental Law.

      (S) 3.22 Brokers. No agent, broker, finder, investment banker, person or firm acting on behalf or under authority of CNB or County is or will be entitled to any broker's or finder's fee or any other commission or similar fee incurred directly or indirectly by or on behalf of CNB or County in connection with the transactions contemplated by this Agreement.

      (S) 3.23 Employee Benefit Plans or Arrangements.

      (S) 3.23(a) CNB and County have disclosed in the Proxy Statement and in
Note 11 to the consolidated financial statements included in the Annual Report (and will deliver or make available to Spangler copies of the legal documents, including all amendments, modifications and supplements, or written summaries where no such documents exist for) all pension, retirement, profit sharing, deferred compensation, stock option, stock purchase, stock bonus, employee stock ownership, severance pay, vacation, bonus, or other incentive plans and all other employee benefit programs, arrangements, or agreements, and fringe benefit plans, including, without limitation, all "Employee Pension Benefit Plans" (as defined in Section 3(2) of ERISA and all "Employee Welfare Benefit Plans" (as defined in Section 3(1) of ERISA), currently or at any time within the most recent six years adopted, maintained by, sponsored in whole or in part by or contributed to by CNB or County (or any of its Affiliates, as defined herein) for the benefit of its employees (and their spouses or dependents), retirees, directors, independent contractors or other beneficiaries (collectively the "CNB Benefit Plans"). Except as explicitly disclosed on Schedule 3.23, no CNB
                                                    -------------
Benefit Plan which is an Employee Pension Benefit Plan (and referred to herein as a "CNB ERISA Plan") (i) is or has been a multi-employer plan within the meaning of Section 3(37) of ERISA; (ii) is or has been subject to the provisions of Title IV of ERISA and/or the minimum funding requirements of Section 412 of the Code or Section 302 of ERISA; (iii) which is intended to meet the qualification requirements of Section 401, et seq. of the Internal Revenue Code of 1986, as amended, has failed to meet such requirements in form or operation; and (iv) has at any time engaged, nor have any of the fiduciaries, disqualified persons or parties in interest (as such terms are defined under ERISA and the Code) at any time engaged, either in any prohibited transactions under Section 4975 of the Code or Section 406 of ERISA with respect to such Plans or in a breach of fiduciary duty under ERISA with respect to such Plans.

     (S) 3.23(b)  Except as disclosed on Schedule 3.23, all CNB Benefit Plans
                                         -------------
are in compliance in all material respects with the applicable terms of ERISA and any other applicable statutes, rules or regulations, including without limitation requirements for filing annual returns (Form 5500), continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA) and compliance with the Health Insurance Portability and Accountability Act of 1996 (HIPAA). All contributions to or payments under all CNB Benefit Plans (including employee withholdings) (i) have at all times been made in a timely manner as required pursuant to such Plans, any collective bargaining or other agreements and the provisions of ERISA and regulations thereunder or (ii) where contributions or payments under such Plans are not yet due, adequate provision for reserves to meet such obligations have been made. Except as disclosed on Schedule 3.23, there are no pending or threatened suits, actions,
             -------------
claims (other than routine claims for benefits), audits, examinations, inquiries or other similar types of proceedings relating to the CNB Benefit Plans by any third party, governmental agency or regulatory authority nor any filings by or on behalf of CNB or County (or any of its Affiliates) for a ruling, advisory opinion, exemption or similar request for relief with respect to the CNB Benefit Plans.

     (S) 3.23(c) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereunder will: (i) result in any payment (including, without limitation, severance, unemployment compensation or golden parachute (such as those defined in Section 280G of the Code or otherwise)) becoming due to any director, officer or employee of CNB or County, from CNB or County under any CNB Benefit Plan; (ii) increase any benefits otherwise payable under any CNB Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such benefit. Except with respect to obligations under COBRA or as disclosed on Schedule 3.23, no CNB Benefit Plan provides for post-
                         -------------
employment health or welfare benefits or payments.

     (S) 3.23(d) For purposes of this Section 3.23, the term "Affiliate" means any person who is, or at the relevant times was, under common control (within the meaning of Section 4001(a)(14) or (b)(1) of ERISA and its regulations thereunder or Section 414(b), (c), (m), or (o) of the Code) with CNB or its successor.


                                  ARTICLE FOUR
                            Covenants and Agreements

     (S) 4.1 Pre-Merger Conduct of Business by Spangler. Spangler covenants and agrees that from the date hereof until the Effective Time of the Merger, unless CNB shall otherwise specifically agree in writing or as otherwise specifically authorized herein:

     (S) 4.1(a)     The business of Spangler shall be conducted only in the
usual, regular, and ordinary course and in substantially the same manner as heretofore conducted, and, to the extent consistent with such business, Spangler shall use all reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees, to maintain its rights and franchises, and to preserve its relationships with customers, suppliers, and others having business with it. Without limiting the generality of the foregoing, Spangler shall not enter into or become bound by any contract, plan, commitment, or instrument described in Section 2.14 hereof or enter into any transaction (whether or not described in Section 2.14 hereof) involving the expenditure, commitment, or lending of money or credit in excess of its legal lending limit.

     (S) 4.1(b)     Spangler shall not (i) issue any shares of capital stock,
except for shares to be issued prior to the Effective Time of the Merger in connection with the exercise of options or warrants outstanding on the date hereof and disclosed to CNB pursuant to Section 2.4(b) hereof; (ii) except for the cash dividends of $12.50 per share payable on each of September 1, 1999 and December 1, 1999 to shareholders of record on July 9, 1999 and October 10, 1999, respectively, declare, set aside, or pay any dividend or other distribution payable in cash, stock, or property with respect to shares of its outstanding capital stock; (iii) make any change in its capital stock by split, reverse split, reclassification, reorganization, subdivision or otherwise; (iv) acquire any shares of its capital stock by tender, redemption, or otherwise; (v) amend its Articles of Association or Bylaws; (vi) merge or consolidate with or into, or permit the merger into it of, any other association, corporation, trust, or entity; or (vii) change the character of its business. Notwithstanding the foregoing, the parties intend and expect the shareholders of Spangler to continue to receive dividends in the ordinary course. Consequently, if in view of the scheduled Effective Time of the Merger in relation to the record dates of the dividends declared by Spangler and by CNB, the shareholders of Spangler would otherwise be deprived of a quarterly dividend from either Spangler or CNB, then upon the approval by CNB, which approval shall not be unreasonably withheld, Spangler shall be entitled to declare and pay a dividend to its shareholders in an amount based on its most recent prior dividend paid and the amount of the CNB dividend that its shareholders were foreclosed from receiving purely as a result of the timing of the Effective Time of the Merger.

     (S) 4.1(c)     Spangler shall not grant any stock options, warrants,
rights, or other securities convertible into, or exercisable or exchangeable for, shares of its capital stock.

     (S) 4.1(d)     Spangler shall not incur any obligations, commitments, or
liabilities, whether primarily or by way of guaranty, in excess of its legal lending limit or having a maturity of more than one year from the date of its creation, other than in the ordinary course of business consistent with past practice.

     (S) 4.1(e)     Spangler shall not make or commit to make any capital
expenditures of more than $2,500 individually or $10,000 in the aggregate.

     (S) 4.1(f)     Spangler shall not enter into any supply contracts, leases, or other agreements that cannot be terminated without substantial penalty and/or notice of more than 30 days.

     (S) 4.1(g)     Except as required by law, Spangler shall not change any
loan, investment, or management policies or make any material alteration in the manner of keeping its books, accounts, and records.

     (S) 4.1(h)     Spangler shall not grant any salary increase (other than as required by any existing contract) or enter into any new employment or employee benefit contract, plan or arrangement or revise or otherwise modify any existing employment or employee benefit contract, plan or arrangement.

     (S) 4.1(j)     Spangler shall not take any action that would in any manner adversely affect the ability of any party hereto to obtain the approvals of any governmental authorities required for consummation of the transactions contemplated hereby or otherwise interfere with, impede, delay, or make more costly the consummation of the transactions contemplated hereby.

     (S) 4.1(k)     Spangler shall not authorize or permit any officer,
director, employee, investment banker, financial consultant, attorney, accountant, or other agent or representative of Spangler, directly or indirectly, to initiate contact with any person or entity in an effort to solicit, initiate, or encourage any "Takeover Proposal" (as such term is defined below). In addition, Spangler shall not authorize or permit any officer, director, employee, investment banker, financial consultant, attorney, accountant, or other agent or representative of Spangler, directly or indirectly, (i) to cooperate with, or furnish or cause to be furnished any non-public information concerning the assets, operations, business, properties, prospects, or condition (financial or otherwise) of Spangler to any person or entity in connection with any Takeover Proposal; (ii) to negotiate or discuss any Takeover Proposal with any person or entity; or (iii) to enter into any agreement or agreement in principle as to any Takeover Proposal. Spangler shall promptly give notice to CNB upon becoming aware of any Takeover Proposal. As used in this Agreement, "Takeover Proposal" shall mean any proposal, other than as contemplated by this Agreement, for a merger or other business combination involving Spangler or for the acquisition of a substantial equity interest in Spangler, or for the acquisition of a substantial portion of the assets of Spangler.

     (S) 4.1(l)     Spangler shall not take or fail to take any action which
action or failure would cause any of the representations or warranties made by Spangler in this Agreement to be or become untrue. Spangler shall promptly notify CNB in writing of the existence or happening of any fact, event, or occurrence that alters, will alter, or may be expected to alter, in an important or potentially important respect, the accuracy or completeness of any representation or warranty by Spangler contained in this Agreement.

     (S) 4.1(m)     Spangler shall not extend credit or accept any deposit or
engage in any similar transaction other than on substantially the same terms (including, without limitation, interest rates and collateral) as those extended or accepted in the ordinary course of its business.

     (S) 4.2  Access and Information.

     (S) 4.2(a)     Access.  The parties hereto shall afford to each other and to each of their respective accountants, counsel, and other representatives, full access during normal business hours and for reasonable periods throughout the period prior to the Effective Time of the Merger to all of their respective properties, books, contracts, commitments, and records (including but not limited to tax returns) and, during such period, shall furnish promptly to each other or their representatives (i) a copy of each report, schedule, piece of correspondence, and other document delivered to, filed with, or received by any of them pursuant to the requirements of federal or state laws in connection with this Agreement; (ii) written notice of any event or development: (A) which, had it been known on the date of this Agreement, would have been required to be disclosed under this Agreement, (B) which would cause any of their representations and warranties contained herein to be inaccurate or incomplete or otherwise misleading, or (C) which materially relates to the satisfaction of the conditions set forth in Article Five of this Agreement; and (iii) all other information concerning their assets, operations, business, employees, revenue, income, prospects, condition (financial or otherwise), liabilities, net worth, or results of operations as they or their representatives may reasonably request. Any inspection or investigation performed pursuant to this Section 4.2(a) shall be conducted in a manner so as not to interfere unreasonably with the operation of the business of the entity being inspected or investigated and shall not affect or limit in any way any of their respective representations and warranties hereunder.

     (S) 4.2(b)     Confidential Information.  Any and all commercial,
financial, technical, or other information regarding any of the parties hereto or their respective businesses, properties, and personnel, or those of their respective joint ventures, officers, directors, control persons, or affiliates ("Confidential Information") which is derived or results from one party's access to the properties, books, contracts, commitments, and records of another party pursuant to the provisions of this Agreement, whether obtained before or after the execution of this Agreement, shall be held in strict confidence; and the party gaining access to such Confidential Information shall exercise the same degree of care with respect thereto that any such party uses to preserve and safeguard its own confidential proprietary information, but in no event less than a reasonable standard of care. Such Confidential Information shall not directly or indirectly be divulged, disclosed, or communicated to any other person or entity or used for any purposes other than those expressly contemplated by this Agreement, except as otherwise required by judicial or regulatory authorities having jurisdiction in respect thereof. In the event the transactions contemplated by this Agreement are not consummated for any reason, all copies of all documents and other recorded material comprising such Confidential Information shall immediately be returned and shall not thereafter be used for any purpose by the acquiring party or any subsidiary or affiliate thereof, and the confidentiality of such Confidential Information shall be maintained, except to the extent that such Confidential Information can be shown to be or to have been (i) otherwise known to the acquiring party, (ii) already in the public domain, (iii) released without restriction by the proprietor of the Confidential Information to another person, or (iv) received by the acquiring party on a non-confidential basis from another person lawfully possessing and lawfully entitled to disclose such information. This latter undertaking with respect to nondisclosure of Confidential Information is of the essence and will survive any termination of this Agreement or the transactions contemplated hereby.

      (S) 4.3 Proxy Statement. Spangler shall timely mail the Proxy Statement (including the prospectus of CNB forming part of the S-4 Registration Statement and which prospectus and the Proxy Statement are referred to herein as the "Proxy Statement - Prospectus") to its shareholders who are entitled to vote at the Spangler Shareholders' Meeting. Spangler shall publish such notice or notices of the Spangler Shareholders' Meeting as may be required, and at the times and in the form and manner required, by applicable provisions of state and federal statutes, regulations, rules, and orders and by its Articles of Association, and the Spangler Shareholders' Meeting shall be held and conducted in compliance with any and all applicable state and federal laws and in compliance with its Articles of Association and Bylaws.

     (S) 4.4  Furnishing of Information.

     (S) 4.4(a)     Spangler shall promptly furnish CNB with such information
relating to Spangler as is required under applicable federal law for inclusion in the S-4 Registration Statement, including the Proxy Statement - Prospectus, and CNB shall include such information therein.

     (S) 4.4(b)     The parties shall promptly furnish each other with (i) such information as is required under applicable laws for inclusion in any filing with state or federal authorities necessary to obtain approval for, or to given notice of, the Merger or any other transaction contemplated hereby for authority to consummate the transactions contemplated hereby and (ii) copies of all quarterly and annual financial reports filed with state or federal regulatory authorities, as well as any examination or similar reports received from such persons, and any correspondence related thereto, to the extent permitted by applicable law. Until the Effective Time of the Merger, the parties shall provide to each other, on or before the twentieth day of each calendar month, monthly financial statements for the preceding calendar month, including a balance sheet and income statement.

     (S) 4.4(c)     The parties shall provide to each other copies of all
applications, documents, correspondence, or oral (to the extent material) or written comments that each of them or any of their affiliates files with, sends to, or receives from any state or federal authorities, or the staff or agents of any of them, relating to this Agreement and the transactions contemplated hereby, including any applications filed for the purpose of obtaining any required regulatory approvals. Copies of all such applications, documents, correspondence, or comments shall be provided by each party to the other's counsel. In the case of such applications, documents, correspondence, and comments to be filed with a regulatory authority, copies are to be provided to such counsel for review and comment at least three (3) business days prior to filing; and in the case of correspondence or comments (written or oral) received from a regulatory authority, copies (or, with respect to oral comments, a written summary thereof) are to be provided to such counsel as promptly as possible after receipt thereof.

      (S) 4.5 Filing for All Regulatory Approvals. Subject to the provisions of Section 4.4 hereof, for the purpose of obtaining regulatory approval of the Merger, the parties shall prepare and file all necessary documents with applicable federal and state authorities and shall each diligently pursue the regulatory approval process by taking such actions as may be required to effect the Merger and all other transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing herein shall require any party to take any action, accept any conditions, or make any concession which it reasonably determines will have a Material Adverse Effect on its assets, business, operations, employees, revenues, income, prospects, condition (financial or otherwise), net worth, or results of operations, except for such party's obligations under this Agreement.

      (S) 4.6    No Control of Spangler by CNB.  Notwithstanding any other
provision hereof, until the Effective Time of the Merger, the management of Spangler and the authority to establish and implement its business policies shall continue to reside solely in its officers and board of directors, subject to the obligations of Spangler provided for herein, and the election of its directors shall be solely the prerogative of its shareholders.

      (S) 4.7  Shares Held by Insiders.  Schedule 4.14 hereto sets forth all
                                         -------------
shares of Spangler Common Stock beneficially owned by its officers and directors.

      (S) 4.8 Agreements to Use Best Efforts. Subject to the terms and conditions set forth in this Agreement, each party agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective, as promptly as practicable, the transactions contemplated by this Agreement and to cooperate with the other parties in connection with the foregoing, including using its best efforts (A) to obtain all necessary consents, shareholder and other approvals, and authorizations as are required to be obtained under applicable state and federal statutes and regulations, (B) to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (C) to lift or rescind any injunction or restraining order or any other order or condition adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement, (D) to effect all necessary filings with state and federal regulatory agencies, and (E) to cause the Merger to be a tax-free transaction to the shareholders of Spangler. In the event of the imposition of a condition to any approval by any state or federal regulatory authority necessary for the valid consummation of the transactions contemplated by this Agreement which CNB deems to be materially burdensome, CNB may, in its sole discretion, take such action as it may deem appropriate for the purpose of obtaining the removal or modification of such condition; provided, however, that nothing in this Section
4.8 shall require CNB to institute any litigation in connection therewith, to continue any actions subsequent to any termination of this Agreement, or to assume any obligation that it deems not to be in its best interest if the removal or modification of such condition is specifically premised on CNB so doing.

      (S) 4.9 Press Releases and Public Information. Subject to compliance with their respective legal obligations, the parties will advise and confer with each other and otherwise cooperate in good faith prior to releasing any statement to the press or otherwise making public any information concerning any of the transactions contemplated herein.

      (S) 4.10 Updating of the Schedules. The parties shall, from time to time, prepare and deliver to each other such supplements to the Schedules attached hereto as may be necessary or appropriate to ensure the accuracy and completeness of the information required to be disclosed in such Schedules at all times prior to the Effective Time of the Merger, provided that the furnishing of any such supplement to such Schedules shall not modify, limit, or otherwise affect any representations or warranties contained herein or any right of a party to terminate this Agreement.

      (S) 4.11 S-4 Registration Statement. Prior to the filing of the S-4 Registration Statement, CNB shall have received the following:

     (S) 4.11(a)    Certificates of Spangler signed on behalf of Spangler by its
President or any Senior Vice President and its Treasurer or Secretary dated the filing date, in form and substance satisfactory to CNB, stating that:

               (i) Spangler has complied in all material respects with the agreements contained herein on its part to be performed on or prior to such date; and

               (ii) Except to the extent affected by the transactions contemplated hereby, by the operations of Spangler, as permitted by the provisions of Section 4.1 hereof, by transactions to which the written consent of CNB is obtained prior to the filing date, and by circumstances referred to in such certificate occurring subsequent to the date hereof that in the aggregate are not, taken as a whole, materially adverse to Spangler, the representations and warranties of Spangler contained herein are true and correct in all respects at and as of the date of such certificate, with the same effect as though such representations and warranties had been made at and as of such date.


     (S) 4.11(b) Certificates of Spangler signed on behalf of Spangler by its President or any Senior Vice President and its Treasurer or Secretary dated the filing date, in form and substance satisfactory to CNB, stating that to the best of its knowledge the information concerning Spangler included in the S-4 Registration Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances in which they are made, not misleading.

     (S) 4.11(c)    Such other letters, opinions, or certificates relating to
Spangler and the transactions contemplated by this Agreement as CNB or its counsel may reasonably request.

     (S) 4.12 Accounting Treatment. Each of CNB and Spangler undertakes and agrees to use its best efforts to cause the Merger to qualify for pooling of interests accounting treatment.

     (S) 4.13 Agreement of Affiliates. Spangler shall deliver to CNB, as soon as practicable after the date of this Agreement, a letter identifying each person or entity who Spangler reasonably believes is an "affiliate" of Spangler for purposes of Rule 145 under the Securities Act. Spangler shall use its best efforts to cause each person who is identified as an "affiliate" in such letter to deliver to CNB not later than the date on which the Merger is approved by the OCC, a written agreement providing that such person will not sell, pledge, transfer, or otherwise dispose of the shares of Spangler Common Stock held by such person except as permitted by this Agreement and will not sell, pledge, transfer, or otherwise dispose of the shares of CNB Common Stock to be received by such person upon consummation of the Merger except in compliance with applicable provisions of the Securities Act and the rules and regulations thereunder and, in no event, until such time as consolidated financial results covering at least thirty (30) days of operations of CNB, County and Spangler after the Merger have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies. If the Merger will qualify for pooling of interests accounting treatment, shares of CNB Common Stock issued to affiliates of Spangler in exchange for Spangler Common Stock shall not be transferable in any event until such time as consolidated financial results covering at least thirty (30) days of operations of CNB, County and Spangler after the Merger have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section
4.13. CNB shall not be required to maintain the effectiveness of the S-4 Registration Statement under the Securities Act for the purposes of resale of CNB Common Stock by such affiliates.

     (S) 4.14 Agreement of Officers and Directors.  Schedule 4.14 hereto is a
                                                    -------------
list of the officers and directors of Spangler and the number of shares of Spangler Common Stock that each owns beneficially. As soon as practicable after the date of this Agreement, Spangler shall deliver to CNB the written agreement of each such officer or director to vote in favor of this Agreement the listed shares which he or she has the power to vote and to use his or her best efforts to have the remaining listed shares voted in favor of this Agreement.

                                  ARTICLE FIVE
                  Conditions Precedent to Obligation to Close

      (S) 5.1  Definition of "Measurement Price."   As used in this Article
Five, the term "Measurement Price" means the trading price of one share of CNB Common Stock as measured by the average of the bid and asked prices for the twenty (20) trading days (i.e., days on which such stock is actually traded) ended on the date that is ten (10) business days prior to the Closing Date.

      (S) 5.2 Conditions to Each Party's Obligation to Close. Subject also to Sections 5.3 and 5.4 hereof, the obligation of each party under this Agreement to consummate the transactions contemplated hereby is subject to the satisfaction of the following conditions precedent, unless any one or more of such conditions, to the extent legally permitted, shall be waived in writing by such party on or before the Closing Date:

     (S) 5.2(a)     Government Approvals.  Any and all orders, permits,
approvals, or qualifications from all appropriate state and federal governmental authorities required for the lawful consummation of the Merger, including the SEC, the OCC, and the FRB, and the transactions contemplated by this Agreement and the Merger shall have been obtained within five months following the date of this Agreement, subject to no conditions which in the reasonable judgment of CNB would restrict it or County after consummation of the Merger in their respective spheres of operation and business activities subsequent to the Effective Time of the Merger; provided, however, that if CNB is continuing in good faith to seek
            --------  -------
regulatory approvals at the end of such five-month period, any party may request that the others agree to extend the term of this Agreement by three months, approval of which request shall not be unreasonably withheld by the others. Any waiting period required prior to the consummation of such transactions pursuant to any applicable laws or regulations shall have elapsed, and no court, arbitral tribunal, or governmental agency shall have enjoined, restrained or prohibited the transactions contemplated by this Agreement, which injunction, restraint, or prohibition shall not have been removed.

     (S) 5.2(b)     Shareholder Approval.  This Agreement shall have been
approved by the shareholders of Spangler by at least the vote of such shareholders required for such approval pursuant to the Articles of Association and Bylaws of Spangler and all applicable laws and regulations.

      (S) 5.3 Conditions to Spangler's Obligation to Close. The obligations of Spangler under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction of the following additional conditions, on or prior to the Closing Date, unless any one or more of such conditions, to the extent legally permitted, are waived in writing by Spangler on or before the Closing Date:

     (S) 5.3(a)     Accuracy of Representations and Warranties.  The
representations and warranties of CNB and County herein contained shall have been true and correct in all material respects when made, and, in addition, shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except as affected by transactions specifically contemplated or permitted hereby and except for any such representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date, and except for any changes occurring in the ordinary course of business, none of which individually or in the aggregate has been materially adverse to CNB and County taken as a whole.

     (S) 5.3(b)     Performance of Covenants and Agreements.  CNB and County
shall have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement to be performed and complied with by them on or prior to the Closing Date.

     (S) 5.3(c)     No Material Change.  Between the date of this Agreement and the Closing Date, there shall not have occurred any material adverse change in the assets, business, operations, employees, revenue, income, prospects, condition (financial or otherwise), liabilities, net worth, or results of operations of CNB and County taken as a whole from that which is represented or warranted in this Agreement.

     (S) 5.3(d)     Opinion of Counsel.  CNB shall have delivered to Spangler an opinion or opinions of counsel, dated as of the Closing Date, in form and substance satisfactory to Spangler and its counsel, to the effect that:

               (i) CNB is a corporation organized, existing, and in good standing under the laws of the Commonwealth of Pennsylvania and is duly registered as a bank holding company under the Bank Holding Company Act; County is a national banking association existing and in good standing under the laws of the United States; and each of CNB and County has full corporate power to own and operate its business and properties and to carry on its business as currently conducted. County's Certificate of Authority, granted by the OCC on April 26, 1984, has not been rescinded or modified and remains in full force and effect.

               (ii) Execution, delivery, and performance of this Agreement by CNB and County and consummation of the transactions contemplated hereby do not and will not conflict with, or result in the breach of, or constitute a default under, any of the provisions of the Articles of Incorporation or Association or Bylaws of CNB or County or, to such counsel's knowledge, after due inquiry, any material agreement to which CNB or County is a party or by which it or any of its properties may be bound.

               (iii) CNB and County have full corporate power and authority to make, execute, deliver, and perform this Agreement, and this Agreement has been duly authorized and approved by all necessary corporate action of CNB and County and constitutes a valid and binding obligation of CNB and County. The shares of CNB Common Stock to be issued and delivered in accordance with this Agreement will, when issued and delivered in accordance with Section 1.4 of this Agreement, be legally issued, fully paid and non-assessable.

               (iv) All filings and registrations with, and notifications to, all federal and state authorities required on the part of CNB and County for the consummation of the Merger have been made, all approvals and authorizations of all federal and state authorities required with respect to CNB and County for consummation of the Merger are in full force and effect, and all applicable waiting periods have passed.

     (S) 5.3(e)     Updated Schedules.  CNB and County shall have delivered to
Spangler such supplements as may be necessary or appropriate to ensure the accuracy and completeness as of the Closing Date of the information disclosed in the Schedules provided by CNB and County pursuant hereto.

     (S) 5.3(f)     Tax Treatment.  Spangler shall have obtained an opinion of its counsel, dated the Closing Date, that the Merger shall be treated for federal income tax purposes as a tax-free reorganization with respect to its Shareholders.

     (S) 5.3(g)     Measurement Price.  The Measurement Price shall be not less than $28.00, as appropriately adjusted for any CNB stock splits, reverse stock splits, stock dividends, recapitalizations or similar events from and after the date of this Agreement through the Closing Date.

      (S) 5.3(h)    Securities Laws. The S-4 Registration Statement shall have been declared effective by the SEC and registration or an exemption from registration shall have been validly effected and maintained with respect to the state securities laws of each state in which a holder of the Spangler Common Stock resides. No order suspending the sale of the shares of CNB Common Stock in any jurisdiction shall have been issued, and no proceedings for that purpose shall have been instituted or shall be, to CNB's knowledge, contemplated.

      (S) 5.3(i)    No Material Change.  Between the date of this Agreement and the Closing Date, there shall not have occurred any material adverse change in the assets (including loan portfolio), business, operations, employees, revenue, income, prospects, condition (financial or otherwise), liabilities, net worth, or results of operations of CNB and County, taken as a whole, from that which is represented or warranted in this Agreement.

      (S) 5.4 Conditions to CNB's and County's Obligation to Close. The obligations of CNB and County under this Agreement to consummate the transactions contemplated hereby are subject to the satisfaction of the following additional conditions, on or prior to the Closing Date, unless any one or more of such conditions, to the extent legally permitted, shall be waived in writing by CNB and County on or before the Closing Date.

     (S) 5.4(a)     Accuracy of Representations and Warranties.  The
representations and warranties of Spangler herein contained shall have been true and correct in all material respects when made, and, in addition, shall be true and correct in all material respects on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date, except as affected by transactions specifically contemplated or permitted hereby and except for any such representations and warranties made as of a specific date, which shall be true and correct in all material respects as of such date, and except for any changes occurring in the ordinary course of business, none of which individually or in the aggregate has been materially adverse to Spangler.

     (S) 5.4(b)     Performance of Covenants and Agreements.  Spangler shall
have performed in all material respects all obligations and agreements and complied with all covenants contained in this Agreement to be performed and complied with by Spangler on or prior to the Closing Date.

     (S) 5.4(c)     Consent of Other Persons.  To the extent that any lease,
contract, or agreement to which Spangler is a party or by which it is bound or to which any of its properties is subject shall require the consent of any other person or entity to the transactions contemplated hereby, such consent shall have been obtained by the Closing Date, unless CNB specifically agrees that such consent need not be obtained by the Closing Date; provided, however, that Spangler shall not make, as a condition for the obtaining of any such consent, any agreements, representations, warranties, or undertakings that are not specifically approved by CNB. CNB shall furnish such information and shall take such other actions as Spangler may reasonably request in order to obtain any consent of any third party required by this Section 5.4(c).

     (S) 5.4(d)     Securities Laws.  The S-4 Registration Statement shall have been declared effective by the SEC and registration or an exemption from registration shall have been validly effected and maintained with respect to the state securities laws of each state in which a holder of the Spangler Common Stock resides. No order suspending the sale of the shares of CNB Common Stock in any jurisdiction shall have been issued, and no proceedings for that purpose shall have been instituted or shall be, to CNB's knowledge, contemplated.

     (S) 5.4(e)     No Material Change.  Between the date of this Agreement and the Closing Date, there shall not have occurred any material adverse change in the assets (including loan portfolio), business, operations, employees, revenue, income, prospects, condition (financial or otherwise), liabilities, net worth, or results of operations of Spangler from that which is represented or warranted in this Agreement.

     (S) 5.4(f)     Legal Opinion of Spangler's Counsel.  Spangler shall have
delivered to CNB and County an opinion or opinions of counsel, dated as of the Closing Date, in form and substance reasonably satisfactory to CNB and its counsel, to the effect that:

               (i) Spangler is a national banking association existing and in good standing under the laws of the United States and has full corporate power to own and operate its business and properties and to carry on its business as currently conducted. Its Certificate of Authority, granted by the OCC on March 1, 1904, has not been rescinded or modified and remains in full force and effect.

               (ii) Execution, delivery, and performance of this Agreement by Spangler and consummation of the transactions contemplated hereby do not and will not conflict with, or result in the breach of, or constitute a default under, any of the provisions of the Articles of Spangler or, to such counsel's knowledge, after due inquiry, of any material agreement to which Spangler is a party or by which it or any of its properties may be bound.

               (iii) Spangler has full corporate power and corporate authority to execute, deliver, and perform this Agreement, and this Agreement has been duly authorized, approved, and adopted by all requisite corporate action of Spangler, and by the shareholders of Spangler, and constitutes a valid and binding obligation of Spangler.

               (iv) All filings and registrations with, and notifications to, all federal and state authorities required on the part of Spangler for the consummation of the Merger have been made; all approvals and authorizations of all federal and state authorities required with respect to Spangler for consummation of the Merger are in full force and effect, and all applicable waiting periods have passed.

     (S) 5.4(g)     Letter of Certified Public Accountants.  Spangler shall have delivered to CNB a letter from Spangler's CPA, addressed to CNB, in form and substance satisfactory to CNB, to the effect that:

               (i) they are independent certified public accountants with respect to Spangler within the meaning of the Securities Act and the applicable published rules and regulations thereunder;

               (ii) in their opinion the financial statements of Spangler examined by them and included in the S-4 Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act, and of the published rules and regulations issued by the SEC thereunder; and

               (iii) at the request of Spangler they have carried out procedures to a specified date not more than five (5) business dates prior to the Closing Date, which procedures do not constitute an examination in accordance with GAAP, with respect to the Spangler financial statements as follows: (A) read the unaudited financial statements included in the S-4 Registration Statement; (B) read the unaudited financial statements of Spangler for the period from the date of the most recent financial statements included in the S-4 Registration Statement through the date of the most recent interim financial statements available in the ordinary course of business; (C) read the minutes of the meetings of shareholders and of the board of directors of Spangler from December 31, 1998 to said date not more than five (5) business days prior to the Closing Date; and
     (D) made inquiries of certain officers and employees of Spangler who have responsibility for financial and accounting matters as to (1) whether the unaudited financial statements included in the S-4 Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations issued by the SEC thereunder; (2) whether said unaudited financial statements are fairly presented in conformity with GAAP applied on a basis substantially consistent with that of the audited financial statements; and
     (3) whether there has been any change in capital stock or long-term debt or any decrease in combined total assets, shareholders' equity, income before income taxes, or in the total or per share amounts of combined income before securities gains or losses or net income of Spangler; and, based on such procedures, nothing has come to their attention which would cause them to believe that: (i) the unaudited financial statements of Spangler included in the S-4 Registration Statement do not comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations issued by the SEC thereunder; (ii) said financial statements are not fairly presented in conformity with GAAP applied on a basis substantially consistent with that of the audited financial statements; (iii) as of said date not more than five (5) business days prior to the Closing Date, there was, except as set forth in the S-4 Registration Statement, any (x) change in capital stock or long-term debt of Spangler or (y) decrease in total assets or shareholders' equity, in each case as compared with the amounts shown in the balance sheet of Spangler at the date of the most recent financial statements included in the S-4 Registration Statement; or (iv) for the period from the date of the most recent financial statements included in the S-4 Registration Statement to said date not more than five (5) business dates prior to the Closing Date, there were, except as set forth in the S-4 Registration Statement, any decreases, as compared with the corresponding portion of the preceding 12-month period, in income before income taxes or in the total or per share amounts of income before securities gains or losses or combined net income.

     (S) 5.4(h)     Updated Spangler Schedules.  Spangler shall have delivered to CNB such supplements as may be necessary or appropriate to ensure the accuracy and completeness as of the Closing Date of the information disclosed in the Schedules and Exhibits provided by Spangler pursuant hereto.

     (S) 5.4(i)     Outstanding Shares.  Not more than 2,500 shares of Spangler
Common Stock shall be outstanding immediately prior to the Effective Time of the Merger, and Spangler shall have no other outstanding equity securities or securities convertible into, or exercisable or exchangeable for, equity securities of Spangler.

     (S) 5.4(j)     Resignations of Directors and Officers.  The directors and officers of Spangler shall have submitted their resignations, effective as of the Effective Time of the Merger.

     (S) 5.4(k)     Other Information and Actions.  Spangler shall have
delivered or caused to be delivered to CNB such other documents or instruments, and shall have taken or caused to be taken such other actions, as may reasonably have been requested by CNB or its counsel with respect to the transactions contemplated by this Agreement.

     (S) 5.4(l)     Measurement Price.  The Measurement Price shall not exceed
$39.00, as appropriately adjusted for any CNB stock splits, reverse stock splits, stock dividends, recapitalizations or similar events from and after the date of this Agreement through the Closing Date.

     (S) 5.4(m)     Dissenters Rights.  The number of shares of Spangler Common
Stock that are voted against approval of this Agreement plus the number of shares of Spangler Common Stock as to which the record holders serve notice of their dissent from this Agreement (without double-counting such shares) shall not exceed ten percent (10%) of the number of shares of Spangler Common Stock outstanding immediately prior to the Merger.


                                  ARTICLE SIX
                                  Termination

     (S) 6.1  Termination.

     (S) 6.1(a)     This Agreement may be terminated by any of the parties at
any time prior to the Effective Time of the Merger, whether before or after approval by the shareholders of Spangler, if (i) the shareholders of Spangler shall not have approved this Agreement by September 30, 1999, (ii) final regulatory approvals have not been obtained by September 30, 1999, or (iii) the Closing shall not have occurred by October 31, 1999, unless otherwise agreed in writing by the parties.

     (S) 6.1(b)     Notwithstanding the approval set forth in (S) 6.1(a)(i),
this Agreement may be terminated at any time prior to the Effective Time of the
Merger:

               (i) by the mutual consent in writing of CNB and Spangler duly authorized by Board action of each such party;

               (ii) by CNB if (A) one or more of the conditions set forth in
     Section 5.4 hereof have not been satisfied (through no fault of CNB or County) by September 15, 1999 and such conditions are not waived by CNB or
     (B) there has been a material breach on the part of Spangler of any representation, warranty or agreement contained herein which cannot be or has not been cured within 30 days after written notice by CNB to Spangler of such breach (provided that CNB or County is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

               (iii) by Spangler if (A) one or more of the conditions set forth in Section 5.3 hereof have not been satisfied (through no fault of Spangler) by September 15, 1999, and such conditions are not waived by Spangler or (B) there has been a material breach on the part of CNB or County of any representation, warranty or agreement contained herein which cannot be or has not been cured within 30 days after written notice by Spangler to CNB of such breach (provided that Spangler is not then in material breach of any representation, warranty, covenant or other agreement contained herein);

          (iv) by Spangler in the event that CNB or County enters into an Agreement to sell all or substantially all of its assets or stock or to merge with a third party.

     (S) 6.2  Effect of Termination.

     (S) 6.2(a)     If this Agreement is terminated pursuant to Section 6.1
hereof, all further obligations of the parties hereto under this Agreement shall terminate and the Merger shall be abandoned, except that the provisions of this
Section 6.2(a) and Sections 2.10 (Brokers), 4.2(b) (confidential information), and 6.2(b) (expenses in the event of termination) hereof shall survive any such termination and abandonment of the Merger.

     (S) 6.2(b)     Notwithstanding the foregoing, (i) in the event this
Agreement is terminated by Spangler pursuant to Section 6.1(b)(iii)(B) hereof or by CNB pursuant to Section 6.1(b)(ii)(B) hereof, the party terminating this Agreement shall be entitled to reimbursement from the other party for the costs and expenses (including fees and expenses of attorneys, auditors and financial advisors) actually and reasonably incurred by it in connection with this Agreement and the transactions contemplated hereby, but not to exceed $40,000, and (ii) in the event this Agreement is not approved by the shareholders of Spangler by the requisite vote, CNB and County shall be entitled to such reimbursement from Spangler, but not to exceed $75,000.


                                 ARTICLE SEVEN
                                  Definitions

     Except as otherwise expressly provided herein, the capitalized terms set forth below (in their singular and plural forms, as applicable) shall have the following meanings:

      (S) 7.1 Spangler Tax Returns shall mean all federal, state, local, and foreign tax returns, reports, and declarations of estimated tax with respect to income, sales, and all other applicable taxes, and all other tax returns and reports (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security, and wage withholding taxes of every kind, character, or description imposed by any governmental or quasi-governmental authority), the filing of which by Spangler is required by applicable law (without regard to extensions of time permitted by law, regulation, or otherwise) at or before the Effective Time.

      (S) 7.2    Spangler Common Stock shall mean the $20.00 par value common stock of Spangler.

      (S) 7.3 Spangler Financial Statements shall mean its audited balance sheets as of December 31, 1998, 1997 and 1996 and the related statements of income, changes in shareholders' equity, and cash flows for the years then ended, including any schedules.

      (S) 7.4 Spangler Interim Financial Statements shall mean Spangler's unaudited balance sheets, statements of income, statements of changes in shareholders' equity, and statements of cash flows (including related notes and schedules, if any) for the quarters ending after December 31, 1998.

      (S) 7.5 Spangler Shareholders' Meeting shall mean the meeting of shareholders of Spangler in accordance with the applicable provisions of Pennsylvania law for the purpose of considering and voting on this agreement and the transactions contemplated hereby.

      (S) 7.6    Spangler Taxes shall mean income, profits, gross receipts, franchise, value added, payroll, sales, employment, use, property, withholding, excise, and occupancy taxes, and any penalties, interest, or additions to tax imposed thereon or in connection therewith, due or claimed to be due by any taxing authority in connection with any of the Spangler Tax Returns.


      (S) 7.7 Spangler's CPA shall mean the firm of independent, certified public accountants for Spangler.

      (S) 7.8 CNB Tax Returns shall mean all federal, state, local, and foreign tax returns, reports, and declarations of estimated tax with respect to income, sales, and all other applicable taxes, and all other tax returns and reports (including, without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security, and wage withholding taxes of every kind, character, or description imposed by any governmental or quasi-governmental authority), the filing of which by CNB is required by applicable law (without regard to extensions of time permitted by law, regulation, or otherwise) at or before the Effective Time.

      (S) 7.9 CNB Common Stock shall mean the $1.00 par value common stock of CNB.

      (S) 7.10 CNB Financial Statements shall mean (i) the audited financial statements included in CNB's Annual Reports on Form 10-K (including exhibits) filed with the SEC for the fiscal years ended December 31, 1998, 1997 and 1996, as the same may have been amended, and the unaudited financial statements included in its Quarterly Reports on Form 10-Q (including exhibits) filed with the SEC for the quarters ending after December 31, 1998 but before the Closing Date.

      (S) 7.11 CNB Taxes shall mean income, profits, gross receipts, franchise, value added, payroll, sales, employment, use, property, withholding, excise, and occupancy taxes, and any penalties, interest, or additions to tax imposed thereon or in connection therewith, due or claimed to be due by any taxing authority in connection with any of the CNB Tax Returns.

      (S) 7.12 Act shall mean the federal Bank Holding Company Act of 1956, as amended.

      (S) 7.13 Affiliate shall mean all persons under common control with Spangler within the meaning of Sections 4001(a)(14) or (b)(1) of ERISA or any regulations promulgated thereunder, or Sections 414(b) or (c) of the Code.

      (S) 7.14 Agreement shall mean this Agreement and Plan of Merger.

      (S) 7.15 Books of Account shall mean all accounting records maintained by Spangler, CNB or County, as the case may be.

      (S) 7.16 Closing shall mean the closing of the transactions contemplated by this Agreement and shall take place not later than 90 days following the satisfaction (or waiver, if permitted hereunder) of the closing conditions specified in Article Five hereof.

      (S) 7.17 Closing Date shall mean the date on which the Closing is completed.

      (S) 7.18 Code shall mean the Internal Revenue Code of 1986, as amended.

      (S) 7.19 Confidential Information shall mean any and all commercial, financial, technical, or other information regarding CNB or Spangler or their respective businesses, properties, and personnel, or those of their respective subsidiaries, joint ventures, officers, directors, control persons, or affiliates, which is derived or results from one party's access to the properties, books, contracts, commitments, and records of the other pursuant to the provisions of this Agreement, whether obtained before or after the execution of this Agreement, except for information (i) otherwise known to the acquiring party, (ii) already in the public domain, (iii) released without restriction by the proprietor of the information to another person, or (iv) received by the acquiring party on a non-confidential basis from another person lawfully possessing and lawfully entitled to disclose such information.

      (S) 7.20 Department of the Treasury shall mean the United States Department of the Treasury.

      (S) 7.21 ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended.

      (S) 7.22 Effective Time shall mean 5:00 p.m. on the Closing Date or such other date and time at which the Merger shall become effective in accordance with the laws of the United States.

      (S) 7.23 Eligible Spangler Shareholder shall mean each holder of record (other than a dissenting shareholder who perfects statutory dissenters' rights) of Spangler Common Stock.

      (S) 7.24 Environmental Law means any federal, state, local or foreign law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any Regulatory Authority relating to (i) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal like or any other natural resource), and/or (ii) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, whether by type or by quantity, including any material containing any such substance as a component.

      (S) 7.25 Exchange Act shall mean the Securities Exchange Act of 1934, as amended.

      (S) 7.26 Exchange Agent shall mean the bank or trust company, designated by CNB and reasonably acceptable to Spangler, with which CNB shall deposit, for the benefit of Eligible Spangler Shareholders, certificates representing shares of CNB Common Stock for exchange in accordance with the provisions of Section
1.3 of this Agreement.

      (S) 7.27 FDIA shall mean the Federal Deposit Insurance Act of 1950, as amended.

      (S) 7.28 FDIC shall mean the Federal Deposit Insurance Corporation.

      (S) 7.29 Federal Reserve Board or FRB shall mean the Board of Governors of the Federal Reserve System and the Federal Reserve Bank in Philadelphia, Pennsylvania.

      (S) 7.30 GAAP shall mean generally accepted accounting principles consistently applied.

      (S) 7.31 IRS shall mean the United States Internal Revenue Service.

      (S) 7.32 Mailing Date shall mean the date subsequent to the effective date of the S-4 Registration Statement (and any post-effective amendment thereto) when the Proxy Statement -Prospectus to be distributed to Spangler's Shareholders shall first be mailed to such shareholders.

      (S) 7.33 Material Adverse Effect shall mean, with respect to CNB or Spangler, any adverse effect on the assets, business, operations, financial condition or results of operation which is material to CNB or Spangler, whichever the case maybe, on a consolidated basis.

      (S) 7.34 Merger shall mean the merger of Spangler with and into County pursuant to the applicable laws of the United States and in accordance with the provisions of this Agreement.

      (S) 7.35 OCC shall mean the Office of the Comptroller of the Currency, a bureau of the United States Department of the Treasury and the regulator of national banks, or any successor agency.

      (S) 7.36 Other Plan shall mean any rabbi trust, employment contract, deferred compensation, bonus, stock option, stock award, stock purchase, or other employee benefit plan, agreement, commitment, or arrangement except a Pension Plan or a Welfare Plan.

      (S) 7.37 Pension Plan shall mean any "employee benefit pension plan" as such term is defined in Section 3(2) of ERISA and regulations thereunder.

      (S) 7.38 Pennsylvania Department means the Pennsylvania Department of Banking.

      (S) 7.39 Previously Disclosed shall mean information (i) delivered prior to the date of this Agreement in the manner prescribed for the giving of notices pursuant to Section 7.8 of this Agreement and describing in reasonable detail the matters contained therein, or (ii) disclosed prior to the date of this Agreement in any report or registration statement filed (or required to be filed) by any party to this Agreement and delivered by that party to the other party hereto.

      (S) 7.40 S-4 Registration Statement shall mean the Registration Statement on Form S-4 (or other appropriate form) filed by CNB with the SEC under the Securities Act for the purpose of registering a number of shares of CNB Common Stock to be exchanged for shares of Spangler Common Stock in the Merger.

      (S) 7.41 SEC shall mean the United States Securities and Exchange Commission.

      (S) 7.42 Securities Act shall mean the Securities Act of 1933, as amended.

      (S) 7.43 Stock Event shall mean any subdivision of the outstanding shares of CNB Common Stock into a greater number of shares by means of a stock split, stock dividend, or reclassification.

      (S) 7.44 Takeover Proposal shall mean any proposal, other than as contemplated by this Agreement, for a merger or other business combination involving Spangler or for the acquisition of a substantial equity interest in Spangler or for the acquisition of a substantial portion of the assets of Spangler.

      (S) 7.45   Welfare Plan shall mean any "employee welfare benefit plan" as such term is defined in Section 3(1) of ERISA and the regulations thereunder.

                                 ARTICLE EIGHT
                                 Miscellaneous

      (S) 8.1 Expenses. Except as provided in Section 6.2(b) hereof, each party shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereby, including the fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel.

      (S) 8.2 Entire Agreement; Amendment. This Agreement, including any Exhibits and Schedules hereto and other writings specifically referred to, constitutes the entire agreement among the parties hereto with respect to the transactions contemplated hereby and supersedes all prior oral or written agreements, commitments, or understandings with respect to the matters provided for herein. No amendment, modification, or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification, or discharge is sought; provided, however, that, subject to Section 6.1 hereof, after approval by Spangler's shareholders, there can be no amendment which will affect the rights of such shareholders in a manner which, in the judgment of any of the parties hereto, is materially adverse to Spangler's Shareholders.

      (S) 8.3 Waiver. No delay or failure on the part of any party hereto to exercise any right, power, or privilege under this Agreement or under any other instrument given in connection with or pursuant to this Agreement shall impair any such right, power, or privilege or be construed as a waiver of any default or as acquiescence therein. No single or partial exercise of any such right, power, or privilege shall preclude the further exercise of any such right, power, or privilege or the exercise of any other right, power, or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified herein.

      (S) 8.4 Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating hereto, shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania to the extent federal law does not control.

      (S) 8.5 Governmental Agencies. All references herein to various applicable governmental regulatory agencies shall be deemed to include, to the extent required by law, any other such regulatory agency that, by virtue of legislative change or any action permitted to a party hereunder, properly assumes jurisdiction of any of the transactions contemplated by this Agreement.

      (S) 8.6 Specific Performance. The parties recognize and hereby acknowledge that it is impossible adequately to measure in money the damages that would result to a party by reason of the failure of any of the parties to perform any of the obligations imposed upon it by this Agreement. Accordingly, if, after approval by the shareholders of Spangler, any party should institute an action or proceeding seeking specific performance of the provisions hereof, each party against which such action or proceeding is brought hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists.

      (S) 8.7 Notices. All notices, demands, requests, or other communications that may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered or mailed by registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telex, or facsimile transmission, address as follows:

          (i)  If to CNB or County to:

                    CNB Financial Corporation
                    P.O. Box 42
                    Corner of Market & Second Street
                    Clearfield, PA  16830
                    Attention:  James P. Moore
                                President

     with copy (which shall not constitute notice) to:

                    Michael M. Lyons, Esq.
                    Klett Lieber Rooney & Schorling
                    One Oxford Centre, 40th Floor
                    Pittsburgh, PA  15219

          (ii) If to Spangler to:

                    The First National Bank of Spangler
                    1808 Bigler Avenue
                    P.O. Box 579
                    Spangler, PA 15775
                    Attention:  Dale E. Hill
                                President

     with copy (which shall not constitute notice) to:

                    Michael L. Hund, Esq.
                    Reed Smith Shaw & McClay
                    213 Market Street
                    P.O. Box 11844
                    Harrisburg, PA 17108

Each party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be given, served, or sent.
Each notice, demand, request, or communication sent by mail shall be deemed to have been given two (2) business days after the date of such mailing, except that a notice of change of address shall not be deemed to have been given until received by the addressee and notices sent by telegram, telex, facsimile transmission, or hand delivery shall be deemed to have been given as of the date received.

      (S) 8.8 No Third Party Beneficiaries. It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings, and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors or legal representatives as permitted hereunder.

      (S) 8.9 No Assignment. This Agreement may not be assigned by any of the parties hereto, by operation of law, or otherwise, except as contemplated hereby and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and legal representatives.

      (S) 8.10 Headings. Article and section headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction, or scope of any of the provisions hereof.

      (S) 8.11 Termination of Representations and Warranties. Except as otherwise provided in this Agreement, the representations and warranties of the parties set forth in this Agreement or in certificates, schedules, or other documents delivered pursuant hereto shall expire at, and be terminated and extinguished at, the Closing; provided, however, that in the case of consummation of the Merger, no representation or warranty of Spangler provided for herein shall be deemed to be terminated or extinguished so as to deprive CNB or County of any defense in law or equity that it otherwise would have to any claim against it by any person, including, without limitation, any shareholder or former shareholder of Spangler.

      (S) 8.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument, but all of which counterparts shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on their behalf and in their name, on the day and year first above written.


[CORPORATE SEAL]              CNB FINANCIAL CORPORATION


                                BY: /s/ James P. Moore
                                    -------------------------------------
                                         James P. Moore

ATTEST:                           TITLE: President


/s/ William A. Franson
------------------------------
Secretary

[CORPORATE SEAL]              COUNTY NATIONAL BANK


                                BY: /s/ William F. Falger
                                    ---------------------------------------
                                         William F. Falger

ATTEST:                           TITLE: President


/s/ William A. Franson
-------------------------------
Secretary

[CORPORATE SEAL]              THE FIRST NATIONAL BANK OF SPANGLER


                                BY: /s/ Dale E. Hill
                                    -------------------------------------------
                                         Dale E. Hill

ATTEST:                           TITLE: President


/s/ Allan J. Kirsch
--------------------------------------
Secretary

                                   APPENDIX B

                           DANIELSON ASSOCIATES INC.
                            6110 Executive Boulevard
                                   Suite 504
                         Rockville, Maryland 20852-3903

                                 April 20, 1999

Board of Directors
First National Bank of Spangler
1808 Bigler Avenue
Spangler, Pennsylvania 15775

Dear Members of the Board:

     Set forth is Danielson Associates Inc.'s ("Danielson Associates") opinion as to the "fairness" of the offer by CNB Financial Corporation ("CNB") of Clearfield, Pennsylvania to acquire all of the outstanding common stock of First National Bank of Spangler ("First Spangler" or the "Bank") of Spangler, Pennsylvania through an exchange of stock with a value at the time of the offer of about $8.2 million. The "fair" sale value is defined as the price at which all of the shares of First Spangler's common stock would change hands between a willing seller and a willing buyer, each having reasonable knowledge of the relevant facts. In opining to the "fairness" of the offer, the "fair" value of the CNB common stock to be exchanged for First Spangler common stock had to be determined.

     In preparing the opinion, the markets served by First Spangler have been analyzed; its business and future prospects have been reviewed; its financial performance has been compared with banks in the region; and the acquisition prices of comparable banks have been analyzed. In addition, any unique characteristics have been considered.

     This opinion is based on data supplied by First Spangler, and relies on some public information, all of which is believed to be reliable, but the accuracy or the completeness of such information cannot be guaranteed. The opinion assumes that there are no significant loan problems beyond what was stated in recent reports ro regulatory agencies.

     In determining the "fair" value of First Spangler, the emphasis has been on prices paid for banks and bank holding companies with similar financial, structural and market characteristics. These sale prices were then related to earnings, and equity capital, also referred to as "book."

     In determining the "fairness" of the offer, we compared the common stock to be exchanged by CNB for First Spangler common stock with the common stock of other, similar bank holding companies. In so doing, we also compared CNB's financial performance with these comparable financial institutions.

     Based on the forgoing, we are of the opinion on the date hereof that the offer made by CNB to acquire all of the common stock of First Spangler pursuant to the merger agreement is "fair" from a financial point of view to First Spangler and its shareholders.

                                         Respectfully submitted,

                                         /s/ Arnold G. Danielson
                                         -----------------------
                                         Arnold G. Danielson
                                         Chairman
                                         Danielson Associates Inc.

                                   APPENDIX C


(b)  Dissenting shareholders

     If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a shareholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.


(c)  Valuation of Shares

     The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) Application to shareholders of merging associations: appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law

     If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected has herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would be been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

                                    PART II.

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 20.  Indemnification of Directors and Officers.

          Article VIII, Section 2 of the registrant's bylaws provides that the registrant shall, to the fullest extent permitted by Pennsylvania law, indemnify its directors and officers in connection with their service to the registrant or to another entity at the request of the registrant. Under current Pennsylvania law, that provision would require indemnification against both judgments and amounts paid in settlement of derivative suits, except where the director's or officer's conduct is determined by a court to constitute willful misconduct or recklessness.

          In addition, the directors and officers of registrant are currently covered as insureds under directors and officers liability insurance maintained by registrant, in an aggregate maximum of $6 million.

Item 21.  Exhibits and Financial Statement Schedules.

          The following exhibits are filed as part of this registration statement:

          2A Agreement and Plan of Merger between registrant and County National Bank and The First National Bank of Spangler dated as of April 27, 1999, included in the registration statement as Appendix A to the Prospectus/Proxy Statement and incorporated herein by reference. The schedules and exhibits thereto include such information as summaries of insurance policies, certain agreements, lists of employees and benefit plans of Spangler, and charter and bylaws of the parties. Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the Commission upon request.

          3A Articles of Incorporation of registrant, as amended to date, filed as Exhibit 3(i) to Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

          3B Bylaws of registrant, as amended to date, filed as Exhibit 3(ii) to Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

          5A Opinion and consent of Klett Lieber Rooney & Schorling, a Professional Corporation (to be filed by amendment).

          8A Opinion and consent of Reed Smith Shaw & McClay LLP (to be filed by amendment).

          10A Non-Qualified Deferred Compensation Plan for Outside Directors of the registrant, filed as Exhibit 10(iii)A to Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.*

          21A Subsidiaries of the Registrant, filed as Exhibit 21 to Form 10-K for the year ended December 31, 1998 and incorporated herein by reference.

          23A  Consent of Independent Auditors of registrant, filed herewith.

          23B Consent of Independent Auditors of The First National Bank of Spangler, filed herewith.

          23C Consent of Klett Lieber Rooney & Schorling, a Professional Corporation (to be included in Exhibit 5A).

          23D  Consent of Reed Smith Shaw & McClay LLP (to be included in
               Exhibit 8A).

          23E  Consent of Danielson Associates Inc., filed herewith.

          24A  Power of Attorney (included on page II-4).

          _________________________
          *Compensatory plan


Item 22.  Undertakings.

     The undersigned registrant hereby undertakes as follows: that prior to any public offering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     The registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The registrant undertakes to remove from registration by means of a post-effective amendment any of the registered securities which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the bylaws or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

          The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Borough of Clearfield, Commonwealth of Pennsylvania, on June 23, 1999.


                                    CNB FINANCIAL CORPORATION
                                         (Registrant)

                                    By:   /s/ James P. Moore
                                          --------------------------------
                                         James P. Moore, President

                              ___________________

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints James P. Moore, William F. Falger and Joseph B. Bower, Jr., and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-4 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission under the Securities Act of 1933.

                              ____________________

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                            Title                     Date
---------                            -----                     ----

/s/ William K. Owens                 Chairman of the Board     June 23, 1999
-----------------------------------
William K. Owens


/s/ James P. Moore                   Director, President and   June 23, 1999
-----------------------------------  Chief Executive Officer
James P. Moore


/s/ William F. Falger                Director, Executive Vice  June 23, 1999
-----------------------------------  President, Principal
William F. Falger                    Financial Officer and
                                     Principal Accounting
                                     Officer


/s/ Robert E. Brown                  Director                  June 23, 1999
-----------------------------------
Robert E. Brown


/s/ Richard D. Gathagan              Director                  June 23, 1999
-----------------------------------
Richard D. Gathagan


/s/ James J. Leitzinger              Director                  June 23, 1999
-----------------------------------
James J. Leitzinger


/s/ Edward B. Reighard               Director                  June 23, 1999
-----------------------------------
Edward B. Reighard


/s/ Peter F. Smith                   Director                  June 23, 1999
-----------------------------------
Peter F. Smith


/s/ Joseph L. Waroquier, Sr.         Director                  June 23, 1999
-----------------------------------
Joseph L. Waroquier, Sr.

                                 EXHIBIT INDEX


     No.                                 Document
     ---                                 --------

     2A Agreement and Plan of Merger between registrant and County National Bank and The First National Bank of Spangler dated as of April
          27, 1999, included in the registration statement as Appendix A to the Prospectus/Proxy Statement.*

     3A   Articles of Incorporation of registrant, as amended to date.*

     3B   Bylaws of registrant, as amended to date.*

     5A Opinion and consent of Klett Lieber Rooney & Schorling, a Professional Corporation (to be filed by amendment).

     8A Opinion and consent of Reed Smith Shaw & McClay LLP (to be filed by amendment).

     10A Non-Qualified Deferred Compensation Plan for Outside Directors of the registrant.*

     21A  Subsidiaries of the Registrant.*

     23A  Consent of Independent Auditors of registrant.

     23B  Consent of Independent Auditors of The First National Bank of
          Spangler.

     23C Consent of Klett Lieber Rooney & Schorling, a Professional Corporation (to be included in Exhibit 5A).

     23D  Consent of Reed Smith Shaw & McClay LLP (to be included in Exhibit
          8A).

     23E  Consent of Danielson Associates Inc.

     24A  Power of Attorney (included on page II-4).

     --------------------------
     *Incorporated by reference

                                       1